                                                  FILED PURSUANT TO RULE 424(b)5
                                                      REGISTRATION NO. 333-71585

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus supplement is not complete and + +may be changed. We may not sell these securities, nor may we accept offers to +
+buy them, without first delivering a final prospectus supplement and          +
+accompanying prospectus. This preliminary prospectus supplement and           +
+accompanying prospectus is not an offer to sell, and we are not soliciting + +any offers to buy, these securities in any jurisdiction where the offer or +
+sale is not permitted.                                                        +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated April 21, 1999

Prospectus Supplement
(To Prospectus dated April 21, 1999)

Cabot Industrial Properties, L.P.

$

  % Redeemable Notes due 200

Issue price:

Interest payable       and

The notes will mature on      , 200 . Interest will accrue on the notes from
     , 1999.

The notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

See "Risk Factors" beginning on page 1 of the accompanying prospectus for a discussion of material risks that should be considered in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

-----------------------------------------------
          Price to    Discounts and Proceeds to
          Public      Commissions   Cabot L.P.
-----------------------------------------------
Per Note        %           %             %
-----------------------------------------------
Total     $           $             $
-----------------------------------------------

The notes have been approved for listing on the New York Stock Exchange under the symbol "CTR 0 " subject to official notice of issuance. Currently, there is no public market for the notes.

J.P. Morgan & Co.
     Goldman, Sachs & Co.
          Merrill Lynch & Co.
               PNC Capital Markets, Inc.
                    Prudential Securities
                         Salomon Smith Barney

April  , 1999

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to give you any different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes described in this prospectus supplement or an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction in which an offer or solicitation would be unlawful.

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
                         Prospectus Supplement
Summary.................................................................  S-3
Information about Cabot L.P. ...........................................  S-7
Use of Proceeds......................................................... S-12
Ratio of Earnings to Fixed Charges...................................... S-12
Capitalization.......................................................... S-12
Selected Financial and Other Data....................................... S-13
Property Information.................................................... S-15
Management.............................................................. S-25
Description of the Notes................................................ S-29
Underwriting............................................................ S-38
Legal Matters........................................................... S-39


                               Prospectus
Risk Factors............................................................    1
About This Prospectus...................................................    8
Where You Can Find More Information.....................................    9
Forward-Looking Statements..............................................   10
Cabot Trust and Cabot L.P...............................................   10
Use of Proceeds.........................................................   11
Ratios of Earnings to Fixed Charges.....................................   11
Description of Debt Securities..........................................   11
Description of Guarantees of Debt Securities............................   23
Description of Common Shares............................................   24
Description of Preferred Shares.........................................   28
Description of Depositary Shares........................................   34
Description of Warrants.................................................   37
Description of Securityholder Purchase Rights...........................   38
Selected Provisions of Maryland Law and of Cabot Trust's Declaration of
 Trust and Bylaws.......................................................   38
Cabot L.P. Partnership Agreement........................................   42
Federal Income Tax Consequences.........................................   44
Plan of Distribution....................................................   54
Legal Matters...........................................................   55
Experts.................................................................   55
Information Concerning Cabot L.P. ......................................   56
Index to Financial Statements ..........................................  F-1

                                    SUMMARY

Except as otherwise indicated, all references in this prospectus supplement to "Cabot L.P.," "we," "us," "our" and similar references mean Cabot Industrial Properties, L.P. and its subsidiaries. All references to "Cabot Trust" mean Cabot Industrial Trust and its subsidiaries, including Cabot L.P.

                       Cabot Industrial Properties, L.P.

Cabot L.P. began operations upon the completion of the initial public offering of Cabot Trust, our sole general partner, in February 1998. We hold or control substantially all of the assets of Cabot Trust, including its portfolio of industrial properties, and conduct substantially all of its operations. Cabot Trust owned a 92.9% partnership interest in us as of March 31, 1999.

Cabot Trust is an internally managed real estate company which, acting through us, acquires, leases, manages and holds for investment a diversified portfolio of bulk distribution, multitenant distribution and workspace properties. Using local builders, we also selectively develop new industrial properties in markets where we believe that property development will produce higher returns than acquiring existing properties. As of December 31, 1998, we owned 206 properties that had approximately 28 million rentable square feet, approximately 97% of which was leased to 414 tenants at that date.

Our portfolio of industrial properties and our tenant base are diverse, both geographically and across industries. We own properties in 21 states and no single tenant accounted for more than 4.0% of our annualized base rent as of December 31, 1998. We believe that we have expanded successfully and have achieved superior tenant relations due to our properties' favorable locations and our management expertise.

We have a significant market presence across the United States, owning properties in a total of 21 markets, with more than one million rentable square feet in ten of those markets.

Members of our senior management team have worked together since 1987 and have an average of approximately 19 years of experience in the real estate industry.

Our primary external growth strategy is to acquire modern, high-quality industrial properties in attractive submarkets within the markets that we currently serve. Our primary internal growth strategy is to increase the cash flow generated by our properties by renewing or replacing expiring leases with new leases at higher rental rates and through rent increase provisions in our leases.

We use our $325.0 million unsecured revolving credit acquisition facility to acquire and develop properties and for working capital needs. As of March 31, 1999, we had $211.0 million of borrowings outstanding under our acquisition facility and $149.8 million of mortgage indebtedness.

Descriptions of our business and growth strategies and our development program, as well as our financing activities, can be found on pages S-8 to S-11 of this prospectus supplement.

                                  Organization

The following diagram depicts our organizational structure as of March 31, 1999 in summary form, giving effect to the issuance of the notes offered by this prospectus supplement.


                             [DIAGRAM APPEARS HERE]

                                   Properties

The following table provides information regarding the properties we owned as of December 31, 1998, organized by property type.

                                     Rentable Square
                                           Feet         Annualized Net Rent(1)
                                     ----------------  --------------------------
                                                                            Per
                                                                           Leased
                          Number of             % of                % of   Square
Property Type by Region   Properties   Amount   Total     Amount    Total   Foot
-----------------------   ---------- ---------- -----  ------------ -----  ------
Bulk Distribution
 Properties:
West....................       18     3,721,208  13.3% $ 11,564,643  10.9% $3.37
Southwest...............        4     1,326,200   4.8     4,156,595   3.9   3.13
Midwest.................       18     4,256,937  15.2    12,420,395  11.7   3.00
Southeast...............        5     1,355,266   4.8     4,515,121   4.2   3.33
Northeast...............       10     2,478,262   8.8     9,538,615   8.9   3.85
                            -----    ---------- -----  ------------ -----  -----
 Subtotal/weighted
  average...............       55    13,137,873  46.9% $ 42,195,369  39.6% $3.32
                            =====    ========== =====  ============ =====  =====
Multitenant Distribution
 Properties:
West....................       18     2,598,763   9.2% $  9,329,757   8.8% $3.59
Southwest...............        5       592,074   2.1     2,048,818   1.9   3.46
Midwest.................       15     2,318,686   8.3     8,648,936   8.1   3.91
Southeast...............       11     1,899,234   6.8     5,790,116   5.5   3.24
Northeast...............       12     2,159,884   7.7     8,448,634   7.9   3.91
                            -----    ---------- -----  ------------ -----  -----
  Subtotal/weighted
   average..............       61     9,568,641  34.1% $ 34,266,261  32.2% $3.66
                            =====    ========== =====  ============ =====  =====
Workspace Properties:
West....................       41     1,869,634   6.7% $ 10,345,351   9.7% $5.63
Southwest...............        2       255,736   0.9     2,048,714   1.9   8.01
Midwest.................       13       912,158   3.2     5,696,440   5.3   6.63
Southeast...............       15     1,066,363   3.8     4,679,049   4.4   4.47
Northeast...............       19     1,222,586   4.4     7,302,493   6.9   6.02
                            -----    ---------- -----  ------------ -----  -----
  Subtotal/weighted
   average..............       90     5,326,477  19.0% $ 30,072,047  28.2% $5.77
                            -----    ---------- -----  ------------ -----  -----
Total/weighted average..      206    28,032,991 100.0% $106,533,677 100.0% $3.90
                            =====    ========== =====  ============ =====  =====
Properties by Region:
West....................       77     8,189,605  29.2% $ 31,239,751  29.4% $3.97
Southwest...............       11     2,174,010   7.8     8,254,127   7.7   3.80
Midwest.................       46     7,487,781  26.7    26,765,771  25.1   3.71
Southeast...............       31     4,320,863  15.4    14,984,286  14.1   3.58
Northeast...............       41     5,860,732  20.9    25,289,742  23.7   4.32
                            -----    ---------- -----  ------------ -----  -----
Total/weighted average..      206    28,032,991 100.0% $106,533,677 100.0% $3.90
                            =====    ========== =====  ============ =====  =====

(1) "Annualized net rent" means annualized monthly net rent from leases in effect as of December 31, 1998. "Net rent" means contractual rent, excluding any reimbursements for real estate taxes or operating expenses.

                                  The Offering

 Securities Offered...............  $    aggregate principal amount of   % Redeemable Notes
                                    due 200 .

 Maturity.........................       , 200 .

 Interest Payment Dates...........         and       , commencing       , 1999.

 Ranking..........................  The notes:
                                    . will be our direct, unsecured and unsubordinated
                                       obligations, and will not be obligations of or
                                       guaranteed by Cabot Trust or any of our
                                       subsidiaries; and
                                    . will rank equally with our other unsecured and
                                       unsubordinated indebtedness.

 Use of Proceeds..................  We estimate that the net proceeds from this offering
                                    will be approximately $    million. We intend to use
                                    these proceeds to repay our outstanding indebtedness
                                    under our acquisition facility.

 Optional Redemption .............  We may redeem some or all of the notes at any time at a redemption price equal to the greater of (a) the
                                    principal amount of the notes to be redeemed plus
                                    interest accrued to the redemption date and (b) the sum
                                    of the present values of the remaining scheduled
                                    payments of interest and principal on the notes to be
                                    redeemed plus interest accrued to the redemption date.
                                    See "Description of the Notes--Optional Redemption."

 Covenants........................  The indenture relating to the notes will contain covenants that will limit our ability to:

                                    . borrow money;

                                    . use our assets as security in other transactions; and

                                    . merge or consolidate with any other person or sell or
                                      otherwise dispose of all or substantially all of our
                                      assets.

                          INFORMATION ABOUT CABOT L.P.

General

We own and operate bulk distribution, multitenant distribution and workspace properties. As of December 31, 1998, our portfolio consisted of 206 properties, which aggregated approximately 28 million rentable square feet and included:

  . 55 bulk distribution properties aggregating 13,137,873 rentable square feet;

  . 61 multitenant distribution properties aggregating 9,568,641 rentable square feet; and

  . 90 workspace properties aggregating 5,326,477 rentable square feet.

During the period from January 1, 1999 through March 31, 1999, we acquired 34 additional industrial properties containing approximately 1,673,000 rentable square feet. As of March 31, 1999, we had contracted to purchase five additional industrial properties containing approximately 257,000 rentable square feet.

As of December 31, 1998, our properties were approximately 97% leased to 414 tenants. We believe that we have achieved high occupancy and tenant retention rates due to our properties' favorable locations and our management expertise.

Our portfolio is geographically diverse, with properties in 21 states and no single market accounting for more than 12.4% of our total rentable square feet as of December 31, 1998. Our tenant base is also diversified across industries, with no single tenant accounting for more than 4.0% of our annualized base rent as of that same date.

Our goal is to be the preeminent national real estate company focused on serving a variety of industrial space users. We have a significant market presence across the United States, owning properties in a total of 21 markets, 18 of which we have identified as principal targeted markets. We own properties with more than one million rentable square feet in ten of those markets.

In addition to acquiring existing industrial properties, we selectively develop new industrial properties in submarkets of our existing markets where we believe that property development will produce higher returns than acquiring existing properties. To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties.

The seven individuals who comprise our senior management have an average of approximately 19 years of experience in the real estate industry. Members of senior management have worked together since 1987, as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Realty Advisors was an affiliate of Cabot, Cabot & Forbes Company, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

We are a Delaware limited partnership formed in October 1997. Our principal executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108, and our telephone number is (617) 723-0900.

Business Strategies

Our fundamental business objective is to maximize the total return to our investors through growth in our cash available for distribution and in the value of our portfolio of industrial properties and operations. We believe that we are well positioned to take advantage of the opportunities presented by today's changing industrial real estate markets through the business strategies and operations described below.

Leveraging Our Substantial National Market Presence

We believe that maintaining and expanding our market presence in our 18 principal targeted markets across the country will be an important factor in achieving future growth and our targeted returns on investment.

Our substantial presence in our principal markets provides significant strategic advantages. Foremost among these advantages is that we are well positioned to market our industrial space to national companies, including third-party logistics companies, who have space requirements in multiple markets. We have a national tenant marketing program that, in addition to the quality and attractive locations of our properties, emphasizes the advantages of dealing with a single source for a company's industrial space needs. These advantages include greater efficiency of lease negotiations and day-to-day property management, as well as better understanding of the tenants' current needs and prospective space requirements. We serve 25 tenants that use more than one of our properties. These tenants accounted for approximately 21% of our annualized base rents as of December 31, 1998. Four of those tenants lease properties in multiple markets.

We believe that having a substantial inventory of properties and significant leasing activities within each local market increases our visibility to prospective tenants and enables us to establish strong relationships with leasing brokers and other local market participants. These brokers and market participants serve as sources of information and potential tenant referrals. In addition, larger inventories of properties increase our opportunities to relocate tenants to one or more of our other properties as their needs change. A larger scale of operations in a local market also increases our economic efficiency by enabling us to support the costs of the management personnel needed to build long-term tenant relationships in that market and achieve economies of scale.

Serving a Variety of Tenants by Offering a Broad Spectrum of Industrial Property Types

We also believe that our strategy of offering a broad spectrum of industrial property types provides complementary benefits in meeting our growth objectives. Offering a broad spectrum of property types enables us to provide better service, on a more cost-efficient basis, to national customers who may need various types of workspace properties, in addition to distribution space, for their local operations. At the same time, offering a variety of property types suitable for smaller companies enables us to capture a larger share of the growth in our chosen industrial property markets. This strategy of offering diverse property types also enables us to pursue opportunities as they arise across our tenant mix by responding to shifts in demand at different stages of the economic cycle.

Growth Strategies

We intend to achieve our growth objectives through a combination of industrial property acquisitions, internal growth and industrial property development.

Acquisitions

Our principal growth strategy is to acquire additional modern, high-quality properties in attractive submarkets within the industrial markets that we currently serve. The focus of our acquisition activity is primarily on acquiring individual properties and small collections of properties rather than on large portfolios of properties. We believe this acquisition strategy enables us to be highly selective as to building quality and projected long-term yields of the properties we acquire.

Following the completion of Cabot Trust's initial public offering we acquired 84 properties during the remainder of 1998 in 41 separate transactions for an aggregate purchase price of $426.2 million. These properties contain 9.6 million rentable square feet, of which 43.3% is bulk distribution, 29.6% is multitenant distribution and 27.1% is workspace property. Through March 31, 1999, we have acquired 34 additional industrial properties containing 1,673,000 rentable square feet and have contracted to acquire five additional industrial properties containing approximately 257,000 rentable square feet.

  Emphasis on Market Research. We follow a disciplined, value-oriented strategy in our property acquisitions. We seek to acquire modern, cost-efficient buildings located in key national and regional distribution centers. Our property acquisitions are based on extensive research in each targeted market regarding:

    .capitalization rates;

    .economic and demographic trends;

    .property replacement and operating costs;

    .rent levels, historical occupancy rates and trends;

    .construction quality and property conditions;

    .the physical characteristics of other buildings within the market;

    .access to transportation, proximity to housing and local crime rates;

    .location in modern industrial parks;

    .the supply of and demand for industrial space in targeted submarkets;
     and

    .existing and potential tenant space requirements.

Our research includes extensive in-market activity by our employees, including physical site inspections and continuing contacts with leasing brokers and other active participants in the local markets. We have compiled the results of our extensive research and that of Cabot Partners Limited Partnership over the years into a proprietary database, which we update periodically and which covers markets and submarkets in which we have significant investments or that we have targeted. This database contains computerized profiles, keyed to aerial maps that we have prepared of our properties and each of the buildings deemed most competitive to our properties or attractive for acquisition. These profiles include information regarding the building's age, current tenant and lease information and the building's physical characteristics, including overall dimensions, clear heights and truck court dimensions.

  Diversification of Industrial Property Types. Approximately 72% of our properties, based on annualized net rents at December 31, 1998, are bulk distribution and multitenant distribution facilities. We have historically focused on these types of properties because of the opportunities for superior returns they have provided. While we expect that both types of properties will continue to be an important focus of our future acquisition program, we believe that workspace properties are also attractive in selected markets where they are in limited supply and strong demand exists. We have increased our acquisitions of workspace properties, which represented approximately 28% of our properties, based on annualized net rents at December 31, 1998.

  Relationships with Institutional Real Estate Investors. The operations of our sponsor and organizer, Cabot Partners, were focused on serving public and private pension funds and other institutional real estate investors in connection with investments in and management of industrial real estate. This has provided our management with an extensive knowledge of and, we believe, a favorable reputation with these investors. We expect to benefit from our relationships with them through further acquisitions as they increasingly seek to securitize their direct real estate investments.

  Capital and UPREIT Structure. As of March 31, 1999, we had $149.8 million of fixed-rate debt secured by specified properties and $211.0 million of unsecured borrowings. Cabot Trust had no separate indebtedness at that date and had a consolidated debt-to-total market capitalization ratio of 31%. Also as of March 31, 1999, we had unencumbered properties totaling approximately 24 million rentable square feet and representing approximately 81% of our total portfolio on a square footage basis.

We and Cabot Trust currently intend to maintain a ratio of debt-to-total market capitalization of 40% or less. Although there is no limit in Cabot Trust's or our organizational documents on the amount of indebtedness that we may incur, the indenture under which the notes described in this prospectus supplement are to be issued contains financial and operating covenants that limit our ability to incur additional secured and unsecured indebtedness.

We intend to exploit our relatively unleveraged capital structure and substantial equity base in our acquisition and future development activities. Cabot Trust's UPREIT structure, which enables it to acquire industrial properties on a non-cash basis by exchanging our limited partnership interests for properties in a tax-deferred manner, provides an attractive alternative to a taxable cash sale for tax-paying property owners.

Increase Cash Flow Generated by Existing Properties

Our primary internal growth strategy is to increase the cash flow generated by our existing properties, and from properties that we acquire in the future, by renewing or replacing expiring leases with new leases at higher rental rates and through rent increase provisions in our leases. In addition, we work actively to:

  . maintain our historically high occupancy levels by retaining existing tenants, thereby minimizing "down time" and re-leasing costs;

  . improve the occupancy levels of any newly acquired properties that have lower occupancy levels than we typically expect from our existing properties; and

  . capitalize on economies of scale arising from the size of our portfolio of properties and control costs.

Development

Our senior management has extensive real estate development experience, including experience derived from the industrial park development activities of Cabot, Cabot and Forbes Company. We believe that in select target markets there are attractive opportunities for new development with potentially greater returns that those available from the purchase of existing stabilized properties, and we are pursuing a development program where those opportunities exist. We are also engaging in discussions with our existing tenants about their future space needs. Based on those discussions, we believe that financially attractive build-to-suit opportunities from our tenant base may be available over time.

To limit overhead expenses associated with our development program, we currently use local builders with whom we have established strong relationships to provide construction services and to assist in the lease-up of the newly constructed properties. However, we may expand our in-house development staff as our development activities increase.

Through March 31, 1999, we have entered into contracts relating to eleven development projects with total projected development costs of approximately $89 million and approximately 1.8 million square feet of projected rentable space. These projects are located in nine different sub-markets of our existing markets and involve construction of each of our three principal property types, but with a particular weighting toward development of multitenant and workspace properties with mid-sized tenant spaces of 4,000 to 50,000 square feet. These types of properties have provided the strongest rental increases and face the least competition from other developers.

We currently are in active negotiations regarding three additional projects with projected development costs of approximately $50 million and approximately
1.0 million square feet of projected rentable space.

Financing Activities

In March 1998, we established a $325.0 million unsecured revolving acquisition facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York. We use this acquisition facility to acquire and develop properties and for working capital needs. The applicable interest rate for this facility is LIBOR plus 100 basis points. As of March 31, 1999, we had $211.0 million of borrowings outstanding under this facility. The acquisition facility matures in March 2001.

As of December 31, 1998, we had $48.2 million of fixed-rate debt secured by specified properties. In February 1999, we borrowed $87.6 million, secured by specified properties. This additional secured indebtedness has an interest rate of 7.25% and is to be repaid using a 25-year amortization schedule, but with a balloon payment equal to the then outstanding balance to be due on March 1, 2009. The proceeds of this borrowing were used to repay a portion of the balance outstanding under our acquisition facility. As of March 31, 1999, we had unencumbered properties totaling approximately 24 million rentable square feet, or approximately 81% of our total rentable square feet.

                                USE OF PROCEEDS

We intend to use the net proceeds from the offering of these notes, which we
expect to be approximately $     million, to repay the outstanding indebtedness
under our acquisition facility, which was $211.0 million as of March 31, 1999. At that date, our borrowings under the acquisition facility, which matures in March 2001, bore an annual interest rate of LIBOR plus 100 basis points, which was equivalent to 5.9725%.

                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the year ended December 31, 1998 was 7.25x.

The ratio of earnings to fixed charges is computed by dividing income from continuing operations, excluding earnings from equity investments, plus fixed charges, excluding capitalized interest, by fixed charges. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt premiums and discounts.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1998 on a historical basis and as adjusted to give effect to: (1) this offering, (2) the application of the net proceeds of this offering as described under "Use of Proceeds" above, and (3) our incurrence, in February 1999, of approximately $87.6 million of fixed rate mortgage indebtedness and the application of the proceeds of that borrowing to repay a portion of the balance outstanding under our acquisition facility.

                                                            As of December 31,
                                                                   1998
                                                          ----------------------
                                                          Historical As Adjusted
                                                          ---------- -----------
                                                          (dollars in thousands)
Debt:
  Mortgage indebtedness.................................. $   48,206  $135,823
  Borrowings under acquisition facility..................    200,000
   % notes due 20  ......................................        --
                                                          ----------  --------
    Total debt...........................................    248,206
                                                          ----------  --------
Partners' equity:
  Limited partners.......................................    468,311   468,311
  General partner........................................    348,987   348,987
                                                          ----------  --------
    Total partners' equity...............................    817,298   817,298
                                                          ----------  --------
    Total capitalization................................. $1,065,504  $
                                                          ==========  ========

                       SELECTED FINANCIAL AND OTHER DATA

The following table sets forth selected financial and other data on a consolidated basis for Cabot L.P. Our selected operating, balance sheet and cash flow data as of December 31, 1998 and for the period then ended have been derived from financial statements audited by Arthur Andersen LLP, independent auditors.

Since Cabot L.P. was formed in October 1997 and did not begin operations until February 4, 1998, the results for the year ended December 31, 1998 represent activity for 331 days (approximately 11 months) and no comparisons with prior periods are available.

                                                                 Year Ended
                                                              December 31, 1998
   Operating Data                                             -----------------
   (in thousands, except per unit data)
   Total revenues ..........................................     $  102,425
   Property taxes ..........................................     $   11,843
   Property operating expenses .............................     $    6,579
   General and administrative expenses......................     $    6,815
   Depreciation and amortization ...........................     $   20,913
   Interest expense ........................................     $    7,009
   Net income ..............................................     $   50,958
   Basic and diluted earnings per unit .....................     $     1.17
   Basic weighted average units outstanding ................         43,493
   Diluted weighted average units outstanding ..............         43,587
                                                              December 31, 1998
   Balance Sheet Data                                         -----------------
   (in thousands)
   Rental property, before accumulated depreciation ........     $1,072,675
   Total assets ............................................     $1,110,570
   Mortgage debt ...........................................     $   48,206
   Line of credit borrowings ...............................     $  200,000
   Total liabilities .......................................     $  293,272
   Partners' equity ........................................     $  817,298
                                                                 Year Ended
                                                              December 31, 1998
   Other Data                                                 -----------------
   (in thousands, except number of properties and
    percentage)
   EBITDA(/1/) .............................................     $   78,308
   Funds from operations(/2/) ..............................     $   71,269
   Cash flows provided by operating activities .............     $   78,726
   Cash flows used in investing activities .................     $ (398,795)
   Cash flows provided by financing activities .............     $  322,369
   Total rentable square feet of properties at end of period
    ........................................................         28,033
   Number of properties at end of period ...................            206
   Percentage leased at end of period ......................           97.4%

                                                   (footnotes on following page)

(continued from previous page)

(1) EBITDA is computed as net income before gain on sale of properties plus interest expense, income taxes, depreciation and amortization. Management believes that in addition to cash flows and net income, EBITDA is a useful financial performance measure for assessing the operating performance of an equity REIT because, together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. To evaluate EBITDA and the trends it depicts, the components of EBITDA, such as revenues, property operating expenses, real estate taxes and general and administrative expenses should be considered. Excluded from EBITDA are financing costs such as interest, as well as depreciation and amortization, each of which can significantly affect a REIT's results of operations and liquidity and should be considered in evaluating a REIT's operating performance. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of a REIT's operating performance or to cash flows as a measure of liquidity.

(2) Funds from Operations, or FFO, represents net income before minority interest and extraordinary items, adjusted for depreciation on real property and amortization of tenant improvements costs, lease commissions and gains from the sale of properties. In addition to cash flow and net income, management generally considers FFO to be a measure of the performance of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. However, FFO does not measure whether cash flow is sufficient to fund all of an entity's cash needs, including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash generated from operating, investing or financing activities as determined in accordance with generally accepted accounting principles. It should not be considered as an alternative to net income as an indicator of a REIT's operating performance or to cash flows as a measure of liquidity. Further, we calculate FFO in accordance with the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. in March 1995. FFO as disclosed by other REITs may not be comparable to our calculation.

                              PROPERTY INFORMATION

For descriptive purposes, our properties may generally be grouped into three broad categories: bulk distribution properties, multitenant distribution properties and workspace properties.

Bulk distribution properties are oriented primarily to large national and regional distribution tenants. These properties generally have at least 100,000 square feet of rentable space, building depths of at least 240 feet and clear heights of 24 feet or more. They also generally have truck courts exceeding 100 feet in depth to accommodate larger modern trucks, a ratio of loading docks to rentable space of one or more per 10,000 square feet and a location with good access to interstate highways.

Multitenant distribution properties are oriented primarily to smaller regional and local distribution tenants and are generally designed to be subdivided to suit tenants whose space requirements generally range from 10,000 square feet 100,000 square feet. These properties generally have clear heights of 20 feet or more, building depths of less than 240 feet unless configured with loading docks on two sides and a location with good access to regional and interstate highways.

Both bulk distribution and multitenant distribution properties are used predominately for the storage and distribution of goods.

Workspace properties are designed to serve a variety of industrial tenants with workspace-related requirements, including light manufacturing and assembly, research, testing, re-packaging and sorting, back office, sales office and office/warehouse functions. Workspace tenants include smaller companies and local units of national or large regional companies whose space requirements generally range from 3,000 square feet to 70,000 square feet. Workspace properties generally have clear heights of 14 to 24 feet, attractive building exteriors, office finish of up to 30% or more, parking ratios of one to four spaces per 1,000 rentable square feet and locations with good access to executive residential areas and local highways, labor supply and dining and shopping amenities.

Our properties are typically leased on a triple net basis, meaning that our tenants pay their share, based generally on square footage leased, of real estate taxes and operating costs. If we are responsible for paying a stated amount of real estate taxes and operating costs and tenants are responsible for any and all increases in real estate taxes and operating costs above that stated amount, we lease those properties at a higher gross rent. Excluding lease renewal options, the lease terms for our properties typically range from three to five years or, for leases that are renewed, a shorter period of generally two to three years. Approximately 42% of our leases, based on annualized net rent, contain a provision providing for an automatic "stepped rent" increase of a specified amount or percentage at a specified point or points during the term of the lease.

Tenant Information

The following table lists our ten largest tenants, as measured by annualized base rent as of December 31, 1998.

                                                                     Weighted
                                                                     Average
                                                                      Months
                                  Total                             Remaining
                                 Leased   Annualized   Percent of     After
                                 Square      Base      Annualized  December 31,
Tenants(1)                       Feet(1)  Rent(1)(2)  Base Rent(1)   1998(1)
----------                      --------- ----------- ------------ ------------
GATX Logistics, Inc. .........  1,296,872 $ 4,108,552      3.8%        33.0
Exel Logistics, Inc.
 (Merchants Home Delivery)....  1,039,648   3,657,482      3.3         55.7
Forestville Industries
 (guaranteed by North American
 Philips Corporation).........    480,258   2,618,591      2.4         31.0
B. Dalton Bookseller
 (guaranteed by Barnes &
 Noble, Inc.).................    400,000   1,606,548      1.5         56.0
Goodtimes Home Video Corp.....    358,564   1,370,837      1.2         39.6
GTE Communications Corp.......     96,517   1,278,850      1.2        106.0
Enesco Corporation............    234,000   1,088,100      1.0          4.9
Wal-Mart......................    278,142   1,052,747      1.0          2.3
Hitachi Home Electronics......    220,000   1,035,858      0.9         46.0
NIBCO, Inc. ..................    360,000   1,026,000      0.9         61.0
                                --------- -----------     ----        -----
TOTAL.........................  4,764,001 $18,843,565     17.2%        41.2
                                ========= ===========     ====        =====

(1) Includes aggregations of affiliated entities based on available information.
(2) Annualized base rent means contractual rent stated on an annualized basis.

Lease Expirations

The following table summarizes the lease expirations at our properties for leases in place as of December 31, 1998, assuming that none of our tenants exercise renewal options or termination rights, if any, at or prior to the scheduled expirations. The table does not include approximately 742,969 rentable square feet which was not leased as of that date.



                                                                        Annualized    Percent of
                                       Expiring Leases    Annualized    Base Rent     Annualized
                         Number of   ------------------- Base Rent of  of Expiring   Base Rent of
        Year of           Leases     Square                Expiring     Leases per     Expiring
    Lease Expiration     Expiring     Feet    % of Total  Leases(1)   Square Foot(1)  Leases(1)
    ----------------     --------- ---------- ---------- ------------ -------------- ------------
1999....................     83     4,279,488    15.7%   $ 16,460,382     $3.85          15.0%
2000....................     90     3,311,254    12.1      13,506,278      4.08          12.3
2001....................     82     3,828,054    14.0      15,717,962      4.11          14.3
2002....................     72     5,084,149    18.6      19,810,344      3.90          18.1
2003....................     61     4,174,391    15.3      16,903,514      4.05          15.4
2004....................     25     1,887,073     6.9       6,993,122      3.71           6.4
2005....................     12       913,970     3.5       3,937,357      4.31           3.6
2006....................      5       656,236     2.4       2,630,969      4.01           2.4
2007....................     10     1,126,664     4.1       5,191,362      4.61           4.7
2008 and beyond.........     19     2,028,743     7.4       8,496,507      4.19           7.8
                            ---    ----------   -----    ------------     -----         -----
TOTAL...................    459    27,290,022   100.0%   $109,647,797     $4.02         100.0%
                            ===    ==========   =====    ============     =====         =====

(1) Based on currently payable contractual rent.

Properties by Type and Location

The following tables provide detailed information regarding the properties we owned as of December 31, 1998, organized by property type and location.

                                               Rentable Sq. Ft. Annualized Net Rent(/1/)
                                               ---------------- -------------------------
                                                                                    Per
                            Year                                                   Leased
Property Type and          Built/   Number of              %                % of    Sq.
 Location                 Renovated Properties  Number   Leased   Amount    Total   Ft.
-----------------         --------- ----------  ------   ------ ----------- -----  ------
Bulk Distribution
 Properties:

West Region

Los Angeles Market
 South Vintage Avenue,
  Building 1, Ontario,
  CA                        1986         1       272,448  100%  $   723,389  0.7%  $ 2.66
 South Vintage Avenue,
  Building 2, Ontario,
  CA                        1986         1       248,064   32       263,850  0.3     3.30
 South Rockefeller
  Avenue, Ontario, CA       1986         1       164,140  100       551,510  0.5     3.36
 East Jurupa Street,
  Ontario, CA               1986         1       142,404  100       461,388  0.4     3.24
 DeForest Circle, Mira
  Loma, CA                  1992         1       250,584  100       871,841  0.8     3.48
 Vintage Avenue,
  Ontario, CA               1988         1       284,559  100       973,200  0.9     3.42
 San Fernando Road, Sun
  Valley, CA                1980         1       181,670  100       925,792  0.9     5.10
 Rowland Street, City of
  Industry, CA              1998         1       181,635   30       241,578  0.2     4.38
 Santa Anita Avenue,
  Rancho Cucamonga, CA      1988         1       212,300  100       764,280  0.7     3.60
                                       ---     ---------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 9     1,937,804   85%  $ 5,776,828  5.4%  $ 3.52
San Diego Market
 Dornoch Court, San
  Diego, CA                 1988         1       220,000  100%  $ 1,035,858  1.0%  $ 4.71
                                       ---     ---------  ---   ----------- ----   ------
Phoenix Market
 North 47th Avenue,
  Phoenix, AZ               1986         1       163,200  100%  $   453,867  0.4%  $ 2.78
 South 63rd Avenue,
  Phoenix, AZ               1990         1       168,165  100       450,494  0.4     2.68
 South 55th Avenue,
  Phoenix, AZ               1986         1       100,000  100       300,000  0.3     3.00
 South 41st Avenue,
  Building 2, Phoenix,
  AZ                        1985         1       223,740  100       678,172  0.6     3.03
 South 49th Avenue,
  Phoenix, AZ               1989         1       114,871  100       330,828  0.3     2.88
 North 104th Avenue,
  Tolleson, AZ              1995         1       279,279  100       804,438  0.8     2.88
 West Van Buren,
  Tolleson, AZ              1997         1       278,142  100       931,670  0.9     3.35
 South 84th Avenue,
  Tolleson, AZ              1989         1       236,007  100       802,488  0.8     3.40
                                       ---     ---------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 8     1,563,404  100%  $ 4,751,957  4.5%  $ 3.04
                                       ---     ---------  ---   ----------- ----   ------
       West Region
       subtotal/weighted
                 average                18     3,721,208   92%  $11,564,643 10.9%  $ 3.37
Southwest Region
Dallas Market
 Luna Road, Carrollton,
  TX                        1997         1       205,400  100%  $   679,992  0.6%  $ 3.31
 DFW Trade Center,
  Building 1, Grapevine,
  TX                        1996         1       540,000  100     1,705,799  1.6     3.16
 DFW Trade Center,
  Building 2, Grapevine,
  TX                        1997         1       440,000  100     1,278,000  1.2     2.90
 Airline Drive, Building
  2, Coppell, TX            1990         1       140,800  100       492,804  0.5     3.50
                                       ---     ---------  ---   ----------- ----   ------
 Southwest Region/Market
                Subtotal                 4     1,326,200  100%  $ 4,156,595  3.9%  $ 3.13

                                                                       Rentable Sq. Ft. Annualized Net Rent(/1/)
                                                                       ---------------- -------------------------
                                                                                                            Per
                                                    Year                                                   Leased
                                                   Built/   Number of              %                % of    Sq.
Property Type and Location                        Renovated Properties  Number   Leased   Amount    Total   Ft.
--------------------------                        --------- ----------  ------   ------ ----------- -----  ------
Midwest Region

Chicago Market
 West 73rd Street, Building 1, Bedford Park, IL     1982         1       233,282  100%  $   735,280  0.7%  $ 3.15
 West 73rd Street, Building 2, Bedford Park, IL     1986         1       380,269  100     1,034,331  1.0     2.72
 West 73rd Street, Building 3, Bedford Park, IL     1979         1       232,000  100       727,667  0.7     3.14
 Remington Street, Bolingbrook, IL                  1996         1       212,333  100       796,925  0.7     3.75
 Harvester Drive, Chicago, IL                       1974         1       212,922  100       628,119  0.6     2.95
 Arthur Avenue, Elk Grove, IL                       1978         1       230,768  100       699,228  0.6     3.03
 North Raddant Road, Batavia, IL                    1991         1       170,462  100       711,954  0.7     4.18
 Ambassador Road, Naperville, IL                    1996         1       203,500   65       503,366  0.5     3.80
 Mark Street, Wood Dale, IL                         1985         1       234,000  100       833,392  0.8     3.56
                                                               ---     ---------  ---   ----------- ----   ------
                 Market subtotal/weighted average                9     2,109,536   97%  $ 6,670,262  6.3%  $ 3.27

Cincinnati/Northern Kentucky Market
 Holton Drive, Independence, KY                     1996         1       352,000  100%  $   991,951  0.9%  $ 2.82
 International Way, Hebron, KY                      1990         1       192,000  100       556,800  0.5     2.90
 Kingsley Drive, Building 1, Cincinnati, OH         1981         1       154,004  100       429,999  0.4     2.79
 Kingsley Drive, Building 2, Cincinnati, OH         1981         1       249,402  100       710,000  0.7     2.85
 International Road, Building 1, Cincinnati, OH     1990         1       192,000  100       528,000  0.5     2.75
 International Road, Building 2, Cincinnati, OH     1990         1       204,800  100       721,520  0.7     3.52
                                                               ---     ---------  ---   ----------- ----   ------
                 Market subtotal/weighted average                6     1,344,206  100%  $ 3,938,270  3.7%  $ 2.93
Columbus Market
 Westbelt Drive, Building 2, Columbus OH            1980         1       229,200  100%  $   640,552  0.6%  $ 2.79
 Equity Drive, Building 1, Columbus, OH             1980         1       227,480   79       412,186  0.4     2.29
                                                               ---     ---------  ---   ----------- ----   ------
                 Market subtotal/weighted average                2       456,680   89%  $ 1,052,738  1.0%  $ 2.57
Other Market
 North State Road #9, Howe, IN                      1988         1       346,515  100%  $   759,125  0.7%  $ 2.19
                                                               ---     ---------  ---   ----------- ----   ------
         Midwest Region subtotal/weighted average               18     4,256,937   97%  $12,420,395 11.7%  $ 3.00

Southeast Region
Memphis Market
 Pilot Drive, Memphis, TN                           1987         1       336,080  100%  $   795,326  0.7%  $ 2.37
                                                               ---     ---------  ---   ----------- ----   ------
Orlando Market
 Landstreet Road, Building 1, Orlando FL            1997         1       355,732  100%  $ 1,639,782  1.5%  $ 4.61
                                                               ---     ---------  ---   ----------- ----   ------
Charlotte Market
 Reames Road, Charlotte, NC                         1994         1       105,600  100%  $   327,095  0.3%  $ 3.10
                                                               ---     ---------  ---   ----------- ----   ------
Atlanta Market
 Highway 316, Dacula, GA                            1989         1       326,019  100%  $ 1,057,413  1.0%  $ 3.24
 Westgate Parkway, Fulton County, GA                1988         1       231,835  100       695,505  0.7     3.00
                                                               ---     ---------  ---   ----------- ----   ------
                 Market subtotal/weighted average                2       557,854  100%  $ 1,752,918  1.7%  $ 3.14
                                                               ---     ---------  ---   ----------- ----   ------
       Southeast Region subtotal/weighted average                5     1,355,266  100%  $ 4,515,121  4.2%  $ 3.33

Northeast Region
Baltimore/Washington Market
 Tar Bay Drive, Jessup, MD                          1990         1       210,000  100%  $   800,527  0.8%  $ 3.81
 Oceano Avenue, Jessup, MD                          1987         1       243,500  100       998,349  0.9     4.10
                                                               ---     ---------  ---   ----------- ----   ------
                 Market subtotal/weighted average                2       453,500  100%  $ 1,798,876  1.7%  $ 3.97

New York/New Jersey Market
 Pepes Farm Road, Milford, CT                       1980         1       200,000  100%  $   829,998  0.8%  $ 4.15
 South Middlesex Avenue, Building 1, Cranbury, NJ   1989         1       204,369  100       735,728  0.7     3.60

                                               Rentable Sq. Ft.  Annualized Net Rent(/1/)
                                               ----------------- -------------------------
                                                                                     Per
                            Year                                                    Leased
Property Type and          Built/   Number of               %                % of    Sq.
Location                  Renovated Properties   Number   Leased   Amount    Total   Ft.
-----------------         --------- ---------- ---------- ------ ----------- -----  ------
 Birch Creek Road,
  Bridgeport, NJ          1991/1997      1        203,229  100%      792,463  0.7%    3.90
 Pierce Street, Franklin
  Township, NJ                 1984      1        182,764  100       776,748  0.7     4.25
 Herrod Boulevard, South
  Brunswick, NJ                1989      1        400,000  100     1,719,547  1.6     4.30
                                       ---     ----------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 5      1,190,362  100%  $ 4,854,484  4.5%  $ 4.08
Harrisburg Market
 Brackbill Boulevard,
  Building 1,
  Mechanicsburg, PA            1984      1        259,200  100%  $   912,384  0.8%  $ 3.52
 Brackbill Boulevard,
  Building 2,
  Mechanicsburg, PA            1994      1        235,200  100       827,904  0.8     3.52
 Cumberland Parkway,
  Mechanicsburg, PA            1992      1        340,000  100     1,144,967  1.1     3.37
                                       ---     ----------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 3        834,400  100%  $ 2,885,255  2.7%  $ 3.46
                                       ---     ----------  ---   ----------- ----   ------
        Northeast Region
       subtotal/weighted
                 average                10      2,478,262  100%  $ 9,538,615  8.9%  $ 3.85
                                       ---     ----------  ---   ----------- ----   ------
 Bulk Distribution
  Properties Total                      55     13,137,873   97%  $42,195,369 39.6%  $ 3.32
Multitenant Distribution
 Properties:
West Region
Los Angeles Market
 West Rincon Street,
  Corona, CA                   1986      1        162,900  100%  $   729,600  0.7%  $ 4.48
 Jersey Court, Rancho
  Cucamonga, CA                1989      1         88,134  100       291,000  0.3     3.30
 12th Street, Chino, CA        1990      1        104,600  100       402,000  0.4     3.84
 Industry Circle, La
  Mirada, CA                   1966      1        112,946  100       474,373  0.4     4.20
 East Santa Ana Street,
  Building 1, Ontario,
  CA                           1990      1         98,782  100       355,615  0.3     3.60
 East Santa Ana Street,
  Building 2, Ontario,
  CA                           1990      1         62,398  100       224,632  0.2     3.60
 East Dyer Road, Santa
  Ana, CA                 1954/1965      1        372,096  100     1,363,619  1.4     3.66
                                       ---     ----------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 7      1,001,856  100%  $ 3,840,839  3.7%  $ 3.83
San Francisco Market
 Reed Avenue, Building
  1, West Sacramento, CA       1988      1        103,110  100%  $   461,905  0.4%  $ 4.48
 Reed Avenue, Building
  2, West Sacramento, CA       1988      1        105,600  100       423,336  0.4     4.01
                                       ---     ----------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 2        208,710  100%  $   885,241  0.8%  $ 4.24
Phoenix Market
 South 40th Avenue,
  Building 1, Phoenix,
  AZ                           1990      1        126,360  100%  $   338,093  0.3%  $ 2.68
 South 40th Avenue,
  Building 3, Phoenix,
  AZ                           1987      1        201,600  100       622,944  0.6     3.09
 South 41st Avenue,
  Building 1, Phoenix,
  AZ                           1989      1        161,230  100       440,157  0.4     2.73
 South 40th Avenue,
  Building 2, Phoenix,
  AZ                           1989      1        127,042  100       384,872  0.4     3.03
 South 39th Avenue,
  Phoenix, AZ                  1989      1        159,450  100       658,368  0.6     4.13
 South 53rd Avenue,
  Phoenix, AZ                  1987      1        127,680  100       327,498  0.3     2.56
 South 9th Street,
  Phoenix, AZ                  1983      1         89,423  100       436,218  0.4     4.88
 44th Avenue, Phoenix,
  AZ                           1997      1        144,592  100       429,035  0.4     2.97
                                       ---     ----------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                 8      1,137,377  100%  $ 3,637,185  3.4%  $ 3.20



Seattle Market
 Kent West Corporate
  Park II, Kent, WA            1989      1        250,820  100%  $   966,492  0.9%  $ 3.85
                                       ---     ----------  ---   ----------- ----   ------
        West Region
        subtotal/weighted
                 average                18      2,598,763  100%  $ 9,329,757  8.8%  $ 3.59
Southwest Region
Dallas Market
 113th Street,
  Arlington, TX                1979      1         79,735  100%  $   291,032  0.3%  $ 3.65
 10th Street, Building
  1, Plano, TX                 1997      1         99,679  100       439,824  0.4     4.41
 10th Street, Building
  2, Plano, TX                 1997      1        107,260  100       423,086  0.4     3.94
 Airline Drive, Building
  1, Coppell, TX               1991      1         75,000  100       262,500  0.2     3.50
 North Lake Drive,
  Coppell, TX                  1982      1        230,400  100       632,376  0.6     2.74
                                       ---     ----------  ---   ----------- ----   ------
 Southwest Region/Market
       subtotal/weighted
                 average                 5        592,074  100%  $ 2,048,818  1.9%  $ 3.46

                                                                       Rentable Sq. Ft. Annualized Net Rent(/1/)
                                                                       ---------------- ------------------------
                                                                                                           Per
                                                    Year                                                  Leased
                                                   Built/   Number of              %                % of   Sq.
Property Type and Location                        Renovated Properties  Number   Leased   Amount    Total  Ft.
--------------------------                        --------- ----------  ------   ------ ----------- ----- ------
Midwest Region

Chicago Market
 Medinah Road, Building 1, Chicago, IL                 1986      1       319,459  100%  $ 1,741,840  1.6% $ 5.45
 Medinah Road, Building 2, Chicago, IL                 1986      1       160,799  100       876,751  0.8    5.45
 Swenson Avenue, St. Charles, IL                       1988      1        81,110  100       299,751  0.3    3.70
 High Grove Lane, Naperville, IL                       1994      1        95,000  100       392,549  0.4    4.13
 Western Avenue, Lisle, IL                        1979/1985      1        67,996  100       383,143  0.4    5.63
                                                               ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                5       724,364  100%  $ 3,694,034  3.5% $ 5.10

Cincinnati/Northern Kentucky Market
 Lake Forest Drive, Building 1, Blue Ash, OH           1978      1       239,891  100%  $   651,741  0.6% $ 2.72
 Lake Forest Drive, Building 2, Blue Ash, OH           1979      1       176,956   95       433,055  0.4    2.60
                                                               ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                2       416,847   98%  $ 1,084,796  1.0% $ 2.67

Columbus Market
 International Street, Columbus, OH                    1988      1       152,800  100%  $   435,479  0.4% $ 2.85
 Port Road, Building 1, Franklin County, OH            1995      1       205,109  100       677,903  0.6    3.31
 Port Road, Building 2, Franklin County, OH            1995      1       156,000  100       425,899  0.4    2.73
 Westbelt Drive, Building 1, Columbus, OH              1980      1       202,000  100     1,010,000  1.0    5.00
 Dividend Drive, Columbus, OH                          1979      1       144,850  100       443,241  0.4    3.06
 Twin Creek Drive, Columbus, OH                        1989      1       176,000   76       386,256  0.4    2.87
                                                               ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                6     1,036,759   96%  $ 3,378,778  3.2% $ 3.40

Minneapolis Market
 Woodale Drive, Building 1, Mounds View, MN            1992      1        78,016   33%  $   124,533  0.1% $ 4.86
                                                               ---     ---------  ---   -----------  ---  ------
Other Market
 Sysco Court, Grand Rapids, MI                         1985      1        62,700  100%  $   366,795  0.3% $ 5.85
                                                               ---     ---------  ---   -----------  ---  ------
         Midwest Region subtotal/weighted average               15     2,318,686   96%  $ 8,648,936  8.1% $ 3.91

Southeast Region

Orlando Market

 Orlando Central Park, Building 1, Orlando, FL         1988      1       267,432  100%  $   883,879  0.8% $ 3.31
 Orlando Central Park, Building 2, Orlando, FL         1983      1       156,660  100       493,476  0.5    3.15
 Orlando Central Park, Building 3, Orlando, FL         1991      1       356,583   90     1,401,377  1.3    4.36
 Orlando Central Park, Building 4, Orlando, FL         1984      1       133,400   81       386,766  0.4    3.59
 Orlando Central Park, Building 5, Orlando, FL         1985      1       139,800  100       492,042  0.5    3.52
 Orlando Central Park, Building 6, Orlando, FL         1986      1       119,000  100       397,702  0.4    3.34
 Exchange Drive, Orlando, FL                           1979      1       115,728  100       320,888  0.3    2.77
 Kingspointe Parkway, Orlando, FL                      1991      1       101,870   49       197,496  0.2    3.95
                                                               ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                8     1,390,473   92%  $ 4,573,626  4.4% $ 3.58
Atlanta Market
 Atlanta Industrial Drive, Atlanta, GA                 1986      1       161,965  100%  $   408,679  0.4% $ 2.52
 Westpark Drive, Building 1, Fulton County, GA         1981      1       216,074  100       539,189  0.5    2.50
 Westpark Drive, Building 2, Fulton County, GA         1981      1       130,722  100       268,622  0.2    2.05
                                                               ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                3       508,761  100%  $ 1,216,490  1.1% $ 2.39
                                                               ---     ---------  ---   -----------  ---  ------
       Southeast Region subtotal/weighted average               11     1,899,234   94%  $ 5,790,116  5.5% $ 3.24

Northeast Region

Boston Market
 First Avenue, Needham, MA                        1961/1992      1       119,573  100%  $   693,065  0.7% $ 5.80
                                                               ---     ---------  ---   -----------  ---  ------
Baltimore/Washington Market
 Port Capital Drive, Jessup, MD                        1974      1        94,381  100%  $   458,338  0.4% $ 4.86
                                                               ---     ---------  ---   -----------  ---  ------
New York/New Jersey Market
 South Middlesex Avenue, Building 2, Cranbury, NJ      1982      1       203,404  100%  $   661,062  0.6% $ 3.25
 Colony Road, Building 1, Jersey City, NJ              1976      1       262,453  100       918,438  0.9    3.50

                                               Rentable Sq. Ft. Annualized Net Rent(/1/)
                                               ---------------- -------------------------
                                                                                    Per
                            Year                                                   Leased
Property Type and          Built/   Number of              %                % of    Sq.
Location                  Renovated Properties  Number   Leased   Amount    Total   Ft.
-----------------         --------- ---------- --------- ------ ----------- -----  ------
 Colony Road, Building
  2, Jersey City, NJ           1974      1       124,933  100%      499,731  0.5%    4.00
 Pulaski Boulevard, Port
  Jersey, NJ                   1974      1       224,664  100       703,139  0.6     3.13
 Port Jersey Boulevard,
  Building 1, Port
  Jersey, NJ              1974/1982      1       425,121  100     1,711,836  1.6     4.03
 Port Jersey Boulevard,
  Building 2, Port
  Jersey, NJ              1974/1982      1       204,564  100       754,841  0.7     3.69
 Industrial Drive,
  Building 1, Port
  Jersey, NJ                   1976      1       263,717  100     1,002,124  0.9     3.80
 Industrial Drive,
  Building 2, Port
  Jersey, NJ                   1976      1       154,000  100       615,996  0.6     4.00
 Industrial Drive,
  Building 3, Port
  Jersey, NJ                   1972      1        45,274  100       181,095  0.2     4.00
                                       ---     ---------  ---   ----------- ----   ------
 Market subtotal/weighted
                 average                 9     1,908,130  100%  $ 7,048,262  6.6%  $ 3.69
Harrisburg Market
 Ritter Road,
  Mechanicsburg, PA            1986      1        37,800  100%  $   248,969  0.2%  $ 6.59
                                       ---     ---------  ---   ----------- ----   ------
       Northeast Region
       subtotal/weighted
                 average                12     2,159,884  100%  $ 8,448,634  7.9%  $ 3.91
                                       ---     ---------  ---   ----------- ----   ------
 Multitenant
  Distribution
  Properties Total                      61     9,568,641   98%  $34,266,261 32.2%  $ 3.66

Workspace Properties:

West Region

Los Angeles Market
 East Howell Avenue,
  Building 1, Anaheim,
  CA                           1968      1        81,475  100%  $   327,882  0.3%  $ 4.02
 East Howell Avenue,
  Building 2, Anaheim,
  CA                           1991      1        25,962  100       109,040  0.1     4.20
 Royal Avenue, Simi
  Valley, CA                   1988      1        26,120  100       157,442  0.2     6.03
 Union Place, Building
  1, Simi Valley, CA           1985      1        22,710  100       145,768  0.1     6.42
 Union Place, Building
  2, Simi Valley, CA           1987      1        36,538  100       324,360  0.3     8.88
 Anza Drive, Building 1,
  Valencia, CA                 1990      1        10,296  100        65,121  0.1     6.32
 Anza Drive, Building 2,
  Valencia, CA                 1990      1         7,944  100        57,192  0.1     7.20
 Anza Drive, Building 3,
  Valencia, CA                 1990      1         8,663  100        62,400  0.1     7.20
 Kovacs Lane, Huntington
  Beach, CA                    1988      1       125,000  100     1,000,800  0.9     8.01
 Artesia Avenue,
  Building 1, Fullerton,
  CA                           1991      1        55,498  100       233,548  0.2     4.21
 Artesia Avenue,
  Building 2, Fullerton,
  CA                           1991      1        60,502  100       283,149  0.2     4.68
 Commonwealth Avenue,
  Fullerton, CA                1965      1        64,292  100       250,047  0.2     3.89
                                       ---     ---------  ---   ----------- ----   ------
 Market subtotal/weighted
                 average                12       525,000  100%  $ 3,016,749  2.8%  $ 5.75
San Diego Market
 Airway Road, Building
  1, Otay Mesa, CA             1996      1        44,840  100%  $   285,489  0.3%  $ 6.37
 Airway Road, Building
  2, Otay Mesa, CA             1996      1        78,296  100       449,738  0.4     5.74
 Avenida Encinas,
  Building 1, Carlsbad,
  CA                           1972      1        80,000  100       637,600  0.6     7.97
 Avenida Encinas,
  Building 2, Carlsbad,
  CA                           1993      1       126,008  100       716,846  0.7     5.69
                                       ---     ---------  ---   ----------- ----   ------
 Market subtotal/weighted
                 average                 4       329,144  100%  $ 2,089,673  2.0%  $ 6.35
San Francisco Market
 Brisbane Industrial
  Park, Building 1,
  Brisbane, CA                 1961      1        39,800  100%  $   220,293  0.2%  $ 5.54
 Brisbane Industrial
  Park, Building 2,
  Brisbane, CA                 1960      1        21,186  100       139,802  0.1     6.60
 Brisbane Industrial
  Park, Building 3,
  Brisbane, CA                 1969      1        23,586  100       172,058  0.2     7.29
 Brisbane Industrial
  Park, Building 4,
  Brisbane, CA                 1968      1        40,680  100       246,340  0.2     6.06
 Brisbane Industrial
  Park, Building 5,
  Brisbane, CA                 1966      1        37,040  100       214,612  0.2     5.79
 Brisbane Industrial
  Park, Building 6,
  Brisbane, CA                 1963      1        31,745  100       201,888  0.2     6.36
 Brisbane Industrial
  Park, Building 7,
  Brisbane, CA                 1967      1        32,211  100       169,670  0.2     5.27
 Brisbane Industrial
  Park, Building 8,
  Brisbane, CA                 1961      1        18,600  100       130,045  0.1     6.99
 Brisbane Industrial
  Park, Building 9,
  Brisbane, CA                 1966      1        43,500  100       284,354  0.3     6.54
 Brisbane Industrial
  Park, Building 10,
  Brisbane, CA                 1961      1       116,400  100        89,773  0.1     0.77
 Brisbane Industrial
  Park, Building 11,
  Brisbane, CA                 1968      1        35,744  100       214,464  0.2     6.00
 Brisbane Industrial
  Park, Building 12,
  Brisbane, CA                 1968      1        24,786  100       138,949  0.1     5.61
 Brisbane Industrial
  Park, Building 13,
  Brisbane, CA                 1962      1        58,000  100       307,703  0.3     5.31
 Brisbane Industrial
  Park, Building 14,
  Brisbane, CA                 1969      1        19,100  100        99,912  0.1     5.23
 Huntwood Avenue,
  Hayward, CA                  1982      1        62,031  100       477,445  0.4     7.70
                                       ---     ---------  ---   ----------- ----   ------
Market subtotal/weighted
                 average                15       604,409  100%  $ 3,107,308  2.9%  $ 5.14

                                                                           Rentable Sq. Ft. Annualized Net Rent(/1/)
                                                                           ---------------- ------------------------
                                                                                                               Per
                                                     Year                                                     Leased
                                                    Built/      Number of              %                % of   Sq.
Property Type and Location                         Renovated    Properties  Number   Leased   Amount    Total  Ft.
--------------------------                         ---------    ---------- --------- ------ ----------- ----- ------
Phoenix Market
 West Alameda Drive, Building 1, Tempe, AZ              1984         1        30,606   67%  $    93,041  0.1% $ 4.56
 West Alameda Drive, Building 2, Tempe, AZ              1984         1        30,606  100       133,165  0.1    4.35
 West Alameda Drive, Building 3, Tempe, AZ              1984         1        30,606  100       134,666  0.1    4.40
 West Alameda Drive, Building 4, Tempe, AZ              1984         1        30,606  100       149,347  0.1    4.88
 South Priest Drive, Tempe, AZ                          1998         1        54,900  100       394,200  0.4    7.18
 East Encanto Drive, Tempe, AZ                          1990         1        81,817  100       329,950  0.3    4.03
                                                                   ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 6       259,141   96%  $ 1,234,369  1.1% $ 4.96
Seattle Market
 Kent West Corporate Park I, Building 1, Kent, WA       1989      1        41,700  100%  $   501,984  0.5% $12.04
 Kent West Corporate Park I, Building 2, Kent, WA       1989      1        16,000   86        93,096  0.1    6.77
 Kent West Corporate Park I, Building 3, Kent, WA       1989      1        36,250   50        77,064  0.1    4.24
 Kent West Corporate Park I, Building 4, Kent, WA       1989      1        57,990  100       225,108  0.2    3.88
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 4       151,940   87%  $   897,252  0.9% $ 6.82
                                                                ---     ---------  ---   -----------  ---  ------
            West Region subtotal/weighted average                41     1,869,634   98%  $10,345,351  9.7% $ 5.63

Southwest Region

Dallas Market
 DFW Trade Center, Building 3, Grapevine, TX            1997      1       202,361  100%  $ 1,723,670  1.6% $ 8.52
 Diplomat Drive, Building 1, Farmers Branch, TX         1997      1        53,375  100       325,044  0.3    6.09
                                                                ---     ---------  ---   -----------  ---  ------
Southwest Region/Market subtotal/weighted average                 2       255,736  100%  $ 2,048,714  1.9% $ 8.01
Midwest Region
Chicago Market
 Feehanville Drive, Mount Prospect, IL                  1987      1        57,150  100%  $   454,342  0.4% $ 7.95
 Tower Lane, Bensenville, IL                            1977      1        76,737  100       449,872  0.4    5.86
 Business Center, Building 1, Mount Prospect, IL        1985      1        43,250  100       356,379  0.3    8.24
 Business Center, Building 2, Mount Prospect, IL        1989      1        79,900  100       777,677  0.8    9.73
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 4       257,037  100%  $ 2,038,270  1.9% $ 7.93

Cincinnati/Northern Kentucky Market
 Empire Drive, Florence, KY                             1991      1       101,250  100%  $   318,999  0.3% $ 3.15
 Spiral Drive, Building 1, Florence, KY                 1988      1        26,556  100       236,900  0.2    8.92
 Spiral Drive, Building 2, Florence, KY                 1989      1        34,999   87       231,972  0.2    7.64
 Airport Exchange Drive, Erlanger, KY                   1997      1        67,749  100       462,373  0.4    6.82
 Creek Road, Blue Ash, OH                               1983      1        66,095   95       469,341  0.5    7.49
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 5       296,649   97%  $ 1,719,585  1.6% $ 5.96

Columbus Market
 Equity Drive, Building 2, Columbus, OH                 1980      1       116,160   61%  $   415,371  0.4% $ 5.83
                                                                ---     ---------  ---   -----------  ---  ------
Minneapolis Market
 Woodale Drive, Building 2, Mounds View, MN             1989      1        55,742  100%  $   470,356  0.4% $ 8.44
 Woodale Drive, Building 3, Mounds View, MN             1990      1       144,019  100       844,751  0.8    5.87
 Woodale Drive, Building 4, Mounds View, MN             1992      1        42,551  100       208,107  0.2    4.89
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 3       242,312  100%  $ 1,523,214  1.4% $ 6.29
                                                                ---     ---------  ---   -----------  ---  ------
         Midwest Region subtotal/weighted average                13       912,158   94%  $ 5,696,440  5.3% $ 6.63

Southeast Region

Charlotte Market
 Airport Road, Monroe, NC                          1957/1972      1       118,930  100%  $   591,600  0.5% $ 4.97
 Old Charlotte Highway, Monroe, NC                 1957/1972      1       135,000  100       394,400  0.4    2.92
                                                                ---     ---------  ---   -----------  ---  ------
                 Market subtotal/weighted average                 2       253,930  100%  $   986,000  0.9% $ 3.88

                                               Rentable Sq. Ft.  Annualized Net Rent(/1/)
                                               ----------------- --------------------------
                                                                                      Per
                            Year                                                     Leased
Property Type and          Built/   Number of               %                 % of    Sq.
Location                  Renovated Properties   Number   Leased    Amount    Total   Ft.
-----------------         --------- ---------- ---------- ------ ------------ -----  ------
Atlanta Market
 Cobb International
  Place, Building 1,
  Atlanta, GA                  1996      1         60,000  100%  $    260,820   0.3% $ 4.35
 Cobb International
  Place, Building 2,
  Atlanta, GA                  1996      1         68,000  100        242,617   0.2    3.57
 Town Park Drive,
  Building 1, Kennesaw,
  GA                           1995      1         65,830  100        317,275   0.3    4.82
 Town Park Drive,
  Building 2, Kennesaw,
  GA                           1995      1         55,554  100        250,632   0.2    4.51
 South Royal Drive,
  Building 1, Tucker, GA       1987      1         53,402  100        256,179   0.2    4.80
 South Royal Drive,
  Building 2, Tucker, GA       1987      1         43,720  100        179,019   0.2    4.09
 South Royal Drive,
  Building 3, Tucker, GA       1989      1         37,041  100        150,286   0.1    4.06
                                       ---     ----------  ---   ------------ -----  ------
 Market subtotal/weighted
                 average                 7        383,547  100%  $  1,656,828   1.5% $ 4.32
Orlando Market
 Boggy Creek Road,
  Building 1, Orlando,
  FL                           1992      1         52,500   85%  $    217,349   0.2% $ 4.88
 Boggy Creek Road,
  Building 2, Orlando,
  FL                           1996      1         55,456  100        311,543   0.3    5.62
 Boggy Creek Road,
  Building 3, Orlando,
  FL                           1998      1         55,456   81        257,928   0.3    5.77
 Landstreet Road,
  Building 2, Orlando,
  FL                           1997      1         55,456  100        311,812   0.3    5.62
 Landstreet Road,
  Building 3, Orlando,
  FL                           1996      1         50,018  100        247,589   0.2    4.95
                                       ---     ----------  ---   ------------ -----  ------
 Market subtotal/weighted
                 average                 5        268,886   93%  $  1,346,221   1.3% $ 5.38
Other Markets
 Industrial Drive South,
  Gluckstadt, MS               1988      1        160,000  100%  $    690,000   0.7% $ 4.31
                                       ---     ----------  ---   ------------ -----  ------
        Southeast Region
       subtotal/weighted
                 average                15      1,066,363   98%  $  4,679,049   4.4% $ 4.47
Northeast Region

Baltimore/Washington
 Market
 The Crysen Center,
  Building 1, Jessup, MD       1985      1         75,820  100%  $    371,997   0.3% $ 4.91
 The Crysen Center,
  Building 2, Jessup, MD       1985      1         76,043  100        357,158   0.3    4.70
 West Nursery Road,
  Building 1, Linthicum,
  MD                           1989      1         49,100  100        343,700   0.3    7.00
 West Nursery Road,
  Building 2, Linthicum,
  MD                           1989      1         39,041  100        380,720   0.4    9.75
 Fontana Lane, Building
  1, Baltimore, MD             1988      1         47,434  100        251,103   0.2    5.29
 Fontana Lane, Building
  2, Baltimore, MD             1988      1         61,320   84        340,263   0.4    6.58
 Bristol Court, Jessup,
  MD                           1988      1         73,071  100        379,683   0.4    5.20
 Guilford Road,
  Annapolis Junction, MD       1989      1         96,686  100        579,608   0.5    5.99
 Nokes Boulevard,
  Sterling, VA                 1998      1         88,489  100        726,576   0.7    8.21
 Oakville Industrial
  Park, Building 1,
  Alexandria, VA               1949      1         67,225  100        400,179   0.4    5.95
 Oakville Industrial
  Park, Building 2,
  Alexandria, VA               1940      1         23,683  100        114,883   0.1    4.85
 Oakville Industrial
  Park, Building 3,
  Alexandria, VA               1947      1         76,089  100        517,389   0.5    6.80
 Oakville Industrial
  Park, Building 4,
  Alexandria, VA               1952      1          2,800  100         18,624   0.0    6.65
 Oakville Industrial
  Park, Building 5,
  Alexandria, VA               1955      1         56,134   98        216,197   0.2    3.92
 Oakville Industrial
  Park, Building 6,
  Alexandria, VA               1946      1         50,876  100        502,253   0.5    9.87
                                       ---     ----------  ---   ------------ -----  ------
 Market subtotal/weighted
                 average                15        883,811   99%  $  5,500,333   5.2% $ 6.30

Boston Market
 Technology Drive,
  Auburn, MA                   1973      1         54,400  100%  $    194,448   0.2% $ 3.57
 John Hancock Road,
  Taunton, MA                  1986      1         34,224  100        206,147   0.2    6.02
                                       ---     ----------  ---   ------------ -----  ------
 Market subtotal/weighted
                 average                 2         88,624  100%  $    400,595   0.4% $ 4.52

New York/New Jersey
 Market
 New England Avenue,
  Piscataway, NJ          1975/1995      1        101,553  100%  $    404,861   0.4% $ 3.99
 Memorial Drive,
  Franklin Township, NJ        1988      1        148,598  100        996,704   0.9    6.71
                                       ---     ----------  ---   ------------ -----  ------
                  Market
       subtotal/weighted
                 average                 2        250,151  100%  $  1,401,565   1.3% $ 5.60
                                       ---     ----------  ---   ------------ -----  ------
        Northeast Region
       subtotal/weighted
                 average                19      1,222,586   99%  $  7,302,493   6.9% $ 6.02
                                       ---     ----------  ---   ------------ -----  ------
 Workspace Properties
  Total                                 90      5,326,477   98%  $ 30,072,047  28.2% $ 5.77
                                       ---     ----------  ---   ------------ -----  ------
 Grand Total                           206     28,032,991   97%  $106,533,677 100.0% $ 3.90
                                       ===     ==========  ===   ============ =====  ======

                                   MANAGEMENT

The following table sets forth information with respect to the officers and trustees of Cabot Trust, our sole general partner.

                                        Positions with Cabot Trust, Business
              Name              Age        Experience and Other Positions
              ----              ---     ------------------------------------
 Ferdinand Colloredo-Mansfeld..  59 Ferdinand Colloredo-Mansfeld has served as
                                    Chairman of the Board of Trustees and Chief
                                    Executive Officer of Cabot Trust since its
                                    formation in October 1997. Mr. Colloredo-
                                    Mansfeld also serves as the Chairman and
                                    Chief Executive Officer of Cabot Advisors.
                                    Mr. Colloredo-Mansfeld served as Chairman,
                                    Chief Executive Officer and Chief
                                    Investment Officer of Cabot Partners
                                    Limited Partnership from 1990 to 1997,
                                    having previously served in the same
                                    positions with Cabot, Cabot & Forbes Realty
                                    Advisors, Inc., an affiliate of Cabot,
                                    Cabot & Forbes Company, since its formation
                                    in 1986. Mr. Colloredo-Mansfeld began his
                                    real estate career in 1970 when he joined
                                    Cabot, Cabot & Forbes Company, a national
                                    real estate development, management and
                                    construction firm, becoming its Chief
                                    Financial Officer in 1973, Chief Operating
                                    Officer in 1974 and Chief Executive Officer
                                    in 1976, a position he held until his
                                    retirement from that company in 1989. As
                                    Chief Executive Officer, Mr. Colloredo-
                                    Mansfeld oversaw the development and
                                    management of approximately $4 billion of
                                    commercial properties in twenty states,
                                    including 35 master planned suburban
                                    business and industrial parks. Mr.
                                    Colloredo-Mansfeld is a graduate of Harvard
                                    College and Harvard Business School. He is
                                    a limited partner in Brown Brothers
                                    Harriman & Co. and is a Director of Data
                                    General Corporation and Raytheon Company.
                                    He is Chairman of the Board of Trustees of
                                    Massachusetts General Hospital. Mr.
                                    Colloredo-Mansfeld is the father of Franz
                                    Colloredo-Mansfeld, the Chief Financial
                                    Officer of Cabot Trust.

 Robert E. Patterson...........  54 Mr. Patterson has served as President and a
                                    Trustee of Cabot Trust since its formation
                                    in October 1997. Mr. Patterson served as
                                    Executive Vice President, Director of
                                    Acquisitions and a member of the Investment
                                    Committee of Cabot, Cabot & Forbes Realty
                                    Advisors, Inc. and, subsequently, Cabot
                                    Partners Limited Partnership from 1987 to
                                    1997. Mr. Patterson began his real estate
                                    career in 1972 as a lawyer with the firm of
                                    Gaston, Snow & Ely Bartlett. In 1978, he
                                    became the first Executive Director of the
                                    Massachusetts Industrial Finance Agency and
                                    remained in that position until 1983 when
                                    he joined the Beal Companies, a Boston-
                                    based real estate development, management
                                    and investment firm as Senior Vice-
                                    President. He joined Cabot, Cabot & Forbes
                                    Realty Advisors, Inc. in 1987 to head its
                                    acquisitions group and was a founding
                                    partner of Cabot Partners Limited
                                    Partnership upon its formation as an
                                    independent entity in 1990. Mr. Patterson
                                    is a graduate of Harvard College and
                                    Harvard Law School. He is a Trustee of The
                                    Putnam Group of Mutual Funds, a Trustee of
                                    the Sea Education Association and Chairman
                                    of the Board of Trustees of the Joslin
                                    Diabetes Center. He is a member of numerous
                                    industry associations, including the
                                    National Association of Real Estate
                                    Investment Trusts and the Urban Land
                                    Institute.

                                Positions with Cabot Trust, Business Experience
           Name            Age                and Other Positions
           ----            ---  -----------------------------------------------
 George M. Lovejoy, Jr. ..  68 Mr. Lovejoy became a Trustee of Cabot Trust in
                               March 1999. Mr. Lovejoy has since 1994 been
                               President of Fifty Associates, a real estate
                               investment company of which he has been an
                               executive officer since 1966, and was a senior
                               executive officer from 1972 to 1993 of Meredith
                               & Grew, a real estate service company of which
                               he was President from 1978 to 1988 and Chairman
                               from 1988 to 1993. He is a Trustee of MGI
                               Properties, Chairman of the Investment Committee
                               of Copley Investors Limited Partnership and a
                               Director or Trustee of a number of funds in the
                               Scudder family of mutual funds. Mr. Lovejoy's
                               professional organization affiliations include
                               the Counselors of Real Estate, the Greater
                               Boston Building Owners & Managers Association
                               and the Greater Boston Real Estate Board, of
                               each of which organizations he is a past
                               President, the International Council of Shopping
                               Centers, the Massachusetts Association of
                               Realtors, the National Association of Realtors
                               and the Institute of Real Estate Management. He
                               is also a Trustee and a past President of the
                               New England Aquarium, a member of the
                               Corporation of Northeastern University and a
                               member and past Chairman of the Massachusetts
                               Advisory Committee of the Nature Conservancy.

 Christopher C. Milliken..  53 Mr. Milliken has been a Trustee of Cabot Trust since February 1998. He has been President,
                               Chief Executive Officer and a Director of the Boise Cascade Office Products Corporation since
                               April 1998, previously having served as Senior
                               Vice President, Operations from 1995 to April
                               1998 and Eastern Regional Manager from 1990 to
                               1995. Prior to beginning his career at Boise
                               Cascade Office Products Corporation in 1977,
                               Mr. Milliken served in various merchandise management positions at Marshall Field & Company from 1970 to 1977.

 Maurice Segall...........  69 Mr. Segall has been a Trustee of Cabot Trust since February 1998. Mr. Segall has been a
                               senior lecturer at the MIT-Sloan School of
                               Management and a senior advisor to the Boston
                               Consulting Group since 1989. Until 1989, he was
                               Chairman, President and Chief Executive
                               Corporate Officer of Zayre Corporation, which he
                               joined as President and Chief Executive Officer
                               in 1978. Mr. Segall is a Director of AMR
                               Corporation and Harcourt General, Inc. He is a
                               Trustee of Massachusetts General Hospital and
                               the Boston Museum of Fine Arts.

 W. Nicholas Thorndike....  65 Mr. Thorndike has served as a Trustee of Cabot
                               Trust since February 1998. Mr. Thorndike retired
                               in 1988 from Wellington Management
                               Company/Thorndike, Doran, Paine and Lewis where
                               he was Chairman of the Board and Managing
                               Partner. Mr. Thorndike serves as a Director of
                               Courier Corporation, Data General Corporation,
                               the Providence Journal (where he is Chairman of
                               the Executive Committee) and Bradley Real
                               Estate, Inc. He also serves as a Trustee of
                               Massachusetts General Hospital, having served as
                               its Chairman of the Board from 1987 to 1992 and
                               President from 1992 to 1994, and serves as a
                               Trustee of Eastern Utilities Associates,
                               Northeastern University and The Putnam Group of
                               Mutual Funds.

                                Positions with Cabot Trust, Business Experience
            Name            Age               and Other Positions
            ----            --- -----------------------------------------------
 Ronald L. Skates..........  57 Mr. Skates has been a Trustee of Cabot Trust since February 1998. Mr. Skates has been
                                President, Chief Executive Officer and Director
                                of Data General Corporation since 1989. Prior
                                to joining Data General Corporation in 1986,
                                Mr. Skates was a Partner of Price Waterhouse
                                LLP, certified public accountants. He is a
                                member of the American Institute of Certified
                                Public Accountants and the Massachusetts
                                Society of Certified Public Accountants. He is
                                also a Trustee of Massachusetts General
                                Hospital and Vice Chairman and a Director of
                                the Massachusetts High Technology Council.

 Franz Colloredo-Mansfeld..  36 Franz Colloredo-Mansfeld has been Chief
                                Financial Officer of Cabot Trust since October
                                1997 and served as a Senior Vice President of Cabot Partners since 1996. He was a Senior
                                Engagement Manager of McKinsey & Company, Inc.
                                from 1992 through 1996. He previously worked for the Deutsche Bank real estate investment group in 1992 and was a Robert Bosch Fellow at the German Central Bank (Bundesbank) in
                                Frankfurt, Germany in 1991. He was also an investment banker with Merrill Lynch & Co. from 1986 through 1989 where he specialized in mergers and acquisitions. Mr. Colloredo-
                                Mansfeld is a graduate of Harvard College and Harvard Business School. He is on the Board of
                                Advisors of Gilbane, Inc. and is a director or trustee of numerous charitable organizations.
                                Mr. Colloredo-Mansfeld is the son of Ferdinand
                                Colloredo-Mansfeld, the Chief Executive Officer of Cabot Trust.

 Andrew D. Ebbott..........  43 Mr. Ebbott has served as Senior Vice
                                President--Director of Acquisitions of Cabot
                                Trust since October 1997. Mr. Ebbott joined
                                Cabot, Cabot & Forbes Realty Advisors, Inc. in
                                1988 as Director of Research and a member of
                                its acquisition department, becoming a Vice-
                                President in 1991 and a Senior Vice President
                                in 1995 of Cabot Partners Limited Partnership.
                                Mr. Ebbott is a graduate of Dartmouth College
                                and the University of Chicago Business School.
                                He has over 13 years experience in real estate
                                finance, investment and research and is a
                                member of the American Institute of Certified
                                Public Accountants.

 Howard B. Hodgson, Jr. ...  43 Mr. Hodgson has been a Senior Vice President--
                                Director of Real Estate Operations of Cabot
                                Trust since October 1997, and has served as a
                                Senior Vice President--Director of Asset
                                Management and Member of the Investment
                                Committee of Cabot Partners Limited Partnership
                                from 1992 to October 1997. Mr. Hodgson began
                                his real estate career in 1979 with the Boston-
                                based real estate firm of R.M. Bradley & Co.,
                                Inc., becoming the head of its institutional
                                property management group prior to joining
                                Cabot, Cabot & Forbes Asset Management Company
                                in 1991 as a Senior Vice President and head of
                                its property management group. Mr. Hodgson is a
                                graduate of Northeastern University. He is a
                                Trustee and member of the Executive Committee
                                of the Cambridge Savings Bank and is a Trustee
                                of Cambridge Financial Group, Inc. He is a
                                member of the Building Owners and Managers
                                Association and the National Association of
                                Industrial and Office Parks and is a corporate
                                Trustee of the Trustees of Reservations.

                          Positions with Cabot Trust, Business Experience and
        Name        Age                     other Positions
        ----        ---   ---------------------------------------------------
 Neil E. Waisnor...  44 Mr. Waisnor has served as Senior Vice President--
                        Finance, Treasurer and Secretary of Cabot Trust since
                        October 1997. Mr. Waisnor was a founding partner of
                        Cabot Partners Limited Partnership, joining as a Vice
                        President and Treasurer in 1990 and becoming a Senior
                        Vice President and Chief Financial Officer in 1995.
                        Prior to joining Cabot Partners Limited Partnership, he
                        was Vice President and Controller of Cabot, Cabot &
                        Forbes Company, where he served in a variety of
                        financial capacities since 1985. He worked for Arthur
                        Andersen & Co. from 1977 until 1985 where he was a
                        senior audit manager serving real estate and high
                        technology companies. Mr. Waisnor is a graduate of the
                        University of Massachusetts at Amherst and is a member
                        of the American Institute of Certified Public
                        Accountants and the Massachusetts Society of Certified
                        Public Accountants and has served on the Accounting
                        Committee of the National Council of Real Estate
                        Investment Fiduciaries.

 Eugene F. Reilly..  38 Mr. Reilly has been Senior Vice President--Director of
                        Development of Cabot Trust since October 1997. Mr.
                        Reilly served as Director of Leasing and Marketing of Cabot Partners Limited Partnership from 1992 to October
                        1997, becoming Senior Vice President in 1996. Mr.
                        Reilly began his real estate career with the Boston commercial real estate brokerage firm of Leggat McCall and Werner in 1983 and subsequently became a leasing broker with Julien J. Studley, Inc. In 1985, he joined
                        National Development Corporation where he became a Senior Vice President prior to joining Cabot Partners
                        Limited Partnership as a Vice President in 1992. Mr.
                        Reilly is a graduate of Harvard College. He is a member of the National Association of Industrial and Office
                        Parks, the Industrial Development Research Council and the Council of Logistics Managers.

                            DESCRIPTION OF THE NOTES

The following description of the material terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the heading "Description of Debt Securities." In this description, the words "we," "our," "ours" and "us" refer only to Cabot L.P. and not to any of its subsidiaries.

We will issue the notes under the indenture dated as of    , 1999, as
supplemented, between us and The Bank of New York, as trustee.

The following description is a summary of the provisions of the indenture relating to the notes. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, will define your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement which includes the accompanying prospectus. Copies of the indenture are also available for inspection at our offices.

Brief Description of the Notes

The notes:

  . will be our direct, unsecured obligations and will not be obligations of or guaranteed by Cabot Trust;

  . will rank equally with our other unsecured and unsubordinated indebtedness; and

  . will be issued in denominations of $1,000 and integral multiples of $1,000.

The foreclosure rights of the lenders or other holders of mortgage indebtedness or other secured indebtedness that we enter into will be superior, to the extent of their collateral, to the claims of holders of the notes offered hereby in the event of default. In addition, the holders of the notes will not have any direct rights to seek payment on the notes from our subsidiaries or to seek to require that assets of our subsidiaries be sold to provide funds for payments on the notes.

As of December 31, 1998, we had approximately $238.9 million of indebtedness, of which approximately $38.9 million was indebtedness secured by mortgages on our properties. As of that date, our subsidiaries had approximately $9.3 million of indebtedness, all of which was secured by mortgages on their properties. In February 1999, we borrowed $87.6 million, secured by specified properties, and used the proceeds of this borrowing to repay a portion of the balance outstanding under our acquisition facility.

Except as described below under the heading "Covenants--Limitations on Incurrence of Indebtedness" or in the accompanying prospectus under the heading "Description of Debt Securities--Merger, Consolidation or Sale," the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would protect you in the event of:

  . a highly leveraged or similar transaction involving us or any of our affiliates;

  . a change of control of Cabot Trust; or

  . a reorganization, restructuring, merger or similar transaction involving us or Cabot Trust that may adversely affect you.

Neither we nor Cabot Trust presently intend to engage in a transaction which would result in a change of control of either of us. In addition, there are restrictions on the ownership and transfer of Cabot Trust's common shares that are intended to protect its status as a real estate investment trust for federal income tax purposes but may also act to prevent or hinder a change of control of Cabot Trust. These restrictions, as well as Cabot Trust's shareholder rights plan and other provisions that may prevent or hinder attempts to acquire control of Cabot Trust that are not approved by its Board of Trustees, are described in the accompanying prospectus under the headings "Description of Common Shares--Restrictions on Transfer" and "Description of Common Shares--Shareholder Rights Plan."

Principal, Maturity and Interest

We will issue the notes in an aggregate principal amount of $   million.

The notes will mature on    , 200 , unless earlier redeemed.

Interest on the notes will accrue at the rate of  % per year and will be
payable semiannually in arrears on     and    , commencing on    , 1999. We
will make each interest payment to the holders of the notes of record on the
immediately preceding     and    .

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date to which interest on the notes was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and that payment will not include interest for the period from and after that interest payment date, maturity date or redemption date. A business day is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in New York City or in Boston are authorized or required to close.

We will make all payments on the notes in New York City at the office or agency of The Bank of New York, which will act as our paying agent and whose office is located at 101 Barclay Street, New York, New York 10286. Alternatively, we may, at our option, pay interest on a note by check mailed to the address of the person entitled thereto or by a wire transfer of funds to that person at an account maintained within the United States.

Optional Redemption

We will have the right to redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

  (1) 100% of the principal amount of the notes to be redeemed plus the interest accrued thereon to the redemption date; and

  (2) an amount equal to the sum of:

    (a) the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including the interest accrued thereon to the redemption date, and

    (b) the interest accrued on the notes to be redeemed to the redemption date.

The present value of the remaining scheduled principal and interest payments on the notes will be determined for this purpose by discounting those payments to the redemption date, using a discount rate that is equal to the semi-annual bond equivalent yield to maturity of a comparable issue of United States
Treasury securities plus     basis points. This discount calculation will
assume semi-annual compounding and will also assume a 360-day year consisting of twelve 30-day months.

The "comparable issue" of Treasury securities that will be used for purposes of the discount calculation will be the series of Treasury securities that has a maturity comparable to the remaining term of the notes and that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with comparable maturities.

The "market price" for the comparable Treasury securities will be one of the following:

(1) the average of the quotations of the bid and asked prices for the comparable issue obtained by the trustee from specified Treasury securities dealers, after excluding the highest and lowest quotations obtained; or

(2) if the trustee obtains fewer than three dealer quotations, the average of the quotations obtained.

The entities from which the quotations will be obtained will be primary dealers in the United States government securities markets located in New York City who will be selected by us and who will include J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets, Inc., Prudential Securities Incorporated and Salomon Smith Barney Inc.

We will give notice of any optional redemption at least 30 but not more than 60 days before the redemption date. The notice of redemption will specify, among other things, the redemption price and the principal amount of the notes held by a noteholder that will be redeemed.

If we redeem less than all of the notes, we will notify the trustee at least 45 days before our intended redemption date, or a shorter period that is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and their redemption date. In that event, the trustee will select the notes to be redeemed in a manner it deems fair and appropriate. We will not redeem notes in less than $1,000 increments.

Covenants

The following paragraphs summarize the covenants to which we will agree in connection with the issuance of the notes. Additional general covenants applicable to the notes and other debt securities we may issue are described in the accompanying prospectus under the heading "Description of Debt Securities-- Covenants."

Limitations on Incurrence of Indebtedness.

The limitations on our rights to incur additional indebtedness to which we will agree in connection with the issuance of the notes are separately described below. For purpose of these limitations, the term "indebtedness" will include both our own indebtedness and that of our consolidated subsidiaries, as determined in accordance with generally accepted accounting principles. It will also include various types of obligations that are not necessarily considered indebtedness in other contexts. Specifically, as used in the indenture with respect to the notes offered hereby, the term "indebtedness" includes each of the following:

(1) obligations to repay money borrowed or that are evidenced by bonds, notes, debentures or similar instruments;

(2) obligations of a person other than us or a subsidiary of ours to repay borrowed money that are secured by any property owned by us or any of our subsidiaries, up to the lesser of the amount of indebtedness so secured and the fair market value of the security property;

(3) reimbursement obligations in connection with letters of credit and amounts representing the deferred purchase price of property or services, except any balance that constitutes an accrued expense or trade payable;

(4) the principal amount of our obligations and those of our subsidiaries with respect to the redemption, repayment or other repurchase of any "disqualified stock," which term includes any capital stock or other ownership interests in an entity, and warrants and options to purchase the same, which by their terms, or by the terms of any security into which they are convertible or for which they are exchangeable or exercisable,

  (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, other than capital stock which is redeemable solely in exchange for capital stock that is not disqualified stock or the maturity price or redemption price of which may, at the option of the person, be paid in capital stock that is not disqualified stock;

  (b) is convertible into or exchangeable or exercisable for indebtedness or disqualified stock; or

  (c) is redeemable at the option of the holder thereof, in whole or in part, other than capital stock which is redeemable solely in exchange for capital stock that is not disqualified stock or the redemption price of which may, at the option of the person, be paid in capital stock which is not disqualified stock, in each case on or prior to the stated maturity of the notes;

(5) any lease of property by us or any of our subsidiaries which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; and

(6) any undertaking by us or any of our subsidiaries to be liable for, or to pay as obligor, guarantor or otherwise any indebtedness of another person, other than for purposes of collection in the ordinary course of business.

However, the term "indebtedness" will not include any obligation that has been the subject of an "in substance defeasance" and is therefore no longer considered indebtedness in accordance with generally accepted accounting principles.

In addition, for purposes of the indenture, the amount of our "total assets" as of any date will be considered to be the sum of:

(1) the amount of our undepreciated real estate assets, which will consist of the historical cost of our assets and those of our subsidiaries plus the cost of capital improvements to those real estate assets, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles; and

(2) all of our other assets and those of our subsidiaries, determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles, except that the term "total assets" will not include any assets that have been deposited in trust in connection with an "in substance defeasance" in accordance with generally acceptable accounting principles.

Aggregate Debt Test. We will not, and will not permit any of our subsidiaries to, incur any indebtedness, other than indebtedness to which the only parties are us, Cabot Trust and any subsidiary of either of us, if, immediately after giving effect to the incurrence of the proposed additional indebtedness and the use of the proceeds of that indebtedness, the aggregate principal amount of all of our outstanding consolidated indebtedness, including indebtedness of our consolidated subsidiaries, is greater than 60% of the sum of, without duplication:

(1) our total assets and those of our subsidiaries as of the end of the period covered in the Annual Report on Form 10-K or Quarterly Report on Form 10-Q, that we have most recently filed with the SEC or the trustee, as the case may be, or if we have not yet filed our first quarterly report on Form 10-Q, then as of December 31, 1998; and

(2) the purchase price of any real estate assets or mortgage loans receivable acquired by us or any of our subsidiaries, together with the amount of any securities offering proceeds received that were not used to acquire real estate assets or mortgage loans receivable or used to reduce indebtedness, in each case since the end of the period, including the proceeds to be obtained from the incurrence of the proposed additional indebtedness.

Secured Debt Test. In addition to the preceding general limitation on the incurrence of indebtedness, we will not, and will not permit any of our subsidiaries to, incur any indebtedness that is secured by any mortgage, lien or security interest on or in any of our property or any of our subsidiaries' property, whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of the proposed additional indebtedness and the use of the proceeds of that indebtedness, the aggregate principal amount of all of our outstanding secured indebtedness and that of our subsidiaries on a consolidated basis would be greater than 40% of the sum of, without duplication:

(1) our total assets and those of our subsidiaries as of the end of the period covered in the Annual Report on Form 10-K or Quarterly Report on Form 10-Q that we have most recently filed with the SEC or the trustee, as the case may be, or if we have not yet filed our first quarterly report on Form 10-Q, then as of December 31, 1998; and

(2) the purchase price of any real estate assets or mortgage loans receivable acquired by us or any of our subsidiaries, together with the amount of any securities offering proceeds received that were not used to acquire real estate assets or mortgage loans receivable or used to reduce indebtedness, in each case since the end of the period, including the proceeds to be obtained from the incurrence of the proposed additional indebtedness.

Annual Debt Service Test. In addition to the preceding limitations on the incurrence of indebtedness, we will not, and will not permit any of our subsidiaries to, incur any indebtedness if the ratio of our consolidated net income available for debt service to our annual debt service charge would, after giving effect to the proposed indebtedness and the use of the proceeds of that indebtedness, be less than 1.5:1. For purposes of determining our compliance with this debt limitation covenant, our consolidated net income available for debt service will be the amount of our earnings from operations, as adjusted in the manner described below.

Our "earnings from operations" will consist of our consolidated net income before giving effect to any provisions for gains and losses on sales of investments, extraordinary and non-recurring items and property valuation losses. Our "consolidated income available for debt service" for any period will be the amount of our earnings from operations for the period plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

(1) interest on our indebtedness and that of our subsidiaries;

(2) provisions for our income taxes and the income taxes of our subsidiaries;

(3) amortization of debt discount and deferred financing costs;

(4) provisions for gains and losses on properties and depreciation and amortization;

(5) increases in deferred taxes and other non-cash investments;

(6) the effects of any non-cash charges resulting from a change in accounting principles in determining earnings from operations for the period;

(7) amortization of deferred charges; and

(8) interest income related to investments irrevocably deposited in connection with an "in substance defeasance" of indebtedness.

Our "annual debt service charge" for any period will be an amount equal to the aggregate interest expense for the period in respect of, and the amortization during the period of any original issue discount relating to, our indebtedness and that of our subsidiaries, together with the amount of dividends that are payable during the period in respect of disqualified stock for the four consecutive fiscal quarters most recently ended prior to the date on which the proposed additional indebtedness is to be incurred.

The ratio of our consolidated income available for debt service to our annual debt service charge will be calculated on the assumptions that:

(1) the proposed indebtedness and any other indebtedness incurred by us and our subsidiaries since the first day of the four-quarter period and the use of the proceeds of that indebtedness, including to refinance other indebtedness, had occurred at the beginning of the period;

(2) the repayment or retirement of any other indebtedness by us and our subsidiaries since the first day of the four-quarter period had been repaid or retired at the beginning of the period, except that, in making this computation, the amount of indebtedness under any revolving credit facility will be computed based upon the average daily balance of that indebtedness during the period;

(3) in the case of indebtedness of an entity that we have acquired or indebtedness incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

(4) in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of indebtedness had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

Required Maintenance of Total Unencumbered Assets. We and our subsidiaries will at all times maintain total unencumbered assets equal to not less than 150% of the aggregate outstanding principal amount of our indebtedness and that of our subsidiaries that is not secured by any mortgage, lien or security interest upon any of our properties or the properties of any of our subsidiaries on a consolidated basis. For this purpose, the amount of our "total unencumbered assets" will be the sum of:

  (1) our undepreciated real estate assets and those of our subsidiaries that are not subject to any mortgage, lien or security interest given as security for borrowed money; and

  (2) all of our other assets and those of our subsidiaries that are not subject to any mortgage, lien or security interest for borrowed money, as determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles, except that the term "total unencumbered assets" will not include any assets that have been deposited in trust in connection with an "in substance defeasance" in accordance with generally acceptable accounting principles.

Provision of Financial Information.

So long as any notes are outstanding and whether or not required by the SEC, we will furnish to the trustee within 15 days of the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report on our annual financial statements by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

If we are not subject to Sections 13 and 15(d) of the Exchange Act, we will furnish to the holders of the notes, without cost to the holders, a copy of the information and reports referred to in clauses (1) and (2) above within 15 days after the filing dates therefor specified in the SEC's rules and regulations.

In addition, whether or not required by the SEC, we will file a copy of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, in which case we will supply copies of the documents upon written request and payment of the reasonable cost of duplication and delivery by any holder or prospective holder of the notes.

Waiver of Covenants.

We may omit to comply with any term, provision or condition of the covenants described above, and with any other term, provision or condition with respect to the notes, other than any term, provision or condition which could not be amended without the consent of all holders of notes, if before or after the time for compliance the holders of at least a majority in principal amount of all the outstanding notes either waive compliance in the particular instance or waive compliance generally. Except to the extent expressly waived, our obligations and the duties of the trustee in respect of any term, provision or condition of the indenture and the notes will remain in full force and effect.

Events of Default

The events of default under the indenture and the remedies therefor, which include the right to declare the principal amount of the notes to be immediately due and payable, are described in the accompanying prospectus under the heading "Description of Debt Securities--Events of Default." If the maturity of the notes is so accelerated the note holders will be entitled to receive an amount equal to the redemption price described herein under the heading "Optional Redemption," determined as if a redemption had occurred on the same date as the event of default.

Discharge, Defeasance and Covenant Defeasance

The provisions of the indenture relating to defeasance and covenant defeasance will apply to the notes. These provisions are described in the accompanying prospectus under the heading "Description of Debt Securities--Discharge, Defeasance and Covenant Defeasance." Each of the covenants described in this prospectus supplement under the heading "Covenants" and under the heading "Description of Debt Securities--Covenants" in the accompanying prospectus will be subject to covenant defeasance.

Book-Entry System

The Depository Trust Company will act as securities depository for the notes. The notes will be issued as fully registered securities that are registered in the name of Cede & Co., which is the nominee of DTC, and will be deposited with DTC. The provisions described under the heading "Description of Debt Securities--Book-Entry Securities" in the accompanying prospectus will apply to the notes.

DTC has provided the following information to us: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. This eliminates the need to exchange certificates. Direct participants of DTC include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions, including principal and interest payments, to securityholders, book-entry deliveries and settlement of trades within DTC continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third-party vendors, from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting, and will continue to contact, third-party vendors from whom DTC acquires services to impress upon them the importance of their services being Year 2000 compliant and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing contingency plans that it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and those other members for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

The indenture states that it will be governed by, and is to be construed in accordance with, the laws of the State of New York.

No Personal Liability

No past, present or future partner, stockholder, employee, officer or director of ours or of Cabot Trust or any successor of either of us shall have any liability for any of our obligations, covenants or agreements contained under the notes or the indenture. By accepting the notes, you waive and release all liabilities described in the preceding sentence. This waiver and release is part of the consideration for the issuance of the notes.

                                  UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

                                                                       Principal
                                                                       Amount of
   Underwriters                                                          Notes
   ------------                                                        ---------
   J.P. Morgan Securities Inc. .......................................  $
   Goldman, Sachs & Co. ..............................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated..............................................
   PNC Capital Markets, Inc. .........................................
   Prudential Securities Incorporated.................................
   Salomon Smith Barney Inc. .........................................
                                                                        -------
     Total............................................................  $
                                                                        =======

If the underwriters take any of the notes, then they are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering price set forth on the cover page and part to selected dealers at a price that represents a concession not in excess of % of the principal amount of the notes. Any underwriter may allow, and any dealer may reallow, a concession not in excess of % of the principal amount of the notes to some other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We intend to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any of those liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. The underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

We estimate that the expenses associated with this offering that will be paid by us will be approximately $ .

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and with our affiliates. In addition, an affiliate of J.P. Morgan and an affiliate of PNC are the lead agent and the managing agent, respectively, under our acquisition facility. Each affiliate is also a lender under the facility and will receive a portion of the amounts to be repaid under the facility with the net proceeds of this offering.

                                 LEGAL MATTERS

The legality of the notes will be passed upon for us by Mayer, Brown & Platt, which firm will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to various matters of Maryland law. Cahill Gordon & Reindel, a partnership including a professional corporation, will act as counsel to the underwriters in connection with this offering.

PROSPECTUS

                                  $400,000,000

                             CABOT INDUSTRIAL TRUST

                        Common Shares, Preferred Shares,
         Depositary Shares, Warrants and Guarantees of Debt Securities

                                  $600,000,000

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                                Debt Securities

   Each time we offer any of the securities described in this prospectus we will provide a prospectus supplement that will describe the specific terms of the securities being offered. You should read both this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to sell any securities unless it is accompanied by the applicable prospectus supplement.

   The common shares are listed on the New York Stock Exchange under the symbol "CTR." On April 16, 1999, the last reported sale price of the common shares was $18.5625 per share.

   See "Risk Factors" beginning on page 1 for descriptions of material risks relevant to an investment in the securities described in this prospectus.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is April 21, 1999

   You should rely only on the information contained in this prospectus or in the other documents referred to herein under the heading "Where You Can Find More Information." We have not authorized anyone to give you any different information.

   This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities in any jurisdiction in which the offer or sale would be unlawful. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus stated at the bottom of the cover page hereof, even though this prospectus is delivered on a later date.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
RISK FACTORS..............................................................   1
  We may not be able to maintain our shareholder distributions at their
   current level..........................................................   1
  Provisions of our Declaration of Trust and Bylaws, and our Shareholder
   Rights Plan, may discourage acquisition proposals and attempts to
   change our Board of Trustees...........................................   1
  We would incur adverse tax consequences if we fail to qualify as a
   REIT...................................................................   2
  We can change our financing, investment, distribution and other business
   policies without your approval.........................................   2
  Our business consists primarily of acquiring and operating real estate and is therefore subject to real estate investment and operating
   risks..................................................................   3
  There are potential conflicts of interest in our operations.............   5
  Increases in market interest rates may adversely affect the market price
   of our common shares...................................................   6
  Shares that become available for future sale may adversely affect the
   market price of our common shares......................................   6
  We are subject to real estate financing risks...........................   6
  Our use of interest rate hedging agreements may increase our interest
   and financing costs, may result in losses and may present other risks..   7
ABOUT THIS PROSPECTUS.....................................................   8
WHERE YOU CAN FIND MORE INFORMATION.......................................   9
FORWARD-LOOKING STATEMENTS................................................  10

                                                                           Page
                                                                           ----
CABOT TRUST AND CABOT L.P.................................................  10
USE OF PROCEEDS...........................................................  11
RATIOS OF EARNINGS TO FIXED CHARGES.......................................  11
DESCRIPTION OF DEBT SECURITIES............................................  11
  Summary of Terms........................................................  11
  Denominations...........................................................  14
  Principal and Interest..................................................  14
  Registration and Transfer...............................................  14
  Merger, Consolidation or Sale...........................................  15
  Covenants...............................................................  15
  Possible Additional Covenants or Modifications to the Covenants
   Described Above........................................................  16
  Events of Default, Notice and Waiver....................................  16
  Amendment to the Indenture..............................................  18
  Discharge, Defeasance and Covenant Defeasance...........................  19
  No Conversion Rights....................................................  21
  Book-Entry Securities...................................................  21
  No Personal Liability...................................................  23
  Trustee.................................................................  23
DESCRIPTION OF GUARANTEES OF DEBT SECURITIES..............................  23
DESCRIPTION OF COMMON SHARES..............................................  24
  Summary of Terms........................................................  24
  Shareholder Rights Plan.................................................  24
  Restrictions on Transfer................................................  25
  Shareholder Liability...................................................  27
  Indemnification of Trustees and Officers................................  27
  Transfer Agent and Registrar............................................  27
DESCRIPTION OF PREFERRED SHARES...........................................  28
  Permitted Terms.........................................................  28
  Rank....................................................................  29

                                                                          Page
                                                                          ----
  Dividends..............................................................  29
  Redemption.............................................................  30
  Liquidation Preference.................................................  31
  Voting Rights..........................................................  32
  Conversion Rights......................................................  33
  Restrictions on Ownership..............................................  33
  Registrar and Transfer Agent...........................................  33
DESCRIPTION OF DEPOSITARY SHARES.........................................  34
  Dividends and Other Distributions......................................  34
  Withdrawal of Stock....................................................  34
  Redemption of Depositary Shares........................................  35
  Voting of Preferred Shares.............................................  35
  Liquidation Preference.................................................  35
  Conversion of Preferred Shares.........................................  35
  Amendment and Termination of Deposit Agreements........................  35
  Charges of Preferred Shares Depositary.................................  36
  Resignation and Removal of Preferred Shares Depositary.................  36
  Miscellaneous..........................................................  36
DESCRIPTION OF WARRANTS..................................................  37
DESCRIPTION OF SECURITYHOLDER PURCHASE RIGHTS............................  38
SELECTED PROVISIONS OF MARYLAND LAW AND OF CABOT TRUST'S DECLARATION
 OF TRUST AND BYLAWS.....................................................  38
  Board of Trustees......................................................  38
  Business Combinations..................................................  39
  Control Share Acquisitions.............................................  39
  Amendment of Declaration of Trust......................................  40
  Termination of Cabot Trust and REIT Status.............................  41

                                                                           Page
                                                                           ----
  Advance Notice of Trustee Nominations and New Business..................  41
  Anti-takeover Effect of Selected Provisions of Maryland Law and of the
   Declaration of Trust and Bylaws........................................  41

CABOT L.P. PARTNERSHIP AGREEMENT..........................................  42
  Partnership Structure...................................................  42
  Management..............................................................  42
  Indemnification.........................................................  42
  Capital Contributions...................................................  43
  Tax Matters.............................................................  43
  Operations..............................................................  43
  Duties and Conflicts....................................................  43
  Term....................................................................  43

FEDERAL INCOME TAX CONSEQUENCES...........................................  44
  Taxation of Cabot Trust.................................................  45
  Tax Aspects of Our Investments in Partnerships..........................  49
  Taxation of Shareholders................................................  50
  Other Tax Considerations................................................  52

PLAN OF DISTRIBUTION......................................................  54

LEGAL MATTERS.............................................................  55

EXPERTS...................................................................  55

INFORMATION CONCERNING CABOT L.P..........................................  56
  Management's Discussion And Analysis Of Financial Condition And Results
   Of Operations..........................................................  56

INDEX TO FINANCIAL STATEMENTS............................................. F-1

                                  RISK FACTORS

   Investing in the securities described in this prospectus involves various risks. You should carefully consider the following material risks that we and our investors face and should read this entire prospectus and the applicable prospectus supplement before purchasing any of the securities described herein.

We may not be able to maintain our shareholder distributions at their current level.

   While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so. We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance, any of which may prove to be incorrect, and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to:

  . property occupancy and the profitability of tenants,

  . the amount of future capital expenditures and expenses relating to our properties,

  . the level of leasing activity and future rental rates at our properties,

  . the strength of the industrial real estate market in the areas in which we own properties, and

  . competition and the costs of compliance with environmental and other laws.

Provisions of our Declaration of Trust and Bylaws, and our Shareholder Rights Plan, may discourage acquisition proposals and attempts to change our Board of Trustees.

   Our Declaration of Trust generally prohibits owning more than 9.8% of our outstanding shares. To remain qualified as a real estate investment trust for federal income tax purposes under the federal Tax Code, five or fewer persons cannot own or be deemed to own more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that, subject to specified exceptions, no person may own more than 9.8% in number or value of our issued and outstanding shares of beneficial interest. Our Board of Trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of common shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate the ownership limit, the transfer will be void. This ownership limit may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares above the then prevailing market price or that you may for other reasons consider to be in your best interest.

   Staggered elections of Trustees lengthen the time needed to elect a majority of our Board. Our Board of Trustees is divided into three classes, with only one class being elected each year. These staggered terms may lengthen to two years the time needed to change a majority of the members of our Board of Trustees and may thereby reduce the possibility of an attempt to acquire control of Cabot Trust.

   Additional share issuances may dilute the ownership and voting power of existing shareholders. Our Board of Trustees can, without shareholder approval, increase or decrease the aggregate number of shares of beneficial interest of any class that we have authority to issue, issue additional shares of beneficial interest, classify or reclassify any unissued common shares and preferred shares and set the rights, preferences and other terms of those shares. Under the Maryland law governing our operations, you will have no preemptive right to acquire any of our equity securities. Accordingly, to the extent we issue additional equity securities, the voting power of existing shareholders may be diluted.

   Our Shareholder Rights Plan is intended to deter acquisitions of control of Cabot Trust. We have adopted a shareholder rights plan that could delay, defer or prevent a change in control of Cabot Trust that is not approved by our Board of Trustees. See "Description of Common Shares--Shareholder Rights Plan."

We would incur adverse tax consequences if we fail to qualify as a REIT.

   If we fail to qualify as a REIT we will incur substantial additional tax liabilities. We intend to operate so as to qualify as a REIT for federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. We have received an opinion from our legal counsel that we are organized in conformity with the requirements for qualification as a REIT as of the taxable year ended December 31, 1998 and that the actual and proposed methods of operation that we have described to our counsel satisfy the requirements for REIT qualification. Our counsel's opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel's review and analysis of existing law, which includes no controlling precedent.

   If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would have to pay federal income tax, including any alternative minimum tax, at regular corporate tax rates. In 1998, this would have resulted in our net income of $21.8 million, for which, based on our assumed qualification as a REIT, no taxes have been provided in our financial statements being taxed at regular corporate income tax rates. Unless entitled to relief under Tax Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. As a result, cash available for distribution to our shareholders would be reduced for each of the years involved. Our Board of Trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.

   Our management has limited experience in maintaining REIT qualification. Our continued qualification as a REIT depends on our ability to meet various requirements concerning, among other things, the ownership of our outstanding shares, the nature of our assets, the sources of our income and the amounts we distribute to shareholders. The relevant requirements are detailed and complex. Our management did not have experience in operating in compliance with these requirements prior to the commencement of our operations in our current form in February 1998.

   We may need to borrow funds to meet our REIT minimum distribution requirements. To qualify as a REIT, we are generally required to distribute at least 95% of our annual net taxable income, excluding any net capital gain, to our shareholders. If we fail to meet this requirement we will have to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions we make are less than the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year and (3) 100% of our undistributed taxable income from prior years.

   We derive our income primarily from our share of Cabot L.P.'s income and the cash available for distribution to our shareholders comes primarily from cash distributions from Cabot L.P. We may have to borrow funds to meet the 95% of net taxable income distribution requirement and thereby avoid being required to pay the nondeductible excise tax referred to above. This is due to differences in timing between when we actually receive cash income and pay deductible expenses and when the income and expenses are included in our taxable income.

We can change our financing, investment, distribution and other business policies without your approval.

   Our Board of Trustees establishes our financing, investment, distribution and other business policies based on management's recommendations and the Board's evaluation of business and general economic conditions and other relevant factors. The Board may change these policies without your consent. Among other policies, it is our current policy to limit our debt-to-total market capitalization ratio to 40%, but our organizational documents do not limit the amount of indebtedness that we may incur without shareholder approval and this policy could therefore be changed by the Board at any time. Our "debt-to-total market capitalization ratio" is the ratio of our total consolidated and unconsolidated debt as a percentage of the sum of the market value of all of our outstanding common shares and all outstanding partnership units of Cabot L.P. that we do not own plus total consolidated and unconsolidated debt, but excluding all nonrecourse consolidated debt in excess of our proportionate share of the debt and all nonrecourse unconsolidated debt of partnerships in which we are a limited partner.

Our business consists primarily of acquiring and operating real estate and is therefore subject to real estate investment and operating risks.

   Tenant defaults and bankruptcies may reduce our income and cash flow. We derived more than 98% of our income from rental operations during 1998. If a significant number of tenants fail to meet their lease obligations, our revenues and cash flow will decrease and we may be unable to make expected distributions to our shareholders. We have not to date experienced any significant tenant defaults and none were experienced by our organizer and sponsor, Cabot Partners Limited Partnership, with respect to the investments of its advisory clients. There is no assurance, however, that this favorable experience will continue.

   Defaulting tenants may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the tenants' leases. This would reduce our income, cash flow and amounts available to distribute to our shareholders. In addition, a tenant may suffer business losses which may weaken its financial condition and result in the failure to make rental payments when due.

   We may be adversely affected by increases in real estate operating costs. If our properties do not generate revenues sufficient to meet our operating expenses, including debt service, tenant improvement costs, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.

   Commercial properties are subject to increases in operating expenses such as cleaning, electricity, heating, ventilation and air conditioning and maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While our current tenants are generally obligated to pay a portion of increases in operating costs, there is no assurance that our existing tenants will agree to pay all or any portion of those costs upon renewal of their leases or that new tenants will agree to pay those costs.

   We may encounter significant delays in reletting vacant space and resulting losses of income. When leases of space in our properties expire, the leases may not be renewed, the related space may not be relet promptly or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than the terms of the expiring leases. Leases covering approximately 15.7% of our total leased rental space will expire in 1999 and leases covering approximately 12.1% of our total rental space will expire in 2000, based on annualized base rent.

   In formulating our annual business plans, we make estimates of renovation and reletting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to relet or renew the leases for all or a substantial portion of our space, if the rental rates upon the renewal or reletting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

   We may not be able to meet our targeted levels of leasing activity, acquisitions and development due to the highly competitive nature of the industrial property markets. Numerous industrial properties compete with our properties in attracting tenants to lease space and additional properties can be expected to be built in the markets in which our properties are located. The number and quality of competitive industrial properties in a particular area will have a material effect on our ability to lease space at our existing properties or at newly acquired properties and on the rents charged.

   The industrial real estate investment market is also highly competitive. There are a significant number of buyers of industrial property, including other publicly traded industrial REITs, many of which have significant financial resources. This has resulted in increased competition in acquiring attractive industrial properties. Accordingly, we may not be able to meet our targeted level of property acquisitions and developments, which would have an adverse effect on our expected growth in funds from operations.

   We may incur significant environmental remediation costs or liabilities. As an owner and operator of real properties, we are subject to various federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the owner's ability to borrow using the real property as collateral.

   Environmental laws and common law principles could be used to impose liability for release into the air of and exposure to hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.

   Phase I environmental site assessment reports were obtained by our original contributing investors in connection with their initial acquisition of the properties, or were obtained by us in connection with the transactions resulting in our formation as a publicly traded company. In accordance with our acquisition policies, we have also obtained Phase I's for all of the properties that we have acquired since the date of our formation. The purpose of Phase I's is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. The earliest of the Phase I's for our properties were obtained in 1988 and Phase I's on approximately 19% of the properties owned by us as of December 31, 1998 were obtained prior to 1995. Commonly accepted standards and practices for Phase I's have evolved to encompass higher standards and more extensive procedures over the period from 1988 to the present.

   The Phase I's obtained for our properties have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any material environmental liability. It is possible, however, that the Phase I's relating to the properties do not reveal all environmental liabilities. Moreover, future laws, ordinances or regulations may impose material environmental liability or our properties' current environmental condition may be affected by tenants, by the condition of land or operations in the vicinity of the properties or by third parties unrelated to us.

   We may be adversely affected by changes in laws. Our properties are subject to various federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow and ability to make expected distributions to shareholders.

   We could be adversely affected if hazard losses on our properties exceed the amount of our insurance coverage or are not covered by insurance. We carry commercial general liability insurance, standard "all-risk" property insurance, flood, earthquake and rental loss insurance with respect to our properties with policy terms and conditions customarily carried for similar properties. We believe that our current insurance coverage is adequate. However, our insurance is subject to normal limitations on the amounts of coverage and some types of losses, such as from wars or from earthquakes for properties located in California, may be uninsurable or may only be insurable at a cost that we believe outweighs the value of obtaining insurance. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that property, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the property.

   In light of the California earthquake risk, California building codes have since the early 1970s established construction standards for all new buildings and also contain guidelines for seismic upgrading of existing buildings that are intended to reduce the possibility and severity of loss from earthquakes. The construction standards and upgrading, however, do not eliminate the possibility of earthquake loss. It is our current policy to obtain earthquake insurance if available at acceptable cost. As of December 31, 1998, all of our 50 properties located in California are covered by earthquake insurance. Seismic upgrading has been completed on 11 of the California properties. Seismic upgrading is expected to be completed on ten additional California properties within nine months from the date of this prospectus. We currently maintain blanket earthquake insurance coverage for all properties located outside California in amounts we believe to be reasonable.

   The relative illiquidity of our real estate investments may limit our ability to adjust our property portfolio to respond to market changes. Equity real estate investments are relatively illiquid. In addition, the Tax Code limits a REIT's ability to sell properties held for fewer than four years, which may affect our ability to sell properties without adversely affecting returns to common shareholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.

   We may suffer losses from our acquisition, development and construction activities. We intend to acquire existing industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. These acquisitions will entail the risk that investments will fail to perform as expected, the risk of unexpected liabilities and the risk that necessary property improvement costs may be greater than we estimated in deciding to acquire a property.

   We also intend to grow through the selective development and construction of industrial properties, including build-to-suit properties and speculative development, as suitable opportunities arise. The risks associated with real estate development and construction activities include:

  . we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

  . the construction cost of a project may exceed original estimates;

  . occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;

  . financing may not be available on favorable terms for development of a property;

  . the construction and lease up of a property may not be completed on schedule, resulting in increased debt service and construction costs; and

  . we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.

There are potential conflicts of interest in our operations.

   Our Chief Executive Officer may incur adverse tax consequences if properties contributed by him are sold. As a holder of partnership units in Cabot L.P., Ferdinand Colloredo-Mansfeld, who is our Chief Executive Officer and the Chairman of our Board of Trustees, has unrealized taxable gains associated with his interests in approximately $27.6 million in net book value of properties that he contributed to Cabot L.P. in connection with its formation. These seven contributed properties represented approximately 2.5% of our total assets at December 31, 1998. Because he may incur different and more adverse tax consequences than would our other investors upon the sale of those properties he may have different views regarding the appropriate pricing and timing of any sale of these properties. While the full Board of Trustees has the ultimate authority to determine whether and on what terms to sell our properties, Mr. Colloredo-Mansfeld could have an incentive to discourage sale of the properties even though the sales might be financially advantageous for Cabot Trust and its other shareholders as a whole.

   Our duties to our shareholders may conflict with our duties to the partners of Cabot L.P. As the general partner of Cabot L.P., Cabot Trust owes fiduciary duties to Cabot L.P.'s limited partners. Discharging these fiduciary duties could conflict with its shareholders' interests. Pursuant to Cabot L.P.'s limited partnership agreement, the limited partners have acknowledged that Cabot Trust is acting both on behalf of its shareholders and, in its capacity as general partner of Cabot L.P., on behalf of the limited partners. The limited partners have further agreed in the partnership agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause Cabot L.P. to take, or to decline to take, any actions.

   We have significant shareholders who could control our operations. As of December 31, 1998 our senior management beneficially owned approximately 3.8% of our outstanding common shares, assuming the exchange of all Cabot L.P. partnership units not held by Cabot Trust for common shares. At the same date, the IBM Retirement Plan Trust, the New York State Teachers' Retirement System and the Pennsylvania Public School Employes' Retirement System beneficially owned approximately 23.6%, 13.7% and 12.7%, respectively, of our outstanding common shares, assuming the exchange of all Cabot L.P. partnership units not held by Cabot Trust for common shares. These holders were each original investors in Cabot Trust. They are permitted to hold their respective beneficial ownership percentages of our shares pursuant to an exception to the above-described general ownership limit of 9.8% set forth in Cabot Trust's Declaration of Trust in recognition of the fact that, because of their status as retirement plans, their share ownership is disregarded for purposes of some of the REIT ownership requirements of the Tax Code and is instead attributed to their plan participants. These investors could have a significant influence on our operations and the outcome of matters submitted to a shareholder vote and could, were they to agree to act in concert with each other, exercise effective control over our affairs.

Increases in market interest rates may adversely affect the market price of our common shares.

   One of the factors that influence the market price of our common shares is the annual rate of distributions that we pay on the common shares, as compared with market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the common shares unless we are able to increase our distributions on outstanding common shares and elect to do so.

Shares that become available for future sale may adversely affect the market price of our common shares.

   Substantial sales of common shares, or the perception that substantial sales of common shares may occur, could adversely affect the prevailing market prices of the common shares. At December 31, 1998, we had 18,586,764 outstanding common shares. 8,961,764 of the common shares outstanding at that date and 22,699,884 additional common shares issuable on conversion of outstanding units of limited partnership interest in Cabot L.P. were not transferable, with limited exceptions, until February 4, 1999 and will remain subject to more limited contractual restrictions on transfer until February 4, 2000. A total of 2,154,036 additional common shares issuable on conversion of outstanding Cabot L.P. partnership units will not be transferable, with exceptions for transfers to related parties, donative transfers and bona fide pledges of shares, until February 4, 2000. We have also reserved a total, as of December 31, 1998, of 4,347,500 common shares for issuance pursuant to options and other stock awards to be granted to employees, officers and Trustees under our long term incentive compensation plan, of which 3,215,999 shares are subject to options and other awards that have been granted to date, subject to four-year vesting schedules. We further expect to acquire additional properties in exchange for units of limited partnership interest in Cabot L.P. that will be exchangeable for our common shares unless we exercise our right to purchase the units for cash instead of issuing our common shares. We are not able to assess the extent to which perceptions of possible future sales of any of the above described common shares have affected the prevailing market prices of the common shares to date or may do so from time to time in the future.

We are subject to real estate financing risks.

   Potential adverse effects of the costs of and possible difficulties in obtaining debt financing may adversely affect our cash flows and distributions to shareholders. As a result, among other things, of the annual income distribution requirements applicable to REITs under the Tax Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the property or properties subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.

   Rising interest rates will generally increase our borrowing costs. We have a bank credit facility that permits us to borrow up to $325 million for property acquisitions and other purposes that provides for interest at variable rates, and we may incur additional variable rate indebtedness in the future. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders. While we have entered into hedging arrangements that are intended to reduce our exposure to rising interest rates and may enter into additional arrangements for that purpose in the future, changes in interest rates will still affect our business and results of operations.

Our use of interest rate hedging agreements may increase our interest and financing costs, may result in losses and may present other risks.

   To reduce our exposure to changes in market interest rates, we have from time to time entered into various types of interest rate protection, or "hedging," agreements with investment grade financial institutions. These agreements include interest rate collar and interest rate cap agreements, which are intended to limit our exposure to increases in interest rates on our variable rate borrowings. They also include "Treasury lock agreements" that are entered into for the purpose of hedging the interest rates of fixed interest rate indebtedness that we expect to incur in future periods. Interest rate hedging agreements involve the risks described in the following paragraphs:

   Hedging agreements may increase our interest and financing costs. Since interest rate hedging agreements are intended to have the effect of fixing the interest rates that we pay within a specified range or at a specified level, they may have the effect in declining interest rate environments of increasing our interest costs over what those costs would otherwise have been. We may also pay fees and incur other transaction costs in connection with entering into these agreements.

   Hedging agreements present credit risks. The counter parties in our hedging agreements may become financially unable to perform their obligations under the agreements. In that case, we would not receive the protection against changes in interest rates that we had intended and we may also not be able to recover fees or other costs incurred by us in entering into the hedging agreement.

   Hedging agreements may present "basis risks." The interest rate index or other basis of the hedging agreement may not change with the same frequency or in the same magnitude as the interest rates that we are seeking to hedge. This possibility, which is commonly referred to as "basis risk", may result in unexpected costs and losses.

   Deferral of gains and losses under hedge accounting principles may become inappropriate for specific hedging arrangements. In general, we intend that the amounts we are required to pay to or that we receive from the counter parties under our hedging agreements will be reflected in our financial statements using "hedge accounting" principles. Under hedge accounting principles the amounts of such losses and gains are added to or credited against our interest expense over the life of the related borrowing rather than being reported as current gain or loss. Hedge accounting may cease to be appropriate for a particular hedging agreement if the agreement ceases to be sufficiently correlated with the indebtedness being hedged. This may occur as a result of basis risk or it may occur because the borrowing to which the hedge agreement relates is not completed in the form or within the time frame contemplated when the hedging agreement was executed or if the related borrowing is terminated prior to maturity. For example, we entered into a Treasury lock agreement in July 1998 involving the future sale of $100 million of 10 year Treasury securities in contemplation of a possible future fixed rate debt issuance. At the March 31, 1999 contractual settlement date of the agreement we paid the counter party $2.5 million, reflecting the change in market yield on the Treasury securities sold between the contract initiation date and the contract settlement date. We expect to reflect this amount as a loss in 1999 because a debt issuance of the type contemplated was not completed prior to or shortly after the settlement date of the contract.

   Treasury lock agreements may result in substantial losses if market interest rates change significantly. Treasury lock agreements involve the sale by us to an institutional counter party, on a future delivery basis, of Treasury securities having maturities comparable to that of our proposed future debt issuance. The amount, if any, that we may be required to pay to our counter party, or that the counter party may be required to pay to us, under the Treasury lock agreement depends on the direction and magnitude of any change in the relevant Treasury market yields between the contract initiation date and the contract settlement date. Accordingly, if we enter into Treasury lock agreements in the future we will be subject to potential increases in interest expense or immediate loss recognition that will fluctuate with movements in Treasury market yields and that may be substantial.

   Interest rate hedging agreements may not be enforceable in some cases. The enforceability of interest rate hedging agreements may depend on compliance by the parties with applicable statutory and other legal requirements. They may not be enforceable if they were not authorized or appropriate for a counter party or if the related documentation has not been prepared and executed properly.

   Substantial income from hedging activities could adversely affect our ability to comply with the REIT qualification requirements of the Tax
Code. There are limits on the amount of income resulting from hedging activities that may be counted in determining our compliance with one of the REIT qualification requirements under the Tax Code relating to the nature of our income. See "Federal Income Tax Consequences -- Taxation of Cabot Trust --
 REIT Qualification Requirements -- Gross Income Tests -- The 95% Test."


                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, Cabot Trust may sell from time to time up to $400,000,000 of its common shares, preferred shares, depositary shares and warrants, in any combination, and Cabot L.P. may sell from time to time up to $600,000,000 of its debt securities. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described herein, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information," before purchasing any securities.

   Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Cabot Trust," "we," "us," "our" and similar references mean Cabot Trust and its subsidiaries, including Cabot L.P. and its subsidiaries. All references herein to "Cabot L.P." mean Cabot Industrial Properties, L.P. and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   Cabot Trust and Cabot L.P. are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and special reports with the SEC. Cabot Trust also files proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may telephone the SEC at 1-800-SEC-0330 for further information on the SEC's public reference facilities. The SEC also maintains a computer site on the World Wide Web (http://www.sec.gov) that contains the reports, proxy and information statements and other information that we and other registrants file electronically with the SEC. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   A registration statement on Form S-3, of which this prospectus is a part, has been filed jointly by Cabot Trust and Cabot L.P. with the SEC to register offers and sales of the securities described in this prospectus under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may read the registration statement and the exhibits thereto without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or on the SEC's World Wide Web site, and you may obtain copies of it from the SEC at prescribed rates.

   The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC, which means that we can disclose that information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC's regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

   We incorporate into this prospectus by reference the following documents filed by Cabot Trust with the SEC, each of which documents should be considered an important part of this prospectus:

        SEC Filing (File No. 1-13829)          Period Covered or Date of Filing
        -----------------------------          --------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1998, filed on
                                                March 19, 1999, as amended by Form 10-K/A,
                                                filed on April 20, 1999
Current Reports on Form 8-K..................  Filed on January 29, 1999, March 22, 1999 and
                                                April 1, 1999
Description of common shares contained in
 Registration Statement on Form 8-A, as
 amended.....................................  Filed on January 27, 1998
Audited financial statements included in
 Registration Statement on Form S-11
 (Registration No. 333-61543)................  Filed on August 14, 1998
All subsequent documents filed by Cabot Trust
 pursuant to Sections 13(a), 13(c), 14 or
 15(d) of the Exchange Act...................  After the date of this prospectus and prior to the termination of the offering

   All filings made by Cabot L.P. with the SEC after the date hereof pursuant to Section 15(d) of the Exchange Act are also incorporated into this prospectus by reference.

   To receive a free copy of any of the documents incorporated by reference in this prospectus telephone or write Cabot Trust, Two Center Plaza, Suite 200, Boston, MA 02108, Attention: Secretary; telephone: 617/723-0900. Exhibits to the documents will not be provided unless they are specifically incorporated by reference therein.

                           FORWARD-LOOKING STATEMENTS

   Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, such as those pertaining to our portfolio performance and future results of operations, market conditions and prospects. The pro forma financial statements and other pro forma information incorporated by reference in this prospectus also contain forward-looking statements. You can identify forward-looking statements by their use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. Discussions of strategy, plans or intentions also include forward-looking statements.

   Forward-looking statements inherently involve risks and uncertainties and you should not rely on them as predictions of future events. The factors described above under the heading "Risk Factors," as well as changes in the industrial real estate market and the general economy, could cause future events and actual results to differ materially from those set forth or contemplated in the forward-looking statements.

                           CABOT TRUST AND CABOT L.P.

   Cabot Trust is a real estate company formed to continue and expand the national industrial real estate business of Cabot Partners Limited Partnership. We commenced operations in our current form upon the completion of our initial public offering on February 4, 1998. At December 31, 1998, we had a portfolio of 206 industrial buildings located in 21 states throughout the United States and containing approximately 28.0 million rentable square feet. These properties were approximately 97% leased to 414 tenants at that date, with no single tenant accounting for more than 4.0% of our total annualized base rent.

   We own and operate a diversified portfolio of bulk distribution, multitenant distribution and workspace properties and have a significant presence in targeted markets across the United States. We believe that our geographic and property diversification and our substantial presence in multiple markets is a strategic advantage that allows us to serve industrial space users with multiple site and property type requirements, to compete more effectively in our chosen markets and to respond quickly to acquisition opportunities across the country.

   Substantially all of our assets, including our interests in our properties, are held by and our operations are conducted through Cabot L.P. Cabot Trust is the sole general partner, and thereby controls the operations, of Cabot L.P. and held a 42.7% partnership interest therein as of December 31, 1998. Cabot L.P. receives substantially all of the economic benefit of the real estate investment management business carried on by Cabot Advisors, Inc. by virtue of its ownership of all of Cabot Advisors' outstanding preferred stock. Cabot Trust was formed as a Maryland real estate investment trust, and Cabot L.P. was organized as a limited partnership under Delaware law, on October 10, 1997.

   The seven individuals who comprise our senior management team have an average of approximately 19 years of experience in the real estate industry. They have worked together since 1987 as executive officers of Cabot Partners Limited Partnership prior to the formation of Cabot Trust and, previously, as executive officers of Cabot, Cabot & Forbes Realty Advisors, Inc. Realty Advisors was an affiliate of Cabot, Cabot & Forbes Company, a nationwide real estate development, investment, construction and management firm that pioneered the development of large-scale planned industrial parks.

   Our executive offices are located at Two Center Plaza, Suite 200, Boston, Massachusetts 02108 and our telephone number is (617) 723-0900.

                                USE OF PROCEEDS

   We intend to use the net proceeds from the sale of the securities described in this prospectus for the acquisition or development and construction of industrial properties as suitable opportunities arise, repayment of our outstanding indebtedness and for general business purposes. Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The ratios of earnings to fixed charges for each of Cabot Trust and Cabot L.P. for the year ended December 31, 1998 was 7.25x. Neither Cabot Trust nor Cabot L.P. had any outstanding preference securities during the period.

   The ratios of earnings to fixed charges are computed by dividing income from continuing operations, plus fixed charges, excluding capitalized interest, by fixed charges. For this purpose, income from continuing operations include, with respect to Cabot Trust only, income from minority interests, but exclude earnings from equity interests. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt premiums and discounts.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities will be issued under an indenture among Cabot L.P., Cabot Trust and The Bank of New York, as trustee. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

   The following description summarizes what Cabot Trust and Cabot L.P. believe to be the material provisions of the indenture and the debt securities that may be issued pursuant to the indenture, but is not a complete statement of all of the provisions of the indenture or of any of the debt securities. For further information you should read the form of the indenture that is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" for instructions on how to obtain a copy of the indenture.

Summary of Terms

   The debt securities will be direct, unsecured and unsubordinated obligations of Cabot L.P. and will rank equally with Cabot L.P.'s other unsecured and unsubordinated indebtedness. The indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by resolutions of Cabot Trust's Board of Trustees, as general partner of Cabot L.P., or as established in one or more supplemental indentures.

   The prospectus supplement relating to any series of debt securities offered by Cabot L.P. will describe the specific terms of those debt securities and of the guarantees of the debt securities by Cabot Trust, if any, endorsed on the debt securities. The specific terms that will be described will include, where applicable:

     (1) the title of the debt securities;

     (2) any limit on the aggregate principal amount of the debt securities;

     (3) the date or dates, or the method for determining the dates, on which the principal of the debt securities will be payable and the amounts of principal that will be payable thereon;

     (4) the rate or rates, at which the debt securities will bear interest, if any, or the method by which those rates will be determined, and the date or dates, or the method for determining the dates, from which any interest will accrue, as well as the interest payment dates on which any interest will be payable, the regular record dates, if any, for the interest payment dates, or the method by which the regular record dates will be determined, and the basis on which interest will be calculated if other than a 360-day year comprised of twelve 30-day months;

     (5) the place or places where the required payments on the debt securities will be made, where the debt securities may be surrendered for registration of transfer or exchange and where notices to or demands upon Cabot L.P., or Cabot Trust if the debt securities are guaranteed by it, may be served in respect of the debt securities, any related guarantees and the indenture;

     (6) the periods within which, the prices at which, the currencies, currency units or composite currencies in which, and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Cabot L.P., if Cabot L.P. is to have this option, including any provision for the payment of make-whole amounts in lieu of the interest that, but for the redemption, would accrue during the remaining original term of the debt securities to be redeemed;

     (7) the obligation, if any, of Cabot L.P. to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the periods within which, the dates on which, the prices at which, the currencies, currency units or composite currencies in which, and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part;

     (8) if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the debt securities will be issuable;

     (9) if other than the trustee, the identity of the security registrar and the paying agent for the debt securities;

    (10) the percentage of the principal amount at which the debt securities will be issued and, if other than their full principal amount, the portion of the principal amount of the debt securities that would be payable upon declaration of acceleration of the maturity thereof;

    (11) if other than United States dollars, the currency or currencies in which payments on the debt securities are denominated and payable;

    (12) whether the amounts of payments required to be made on the debt securities are to be determined with reference to an index, formula or other method and the manner in which those amounts will be determined;

    (13) whether the required payments on the debt securities are to be payable, at the election of Cabot L.P. or a holder of the debt securities, in one or more currencies, currency units or composite currencies other than that in which the debt securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currencies in which the debt securities are denominated or stated to be payable and the currencies, currency units or composite currencies in which the debt securities are to be so payable;

    (14) provisions, if any, granting special rights to the holders of the debt securities upon the occurrence of specified events;

    (15) any deletions from, modifications of or additions to the terms of the debt securities as compared with the events of default, covenants or other terms set forth in the initial form of the indenture and described herein;

    (16) whether the debt securities are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any permanent global debt security may exchange the interests for debt securities of the same series and of like tenor of any authorized form and denomination, the circumstances under which any exchanges may occur and the identity of the depository for the series of debt securities;

    (17) the person to whom any interest on any debt security is payable, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the interest;

    (18) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture to the debt securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (19) if the debt securities are to be issuable in definitive form only upon receipt of certificates, documents or conditions, the form and terms of the certificates, documents or conditions;

    (20) whether the debt securities are to be accompanied by a guarantee and, if so, the terms of the guarantees endorsed thereon;

    (21) whether and under what circumstances Cabot L.P. will be required to pay additional amounts under the terms of a series of debt securities in respect of taxes imposed on any holder who is not a United States person and, if so, whether and on what terms Cabot L.P. will have the option to redeem the debt securities rather than pay the additional amounts; and

    (22) any other terms of the debt securities not inconsistent with the provisions of the indenture.

   The debt securities may provide that less than the entire principal amount thereof will be paid if the maturity of the debt securities is accelerated, that they will bear no interest or that they will bear interest at a rate that at the time of the issuance of the debt securities is below market rates. All of these types of debt securities are referred to herein as "original issue discount securities." Special United States federal income tax, accounting and other considerations apply to original issue discount securities and will be described in any prospectus supplement relating to original issue discount securities.

   Under the indenture, Cabot L.P. will have the ability to reopen a previously issued series of debt securities and issue additional debt securities of that series without the consent of the holders of that series of debt securities.

   The indenture will not contain any provisions that would limit the ability of Cabot L.P. or Cabot Trust to incur indebtedness or that would protect holders of debt securities in the event of:

    (1) a highly leveraged or similar transaction involving Cabot L.P. or Cabot Trust, the management of Cabot L.P. or Cabot Trust, or any affiliate of them;

    (2) a change of control of Cabot L.P. or Cabot Trust; or

    (3) a reorganization, restructuring, merger or similar transaction involving Cabot L.P. or Cabot Trust that may adversely affect the holders of the debt securities.

However, Cabot Trust's Declaration of Trust contains restrictions on ownership and transfers of Cabot Trust's common and preferred shares which are designed to preserve Cabot Trust's status as a REIT but may also act to prevent or hinder a change of control of Cabot Trust. Cabot Trust's Shareholder Rights Plan and provisions of its Declaration of Trust and Bylaws may also inhibit changes in control of Cabot Trust. See "Description of Common Shares" and "Selected Provisions of Maryland Law and of Cabot Trust's Declaration of Trust and Bylaws" for further information regarding the shareholder rights plan and the limitations on ownership and transfer of Cabot Trust's shares.

Denominations

   The debt securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

Principal and Interest

   Unless otherwise described in the applicable prospectus supplement, all required payments on any series of debt securities will be payable at the corporate trust office of the trustee, provided that, at the option of Cabot L.P., payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to the person at an account maintained within the United States.

   If any payment date falls on a day that is not a business day, the required payment will be made on the next business day and no additional interest will be paid as a result of the delay in payment. Any interest not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, or may be paid at any time in any other lawful manner, all as more completely described in the indenture.

Registration and Transfer

   Subject to limitations imposed by the indenture upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee. In addition, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the trustee. Every debt security surrendered for conversion or registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but Cabot L.P. may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Cabot L.P. may designate one or more offices or agencies where debt securities may be presented or surrendered for payment or surrendered for registration of transfer or exchange. If Cabot L.P. has designated an office or agency, Cabot L.P. may at any time rescind the designation or approve a change in the location of the office or agency, except that Cabot L.P., or Cabot Trust in the case of a series of debt securities guaranteed by it, will be required to maintain an office or agency in each place of payment for the debt securities.

   Neither Cabot L.P. nor the trustee will be required to:

    (1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

    (2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

    (3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

Merger, Consolidation or Sale

   Cabot L.P. or Cabot Trust may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person without the consent of the holders of that series of debt securities, if:

    (1) either (A) Cabot L.P. or Cabot Trust, will be the continuing entity, or (B) the successor entity formed by or resulting from any consolidation or merger or which will have received the transfer of the assets is a person organized and existing under the laws of the United States or any state thereof and will expressly assume payments on all of the debt securities, in the case of any successor to Cabot L.P., or any applicable guarantee in the case of any successor to Cabot Trust, and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture and the debt securities or guarantee;

    (2) immediately after giving effect to the transaction and taking into account any indebtedness which becomes an obligation of Cabot L.P. or Cabot Trust or any subsidiary, no event of default under the indenture will have occurred and be continuing; and

    (3) an officer's certificate and legal opinion as to compliance with the conditions described above is delivered to the trustee.

Covenants

   Under the indenture, Cabot Trust and we will each generally be required to comply with the following covenants.

   Existence. Except as permitted under the circumstances described under the heading "Merger, Consolidation or Sale," each of Cabot L.P. and we will do all things necessary to preserve our existence and to keep our rights and franchises in full force and effect, except that neither of us will be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities.

   Maintenance of Properties. Cabot L.P. and we will maintain our properties that are useful in the conduct of our business or the business of any of our subsidiaries in good condition, repair and working order. We will also make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except that we will not be prevented from selling our properties or otherwise disposing of them for value in the ordinary course of business.

   Insurance. Cabot L.P. and we will keep all of our insurable properties insured against loss or damage at least equal to their full insurable value with financially sound and reputable insurance companies.

   Payment of Taxes and Other Claims. Cabot L.P. and we will pay or discharge all taxes, assessments and governmental charges levied or imposed on us or on our income, profits or property before they become delinquent. We will each also pay or discharge all lawful claims for labor, materials and supplies which, if unpaid, might become a lien on our property or the property of any of our subsidiaries, except that we will not be required to pay or discharge any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

   Provision of Financial Information. Whether or not Cabot L.P. or we are subject to Section 13 or 15(d) of the Exchange Act, we will each file with the SEC the annual reports, quarterly reports and other documents which each of us would be required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject, on or prior to the respective dates by which we would be required to file those documents. Cabot L.P. and Cabot Trust will also in any event:

    (1) within 15 days of each required filing date:

        (A) transmit by mail to all holders of debt securities, as their names and addresses appear in the Security Register, without cost to the holders, copies of the annual reports and quarterly reports which Cabot L.P. and we would have been required to file with the SEC pursuant to
        Section 13 or 15(d) of the Exchange Act if each of us were subject to these Sections; and

        (B) file with the trustee copies of the annual reports, quarterly reports and other documents which Cabot L.P. and we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if each of us were subject to these Sections; and

    (2) if the filing of the above documents by either of us with the SEC is not permitted under the Exchange Act, promptly on written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder.

Possible Additional Covenants or Modifications to the Covenants Described Above

   Any additional covenants with which Cabot L.P. or we must comply and any modifications to the covenants described above with respect to any particular series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the indenture or in an indenture supplement thereto and described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

   The indenture provides that each of the following events are "events of default" with respect to any series of debt securities issued thereunder:

    (1) default which continues for 30 days in the payment of any installment of interest or additional amounts payable on any debt security of the series;

    (2) default in the payments of principal on any debt security of the series at its maturity;

    (3) industrial properties default in making any sinking fund payment that is required for any debt security of the series;

    (4) default in the performance of any other covenant or warranty contained in the indenture that continues for 60 days after written notice of the default is given as provided in the indenture;

    (5) default in the payment of an aggregate principal amount exceeding $20,000,000 of any evidence of indebtedness of Cabot L.P., or of Cabot Trust if the debt securities of the series are guaranteed by Cabot Trust, or any mortgage, indenture or other instrument under which the indebtedness is issued or secured, but only if the default has occurred after the expiration of any applicable grace period, the default has resulted in the acceleration of the maturity of the indebtedness and the indebtedness has not been discharged or the acceleration of the indebtedness has not been rescinded or annulled;

    (6) judgments against Cabot L.P. or any of its subsidiaries, or against Cabot Trust or any of its subsidiaries if the debt securities of the series are guaranteed by Cabot Trust, in an aggregate amount, not covered by insurance, exceeding $20,000,000;

    (7) specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee for Cabot L.P., for Cabot Trust if the debt securities are guaranteed by Cabot

       Trust, for any significant subsidiary of Cabot L.P., or Cabot Trust if the debt securities are guaranteed by Cabot Trust, or for all or substantially all of the properties of Cabot L.P.; and

    (8) any other event that is defined as an event of default provided with respect to a particular series of debt securities.

The term "significant subsidiary" as used above means "significant subsidiary" as defined in Regulation S-X of the SEC.

   If an event of default occurs and continues unremedied, the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of that series may declare the principal of the debt securities to be immediately due and payable. This is referred to herein as "acceleration" If the debt securities are original issue discount securities or indexed securities, then the amount that will become due and payable on acceleration will be the portion of the principal amount of the debt securities that may be specified in the terms thereof. The terms of individual series of debt securities may also provide that a make-whole amount (that is, an amount to compensate for future interest that will no longer accrue on the debt securities) or other amount will become due and payable upon the acceleration of the principal of the debt securities after an event of default. Any such acceleration of the principal and other amounts payable on the relevant debt securities will become effective immediately upon delivery of written notice to Cabot L.P., and to Cabot Trust if the series of debt securities is guaranteed by Cabot Trust, and to the trustee if the notice is given by the holders of the debt securities.

   At any time after a declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of the series may rescind the declaration and its consequences if:

    (1) Cabot L.P., or Cabot Trust if the series of debt securities is guaranteed by it, has paid or deposited with the trustee all required payments on the debt securities of the series, plus reasonable compensation, expenses, disbursements and advances of the trustee; and

    (2) all events of default, other than the nonpayment of amounts owing with respect to debt securities of the series, have been cured or waived as provided in the indenture.

The indenture also provides generally that the holders of at least a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series of debt securities and its consequences. This general waiver authority does not apply, however, to a default in the payment on any debt security of the series or in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

   The trustee is required to give notice to the holders of debt securities within 90 days of a default under the indenture, except that the trustee may withhold notice to the holders of any series of debt securities, except a payment default, if a responsible officer of the trustee considers the withholding to be in the interest of the holders.

   The indenture provides that the holders of the debt securities of any series are not permitted to institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, unless the trustee fails to act, for a period of 60 days after it has received a written request to institute proceedings in respect of an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of the series, as well as an offer to the trustee of reasonable indemnity against any costs or liabilities it may incur in connection with the requested proceedings. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment on the debt securities on or after the due dates.

   Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the series not joining therein.

   Within 120 days after the end of each fiscal year, Cabot L.P., and Cabot Trust for any series of debt securities guaranteed by it, must deliver a certificate to the trustee, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Amendment of the Indenture

   The indenture may be amended with the consent of the holders of at least a majority in principal amount of all outstanding debt securities that will be affected by the amendment, except that without the consent of the holder of each debt security affected thereby no amendment may:

    (1) change the maturity date of payments on any debt security;

    (2) reduce the rate of interest or payment amounts on any debt security, or reduce the amount of principal of an original issue discount security or the make-whole amount, if any, that would be due and payable on any declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

    (3) change the place of payment, or the currency for payment of any debt security;

    (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

    (5) reduce the percentage of outstanding debt securities of any series necessary to amend the indenture, to waive compliance with provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture;

    (6) modify or affect in any manner adverse to the holders the terms and conditions of the obligations of Cabot Trust under the related guarantees in respect of payments on any series of debt securities guaranteed by it; or

    (7) modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the percentage of the principal amount of debt securities required to effect the action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security.

   The holders of at least a majority in principal amount of each series of outstanding debt securities have the right to waive compliance by Cabot L.P. and Cabot Trust with the covenants given by them in the indenture.

   Cabot L.P., Cabot Trust and the trustee may amend the indenture without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to Cabot L.P. as obligor under the indenture or Cabot Trust as the guarantor under any guarantees;

     (2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred on us in the indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of any series of debt securities in any material respect;

     (5) to change or eliminate any provisions of the indenture, provided that any change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of the provision;

     (6) to secure the debt securities;

     (7) to establish the form or terms of any series of debt securities;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

     (9) to cure any ambiguity in the indenture, correct or supplement any provision in the indenture which may be defective or inconsistent or make any other changes with respect to matters or questions arising under the indenture, provided that the action will not adversely affect the interests of holders of any series of debt securities in any material respect;

    (10) to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

    (11) to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the debt securities, provided that the action will not adversely affect the interests of the holders of any series of debt securities in any material respect.

   The indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the trustee, and also, upon request, by Cabot L.P., Cabot Trust in the case of a series of debt securities guaranteed by it, or the holders of at least 10% in principal amount of the outstanding debt securities of the series, in any case upon notice given as provided in the indenture.

Discharge, Defeasance and Covenant Defeasance

   Cabot L.P. may discharge its obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, including any debt securities scheduled for redemption within one year, by irrevocably depositing an amount of funds with the trustee, in trust, that is sufficient to make all payments that are due or that will become due through the maturity date or the redemption date of the debt securities, as the case may be.

   The indenture contains provisions that, if made applicable to the debt securities of or within a series pursuant to Section 301 of the indenture, will permit Cabot L.P. to elect either a "defeasance" or a "covenant defeasance" with respect to the debt securities at any time, or at the time or times as may be specified under the terms of the securities. Either of the elections may be made, however, only upon the irrevocable deposit with the trustee, in trust, of a specified amount of cash or governmental obligations or both. The "specified amount" of cash or government obligations required to be deposited is the amount, which, through the scheduled payment of principal and interest in accordance with the terms will provide money in an amount sufficient to pay all amounts due on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

   A "defeasance" means an election by Cabot L.P. to release itself and, if applicable, Cabot Trust from all obligations with respect to the debt securities. However, Cabot L.P. and, if applicable, Cabot Trust would, in the event of a defeasance, still be obligated to:

    (1) pay additional amounts, if any, upon the occurrence of events of tax, assessment or governmental charge with respect to payments on the debt securities;

    (2) register the transfer or exchange of the debt securities;

    (3) replace temporary or mutilated, destroyed, lost or stolen debt securities;

    (4) maintain an office or agency in respect of the debt securities; and

    (5) hold moneys for payment in trust.

   A "covenant defeasance" means an election by Cabot L.P. to release itself and, if applicable, Cabot Trust from its obligations under the covenants with respect to the debt securities described above under the heading "--Covenants", and, if provided pursuant to Section 301 of the indenture, their obligations with respect to any other covenant. Any subsequent omission to comply with those covenant obligations would not constitute a default or an event of default with respect to the debt securities.

   A trust may only be established for the purpose of effecting a defeasance or covenant defeasance if, among other things, Cabot L.P. or, if applicable, Cabot Trust has delivered a legal opinion to the trustee stating that the holders of the applicable debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance. The legal opinion must further state that the holders of the debt securities will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the legal opinion must refer to and be based on a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture.

   "Government obligations" means securities which are:

    (1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which full faith and credit of the United States or the other government is pledged; or

    (2) obligations of an entity that is controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government.

In addition, the security must not be callable or redeemable at the option of the issuer thereof. Government obligations will also include depository receipts issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any government obligation held by the custodian for the account of the holder of the depository receipt.

   If after Cabot L.P. or, if applicable, Cabot Trust has deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 301 of the indenture or pursuant to the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security or (2) a conversion event, as defined below, occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payments due on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate.

   The term "conversion event" means the cessation of use of:

  (1) a currency (other than the Euro or a similar currency unit) both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

  (2) the Euro both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

  (3) any currency unit or composite currency other than the Euro for the purposes for which it was established.

All payments on any debt security that, under the terms of the indenture, are payable in a foreign currency that ceases to be used by its government of issuance must be made in United States dollars.

   If Cabot L.P. effects a covenant defeasance with respect to any debt securities and those debt securities are declared to be due and payable because of the occurrence of an event of default, the amount deposited with the trustee by Cabot L.P. to effect the covenant defeasance will be sufficient to pay the amounts that would be due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default.

   The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion Rights

   The debt securities will not be convertible into or exchangeable for any capital stock of Cabot Trust or for any equity interest in Cabot L.P.

Book-Entry Securities

   The debt securities of a series may be represented by one or more global certificates. A global certificate representing debt securities will be deposited with, or on behalf of, The Depository Trust Company or a successor depository appointed by Cabot L.P. and registered in the name of the depository or its nominee.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of debt securities represented by global certificates under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

   The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. Such laws may impair a holder's ability to transfer beneficial interests in debt securities represented by global certificates.

   So long as the depository for debt securities represented by global certificates, or its nominee, is the registered owner of the global certificates, the depository or its nominee, as the case may be, will be considered the sole owner or holder of those securities represented by the global certificates for all purposes under the indenture. Except as provided below, beneficial owners of debt securities represented by global certificates will not be entitled to have debt securities represented by the global certificates registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders thereof under the indenture.

   To facilitate transfers of ownership, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Cabot L.P. as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date and who are identified in a listing attached to the omnibus proxy.

   Payments of amounts due on debt securities represented by the global certificates registered in the name of DTC or its nominee will be made by Cabot L.P. through the trustee under the indenture or a paying agent, which may also be the trustee under the indenture, to DTC or its nominee, as the case may be, as the registered owner of the debt securities represented by the global certificates. None of Cabot L.P., Cabot Trust, the trustee, or the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in debt securities represented by global certificates or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

   Cabot L.P. has been advised that DTC, upon receipt of any payments in respect of debt securities represented by global certificates, will credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the paying agent, Cabot L.P. or Cabot Trust, subject to any statutory or regulatory requirements that may be in effect from time to time. Payments to DTC are the responsibility of the paying agent, Cabot L.P. or Cabot Trust, as the case may be, disbursement of the payments to direct participants of DTC will be the responsibility of DTC, and disbursement of the payments to the beneficial owners shall be the responsibility of DTC's direct and indirect participants.

   If the depository with respect to a global security is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Cabot L.P. within 90 days, Cabot L.P. will issue certificated notes in exchange for the debt securities represented by the global security.

No Personal Liability

   No past, present or future trustee, officer, employee or shareholder of Cabot L.P. or Cabot Trust or any successor thereof will have any liability for any obligations of Cabot L.P. or Cabot Trust under the debt securities or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all liabilities described in the preceding sentence. The waiver and release are part of the consideration for the issue of debt securities.

Trustee

   The indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

                  DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

   Cabot Trust may unconditionally and irrevocably guarantee that the payments due on one or more of the series of debt securities issued by Cabot L.P. pursuant to this prospectus, when they become due and payable, whether at the stated maturity of the debt securities, upon redemption of those securities or otherwise. In giving such a guarantee, Cabot Trust may provide that the rights under the guarantee of the holders of the debt securities guaranteed are subordinated to the claims of some or all of Cabot Trust's other creditors. The applicability and any additional terms of any guarantee relating to a series of debt securities will be described in the applicable prospectus supplement. The guarantees will be unsecured obligations of Cabot Trust.

                          DESCRIPTION OF COMMON SHARES

Summary of Terms

   Our Declaration of Trust provides that we may issue up to 150,000,000 shares of beneficial interest, which may consist of common shares and any other types or classes of shares that the Trustees may create and authorize from time to time, including preferred shares. At December 31, 1998, we had 18,586,764 common shares and no preferred shares outstanding.

   Our Board of Trustees has the right, without needing to obtain the approval of our shareholders, to amend the Declaration of Trust to increase or decrease the aggregate number of shares or the number of shares of any class or series of shares of beneficial interest that Cabot Trust has authority to issue. Any such additional shares, including common shares, will generally be available for issuance without shareholders approval, unless action by the shareholders is required by applicable law or the rules of any stock exchange or automated quotation system on which Cabot Trust's securities may be listed or traded. Acting pursuant to this authority, the Board has authorized the issuance of a new class of preferred shares in connection with its adoption of the shareholder rights plan described below under the heading "Shareholder Rights Plan."

   Our issued and outstanding common shares are fully paid and, except as set forth below under the heading "--Shareholder Liability," non-assessable. Subject to the provisions of the Declaration of Trust regarding "excess shares" that are described below under the heading "Restrictions on Transfer," each outstanding common share entitles the holder thereof to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of common shares do not have the right to cumulate their votes in the election of Trustees. As a result, the holders of a majority of the outstanding common shares can elect all of the Trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by our Board of Trustees out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the affairs of Cabot Trust, the holders of our common shares are entitled to share ratably in the assets of Cabot Trust remaining after provision is made for the payment of all liabilities to creditors and payment of liquidation preferences and subject to the rights of holders of other series of preferred shares, if any. The rights of holders of the common shares are subject to the rights and preferences established by our Board of Trustees for any series of preferred shares which may subsequently be issued by Cabot Trust, including any preferred shares issued under the Shareholder Rights Plan. See "Description of Preferred Shares" and "Shareholder Rights Plan."

   Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe for any securities of Cabot Trust.

Shareholder Rights Plan

   On June 11, 1998, our Board of Trustees declared a dividend of one preferred share purchase right for each common share outstanding, payable to common shareholders of record at the close of business on July 15, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the purchase rights are also entitled to receive one purchase right for each additional common share issued. Each purchase right entitles the holder, under some circumstances, to purchase one one-hundredth of a share of a series of participating preferred shares, par value $.01 per share at a price of $85.00 per one one-hundredth of a participating preferred share, subject to adjustment.

   The purchase rights will become exercisable if an acquiring person or group of acquiring persons:

  (1) acquires 15% or more of our outstanding common shares; or

  (2) announces a tender offer or exchange offer for 15% or more of our outstanding common shares; or

  (3) files a document with a governmental agency regarding any transaction or series of transactions that would result in the acquiring person or persons becoming the beneficial owner of 15% or more of our outstanding common shares.

Some of the existing holders of common shares specified in the Rights Agreement referred to below as "grandfathered persons" and who may be deemed to have beneficially owned 15% or more of our outstanding common shares as of the date of the initial distribution of the purchase rights will not be deemed to be acquiring persons unless they become the beneficial owner of an additional 1% or more of our outstanding common shares without our prior written approval. The terms of the purchase rights are set forth in a Rights Agreement, dated as of June 11, 1998, as amended and restated as of September 10, 1998, between Cabot Trust and BankBoston, N.A., as Rights Agent.

   If any person or group of affiliated or associated persons becomes an acquiring person, each purchase right that is not held by the acquiring person will entitle the holder to purchase, at the purchase right's then current exercise price, a number of common shares having a market value equal to twice the purchase right's exercise price. If we are acquired pursuant to a merger or other business combination, or if 50% or more of our consolidated assets or earning power is sold after any person or group has become an acquiring person, the purchase rights will entitle each holder to purchase, at the purchase right's then current exercise price, a number of the acquiring company's common shares having a market value equal to twice the purchase right's exercise price. The purchase rights will expire on June 11, 2008 and, prior to the time they become exercisable, are subject to redemption in whole, but not in part, at a price of $.01 per purchase right payable in cash, common shares or any other form of consideration determined by our Board of Trustees. In addition, we have the right under some circumstances to exchange each purchase right that has become exercisable for one newly issued common share.

Restrictions on Transfer

   To qualify as a REIT under the Tax Code, we must meet requirements concerning the ownership of our outstanding shares of beneficial interest. In general, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, taking into account ownership attribution rules under the Tax Code, by five or fewer individuals, at any time during the last half of a taxable year, other than the first year we elected to be taxed as a REIT. In addition, 100 or more persons must be beneficial owners of our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

   To assist us in meeting the Tax Code requirements, the Declaration of Trust provides, subject to the exceptions described below, that no person may own, or be deemed to own by virtue of the ownership attribution provisions of the Tax Code, more than 9.8% in number or value of our issued and outstanding shares. Any transfer of common shares or preferred shares that would result in any person owning more common shares or preferred shares than permitted by this ownership limit, or that would result in our common shares and preferred shares being owned by fewer than 100 persons, as determined without reference to any special rules of ownership attribution under the Tax Code, or that would result in Cabot Trust being "closely held" within the meaning of Section 856(h) of the Tax Code, will be null and void. In any of such cases, the intended transferee will acquire no rights in the common or preferred shares so transferred.

   Subject to the exceptions described in the following paragraph, if any purported transfer of common or preferred shares would result in any person owning more common or preferred shares than permitted by the ownership limit described above, or would result in our common shares being owned by fewer than 100 persons, or would result in Cabot Trust being "closely held" within the meaning of Section 856(h) of the Tax Code, the common or preferred shares exceeding the ownership limit will be designated as "excess shares." Any such excess shares will be deemed to be automatically transferred to a share trust effective as of the close of business on the business day before the purported transfer of the excess common or preferred shares. The record holder and purported transferee of the common or preferred shares that are designated as excess shares will have no rights in the shares except as described below. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as beneficiaries of the share trust.

   The ownership limit will not generally apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of the shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as the Board may establish, may exempt a person from the ownership limit under some circumstances. However, the Board may not grant an exemption from the ownership limit to any proposed transferee whose ownership of shares exceeding the ownership limit would result in the termination of our REIT status.

   Excess shares will retain their status as issued and outstanding common or preferred shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The share trust for the excess shares will receive all dividends and distributions on the excess shares and will hold the dividends and distributions in trust for the benefit of the beneficiary of the trust. The share trustee will vote all excess shares. At our direction, the share trustee will be required to transfer the shares held in the excess share trust to a person whose ownership of the shares will not violate the ownership limit. The transfer must be made within 60 days after the later of the date of the transfer that resulted in the excess shares and the date that our Board of Trustees determines in good faith that a transfer resulting in excess shares has occurred, if we do not receive notice of the transfer. Upon such a transfer, which is subject to our waiving our purchase right described below, the purported transferee generally will receive from the share trustee the lesser of (A) the price per share the purported transferee paid for the common or preferred shares that were designated as excess shares or, in the case of a gift or devise, the market price per share on the date of the transfer and (B) the price per share received by the share trustee from the sale of the excess shares. Any amounts received by the share trustee in excess of the amounts to be paid to the purported transferee will be distributed to the beneficiary.

   The excess shares will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (A) the price per share in the transaction that created the excess shares or, in the case of a gift or devise, the market price per share on the date of the transfer, and (B) the market price per share on the date that we accept, or our designee accepts, the offer. We will have the right to accept the offer for a period of 90 days after the later of the date of the purported transfer which resulted in the excess shares and the date we determine in good faith that a transfer resulting in the excess shares occurred.

   "Market price" means the last sales price reported on the New York Stock Exchange for a particular class of shares on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price for the class of shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on or through which the class of shares may be traded, or if not then traded on or through any exchange or quotation system, then the market price of the class of shares on the relevant date as determined in good faith by our Board of Trustees.

   Any person who acquires or attempts to acquire common shares or preferred shares in violation of the foregoing restrictions, or any person who owned common or preferred shares that were transferred to a share trust, will be required to give us immediate written notice of the event or, in the event of a proposed or attempted transfer, must give at least 15 days prior written notice of the event, and will be further required to provide to us other information as we may request in order to determine the effect, if any, of the transfer on our REIT status.

   The Declaration of Trust requires all persons who own, directly or indirectly, more than 5%, or such lower percentage as may be required pursuant to the regulations adopted under the Tax Code, of the number or value of the outstanding common and preferred shares, within 30 days after January 1 of each year, to provide to us a written statement of the name and address of the direct or indirect owner, the number of common and preferred shares owned directly or indirectly by the person and a description of how the shares are held. In addition, each direct or indirect shareholder must provide to us additional information as we may request in order to determine the effect, if any, of the ownership on our REIT status and to ensure compliance with the ownership limit.

   The share ownership limit in our Declaration of Trust could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for the common shares or that might for other reasons be considered by shareholders to be in their best interest.

   All certificates representing our common or preferred shares are required to bear a legend referring to the limitation described above.

Shareholder Liability

   Under both the Maryland law governing real estate investment trusts organized under the laws of that state and our Declaration of Trust, no shareholder of Cabot Trust may be personally liable for any obligations of Cabot Trust, other than the obligation to pay to Cabot Trust the consideration for which shares were or are to be issued, solely by virtue of his status as a shareholder. The Declaration of Trust further provides that Cabot Trust must indemnify each shareholder against claims or liabilities to which the shareholder may become subject by reason of his being or having been a shareholder. Cabot Trust is also required to reimburse each shareholder for all legal and other expenses reasonably incurred in connection with any of those claims or liabilities, unless, in either case, the claims or liabilities arise out of the shareholder's bad faith, willful misconduct or gross negligence. In either case, the shareholder must give prompt notice as to the claims or liabilities and must take such action as will permit Cabot Trust to conduct the defense thereof.

   In addition to the above described provisions of Maryland law and our Declaration of Trust, it is our policy to include a clause in our contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of Cabot Trust. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, a shareholder may, in some jurisdictions, be personally liable to the extent that the claims are not satisfied by Cabot Trust. Cabot Trust carries public liability insurance which it considers adequate. For this reason, Cabot Trust believes that any risk of personal liability to shareholders is limited to situations in which Cabot Trust's assets plus its insurance coverage are not sufficient to satisfy the claims against Cabot Trust and its shareholders.

Indemnification of Trustees and Officers

   Maryland law permits a Maryland REIT to include a provision in its declaration of trust limiting the liability of its trustees and officers to the trust and its shareholders for money damages. Such provisions are not permitted, however, to apply to liabilities resulting from actual receipt of an improper benefit or profit in money, property or services or from active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our Declaration of Trust contains a provision of this type conforming to Maryland law.

   Under our Declaration of Trust we are required to indemnify each trustee, officer, employees and agents to the fullest extent permitted by Maryland law. This provision applies to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, that arises by reason of the fact that a person was a trustee, officer, employee or agent of Cabot Trust. It also applies if the person is or was serving at the request of Cabot Trust as a director, trustee, officer, partner, employee or agent of another foreign or domestic corporation, partnership, other enterprise or employee benefit plan. It applies to claims and liabilities to which the person may become subject by reason of service in any of the listed capacities and includes a requirement to pay or reimburse the reasonable expenses, as they are incurred, of each trustee in connection with the proceedings.

   Additionally, Cabot Trust has entered into indemnity agreements with each of its executive officers and Trustees that require Cabot Trust to indemnify them to the fullest extent permitted by Maryland law in connection with any threatened, pending or completed litigation to which they may become subject as a result of their positions with Cabot Trust.

Transfer Agent and Registrar

   BankBoston, N.A. has been appointed as transfer agent and registrar for the common shares and we will specify in the applicable prospectus supplement the transfer agent and registrar for any other securities to be offered pursuant to this prospectus and an applicable prospectus statement.

                        DESCRIPTION OF PREFERRED SHARES

   The Declaration of Trust provides that Cabot Trust may issue up to 150,000,000 Shares, consisting of common shares and any other types or classes of securities, including preferred shares, that the Trustees may create and authorize from time to time and designate as representing a beneficial interest in Cabot Trust. At December 31, 1998, we had no outstanding preferred shares but the Board had authorized the issuance of a class of junior participating preferred shares pursuant to the Shareholders Rights Plan described under the heading "Description of Common Shares--Shareholders Rights Plan" below. Cabot Trust will contribute proceeds of issuances of each series of preferred shares to Cabot L.P. in exchange for "mirror" preferred partnership units having terms that are substantially similar to those of the preferred shares.

   The following description summarizes what Cabot Trust believes to be the material terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares and the summary included in the applicable prospectus supplement are not complete and for more detail you should refer to the applicable provisions of the Declaration of Trust and Bylaws and any applicable amendment to the Declaration of Trust or Articles Supplementary designating terms of a series of preferred shares. Each amendment or Articles Supplementary will be filed as an exhibit to the registration statement relating to this prospectus or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K.

Permitted Terms

   Subject to the limitations prescribed by the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the Board of Trustees. The Board may provide to holders of preferred shares preferences, powers and rights that are senior to those of holders of common shares which could have the effect of delaying, deferring or preventing a transaction or a change in control of Cabot Trust. The preferred shares will, when issued, be fully paid and nonassessable by Cabot Trust, except as described under "Description of Common Shares--Shareholder Liability", and will have no preemptive rights.

   The prospectus supplement relating to any series of preferred shares offered by Cabot Trust will describe the specific terms thereof, including, where applicable:

   (1) the title and stated value of the preferred shares;

   (2) the number of the preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

   (3) the dividend rate, period and payment date, or the method of calculation thereof, applicable to the preferred shares;

   (4) the date from which dividends on the preferred shares will accumulate, if applicable;

   (5) the procedures for any auction and remarketing, if any, for the preferred shares;

   (6) the provisions for a sinking fund, if any, for the preferred shares;

   (7) the provisions for redemption, if applicable, of the preferred shares;

   (8) any listing of the preferred shares on any securities exchange;

   (9) the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares of Cabot Trust, including the conversion price or manner of calculation thereof;

  (10) any other specific terms, preferences, rights, limitations or restrictions of the preferred shares;

  (11) a discussion of federal income tax considerations applicable to the preferred shares;

  (12) the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cabot Trust;

  (13) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Cabot Trust; and

  (14) any limitations on direct or indirect or constructive beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Cabot Trust as a REIT.

Rank

   The preferred shares will, with respect to dividend rights and rights upon liquidations, dissolution or winding up of Cabot Trust, rank:

   (1) senior to all classes or series of common shares of Cabot Trust, and to all equity securities ranking junior to the preferred shares;

   (2) on a parity with all equity securities issued by Cabot Trust the terms of which specifically provide that the equity securities rank on a parity with the preferred shares; and

   (3) junior to all equity securities issued by Cabot Trust the terms of which specifically provide that the equity securities rank senior to the preferred shares. The term "equity securities" does not include convertible debt securities.

Dividends

   Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees, out of assets of Cabot Trust legally available for payment, cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on the share transfer books of Cabot Trust on the record dates that will be fixed by the Board of Trustees.

   Dividends on any series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and Cabot Trust will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment date.

   If preferred shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any shares of Cabot Trust of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period. However, dividends may be so declared or paid or set apart for payment on the shares of Cabot Trust:

  (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series for all past dividend periods and the then current dividend period; or

  (2) if the series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series.

When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon preferred shares of any series and the shares of any other equally ranked series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any equally ranked series will be declared pro rata. As used in the preceding sentence, "pro rata" means that the amount of dividends declared per preferred share of the series and the other equally ranked series will bear to each other the same ratio that accrued dividends per share on the preferred shares of the series, not including any accumulation in respect of unpaid dividends if the preferred shares do not have a cumulative dividend, and the other equally ranked series bear to each other. No interest, or sum or money in lieu of interest, will be payable in respect of any, dividend payment or payments on preferred shares of the series which may be in arrears.

   Except as provided in the immediately preceding paragraph, no dividends other than in common shares or other shares ranking junior to the preferred shares of the series as to dividends and upon liquidation, will be declared or paid or set aside for payment, or other distribution declared or made, upon the common shares, or any other shares of Cabot Trust ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation unless:

  (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and

  (2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

Also, no common shares, or any other shares of Cabot Trust ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, may be redeemed, purchased or otherwise acquired for any consideration, or any moneys paid to or made available for a sinking fund for the redemption of the shares, by Cabot Trust. However, a redemption, purchase or other acquisition is allowed if it is a conversion into or an exchange for other shares of Cabot Trust ranking junior to the preferred shares of the series as to dividends and upon liquidation.

Redemption

   Individual series of preferred shares may be made subject to mandatory redemption or redemption at the option of Cabot Trust, as a whole or in part. The terms, the times and the redemption prices thereof will be described in the applicable prospectus supplement.

   The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of the preferred shares that must be redeemed by Cabot Trust in each year commencing after a date to be specified. The prospectus supplement will also specify a redemption price per share that must be paid, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption, unless the preferred shares do not have a cumulative dividend, in which case the full amount payable will not include any accumulation in respect of unpaid dividends for prior dividend periods. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

   If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of shares of Cabot Trust, the terms of the preferred shares may provide that, if no shares have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into the applicable shares of Cabot Trust pursuant to the conversion provisions specified in the applicable prospectus supplement. However, no shares of any series of preferred shares may be redeemed without simultaneously redeeming all outstanding preferred shares of the series unless:


  (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all shares of any series of preferred shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; or

  (2) if the series of preferred shares does not have a cumulative dividend, full dividends of the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period.

Also, Cabot Trust will not be permitted to purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for shares of Cabot Trust ranking junior to the preferred shares of the series as to dividends and upon liquidation, unless the conditions described in clauses (1) and (2) above are satisfied.

   The restrictions stated in the foregoing paragraph, however, will not prevent the purchase or acquisition of preferred shares of the series to preserve the REIT status of Cabot Trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.

   If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by Cabot Trust and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by Cabot Trust.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books of Cabot Trust. Each notice must state:

  (1) the redemption date;

  (2) the number of shares and series of the preferred shares to be redeemed;

  (3) the redemption price;

  (4) the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

  (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  (6) the date upon which the holder's conversion rights, if any, as to the shares will terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof must also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been set aside by Cabot Trust in trust for the benefit of the holder of any preferred shares so call for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Cabot Trust, then, before any distribution or payment may be made to the holders of any common shares or any other class or series of shares of Cabot Trust ranking junior to the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up of Cabot Trust, the holders of each series of preferred shares will be entitled to receive out of assets of Cabot Trust legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share stated in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon. The amounts distributed shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of the remaining assets of Cabot Trust. In the event that, upon the voluntary or involuntary liquidation, dissolution or winding up, the available assets of Cabot Trust are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares and the corresponding amounts payable on all shares of other classes or series of shares of Cabot Trust ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other classes or series of shares will be entitled to share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions have been made in full to all holders of preferred shares, the remaining assets of Cabot Trust will be distributed among the holders of any other classes or series of shares ranking junior to the preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of Cabot Trust with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Cabot Trust, will not be deemed to constitute a liquidation, dissolution or winding up of Cabot Trust.

Voting Rights

   Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement or as required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement or as required by applicable law, will apply to each series of preferred shares.

   If six quarterly dividends, whether or not consecutive, payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends or amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two. The holders of preferred shares of the series, voting together as a class with the holders of any other series of parity shares, referred to herein as the voting preferred shares, will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and the voting preferred shares and at each subsequent annual meeting of shareholders until all the dividends and dividends for the current quarterly period on the preferred shares of the series and the other voting preferred shares have been paid or declared and set aside for payment. The voting rights will terminate when all the accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of the voting rights.

   The approval of two-thirds of the outstanding preferred shares of the series and all other series of voting preferred shares similarly affected, voting as a single class, will be required to:

  (1) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or the voting preferred shares;

  (2) enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into Cabot Trust, unless the preferred shares of the series remain outstanding without a material and adverse change to their terms and rights or are converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to those of the preferred shares of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

  (3) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.

However, Cabot Trust may create additional classes of parity shares and series of preferred shares ranking junior to the series of preferred shares with respect in each case to the payment of dividends or amounts upon liquidation, dissolution and winding up, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.

   Except as provided above and as required by law, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving Cabot Trust or a sale of all or substantially all of the assets of Cabot Trust.

Conversion Rights

   The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement relating to the preferred shares. The terms will include:

  (1) the number of common shares into which the preferred shares are convertible and the conversion price or manner of calculation thereof;

  (2) the conversion period and provisions as to whether conversion will be at the option of the holders of the preferred shares or Cabot Trust; and

  (3) the events requiring an adjustment of the conversion price, the manner of determining any adjustment and provisions affecting conversion in the event of the redemption of the series of preferred shares.

Restrictions on Ownership

   The amendment to the Declaration of Trust or Articles Supplementary for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares similar to those described under "Description of Common Shares--Restrictions on Transfer." The applicable prospectus supplement will specify any additional ownership limitations relating to a series of preferred shares and all certificates representing preferred shares will bear a legend referring to any restrictions.

Registrar and Transfer Agent

   The registrar and transfer agent for the preferred shares will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

   Cabot Trust may issue depositary shares, each of which will represent a fractional interest in a preferred share of a particular series of preferred shares, as described in the applicable prospectus supplement. Cabot Trust will deposit preferred shares represented by depositary shares with a depositary pursuant to a separate deposit agreement among Cabot Trust, the preferred shares depositary and the holders from time to time of the depositary receipts issued by the preferred shares depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class of preferred shares represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the class of the preferred shares represented by the depositary shares including dividend, voting, conversion, redemption and liquidation rights.

   Immediately after Cabot Trust issues and delivers the preferred shares to a preferred shares depositary, it will cause the preferred shares depositary to issue the depositary receipts evidencing the depositary shares on its behalf. The statements made in this section relating to the deposit agreements and the depositary receipts are summaries of the material anticipated provisions thereof and are not complete statements of all of their provisions. For more information you should refer to the deposit agreement itself, which will be included with or incorporated by reference in the prospectus supplement relating to any offer of depositary shares.

Dividends and Other Distributions

   The preferred shares depositary will distribute all cash dividends or other cash distributions received in respect of a series of preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders, subject to obligations of holders to file proofs, certificates and other information and to pay charges and expenses to the preferred shares depositary.

   In the event of a distribution other than in cash, the preferred shares depositary will distribute property that it receives to the record holders of depositary receipts entitled to the property, subject to obligations of holders to file proofs, certificates and other information and to pay charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make the distribution, in which case the preferred shares depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

   No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares that have been converted or exchanged into or for other securities.

Withdrawal of Stock

   Unless the related depositary shares have previously been called for redemption or converted, or exchanged into or for other securities into excess shares or otherwise, upon surrender of the depositary receipts at the corporate trust office of the preferred shares depositary, the holders will be entitled to delivery at the corporate trust office, or upon each holder's order, of the number of whole or fractional shares of the series of preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related series of preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of the preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

   Whenever Cabot Trust redeems preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of the depositary shares representing the series of preferred shares so redeemed, provided that Cabot Trust has paid to the preferred shares depositary the full amount of the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends on the preferred shares to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding portion of the redemption price and any other amounts per share payable with respect to the series of preferred shares. If Cabot Trust does not redeem all the depositary shares, the depositary shares will be redeemed pro rata or will be selected, as nearly as may be practicable without creating fractional depositary shares, by lot or by any other equitable method that Cabot Trust determines will not result in the issuance of any excess shares.

   Beginning with the date fixed for redemption, all dividends in respect of a series of preferred shares called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption upon surrender of the depositary receipts to the preferred shares depositary.

Voting of Preferred Shares

   Upon receipt of notice of any meeting at which the holders of a series of preferred shares deposited with the preferred shares depositary are entitled to vote, the preferred shares depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the series of preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the series of preferred shares, will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The preferred shares depositary will vote the amount of the series of preferred shares represented by the depositary shares in accordance with the instructions, and Cabot Trust will agree to take all reasonable action which the preferred shares depositary may deem necessary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred shares depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as any action or non-action is in good faith and does not result from the preferred shares depositary's negligence or willful misconduct.

Liquidation Preference

   In the event that Cabot Trust voluntarily or involuntarily liquidates, dissolves or wind ups, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by the depositary receipt as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

   The depositary shares will not be convertible into common shares or any other securities or property. See "Description of Common Shares--Restrictions on Transfer."

Amendment and Termination of Deposit Agreements

   The form of depositary receipt evidencing depositary shares which represent preferred shares and any provision of the deposit agreement may at any time be amended by agreement between Cabot Trust and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be inconsistent in any material adverse respect with the rights granted to the holders of the related preferred shares will not be effective unless the amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment will impair the right, subject to anticipated exceptions in the deposit agreements, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class of preferred shares and all money and other property, if any, represented by the depositary receipt, except in order to comply with applicable law. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the applicable deposit agreement as amended.

   Cabot Trust may terminate a deposit agreement upon not less than 30 days' prior written notice to the preferred shares depositary if the termination is necessary to preserve Cabot Trust's status as a REIT or a majority of each series of preferred shares subject to the deposit agreement consents to termination, at which time the preferred shares depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the preferred shares depositary with respect to the depositary receipts. Cabot Trust will agree that if a deposit agreement is terminated to preserve its status as a REIT, then it will use its best efforts to list each series of preferred shares issued upon surrender of the related depositary shares. In addition, a deposit agreement will automatically terminate if:

    (1) Cabot Trust has redeemed all outstanding depositary shares;

    (2) a final distribution has been made on each series of preferred shares in connection with Cabot Trust's liquidation, dissolution or winding up and the distribution has been distributed to the holders of the depositary receipts evidencing the depositary shares representing the series of preferred shares; or

    (3) each related preferred share has been converted into a security of Cabot Trust which is not represented by depositary shares.

Charges of Preferred Shares Depositary

   Cabot Trust will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, Cabot Trust will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Shares Depositary

   A preferred shares depositary may resign at any time by delivering to Cabot Trust notice of its election to do so, and Cabot Trust may at any time remove the preferred shares depositary, any resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company with its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred shares depositary will forward to holders of depositary receipts any reports and communications from Cabot Trust which are received by the preferred shares depositary with respect to the related preferred shares.

   Cabot Trust will not be liable, and the preferred shares depositary will not be liable, if either is prevented from or delayed in, by law or any circumstances beyond its control, performing the obligations under the deposit agreement. In the case of any action or inaction in the voting of a series of preferred shares represented by the depositary shares, Cabot Trust's obligations and the obligations of the preferred shares depositary under the deposit agreement will be limited to performing their respective duties in good faith and without negligence. In the case of any other action or inaction, Cabot Trust's obligations and the obligations of the preferred shares depositary under the deposit agreement will be limited to performing their respective duties without gross negligence or willful misconduct. Cabot Trust will not be obligated, and the preferred shares depositary will not be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or a series of preferred shares represented thereby unless satisfactory indemnity is furnished. Cabot Trust and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred shares represented thereby for deposit, holders of depositary receipts or other persons that Cabot Trust believes in good faith to be competent to give the information, and on documents that each believes in good faith to be genuine and signed by a proper party.

   If a preferred shares depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and from Cabot Trust, on the other hand, the preferred shares depositary will be entitled to act on the claims, requests or instructions received from Cabot Trust.

                            DESCRIPTION OF WARRANTS

   We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any other securities described in this prospectus that are offered pursuant to any prospectus supplement and the warrants may be attached to or may be transferable separately from the other securities being offered. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as Cabot Trust's agent in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with respect to any provisions of the warrants.

   The prospectus supplement relating to any warrants offered by Cabot Trust will describe the specific terms thereof, including, where applicable:

     (1) the title of the warrants;

     (2) the aggregate number of the warrants;

     (3) the price or prices at which the warrants will be issued;

     (4) the designation, terms and number of common shares or preferred shares purchasable upon exercise of the warrants;

     (5) the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each security;

     (6) the date, if any, on and after which the warrants and the related common shares or preferred shares will be separately transferable, including any limitations on ownership and transfer of the warrants as may be appropriate to preserve Cabot Trust's status as a REIT;

     (7) the price at which each common share or preferred share purchasable upon exercise of the warrants may be purchased;

     (8) the date on which the right to exercise the warrants will commence and the date on which the right will expire;

     (9) the minimum or maximum amount of the warrants which may be exercised at any one time;

    (10) information with respect to book-entry procedures, if any;

    (11) a discussion of federal income tax considerations relevant to the warrants; and

    (12) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                 DESCRIPTION OF SECURITYHOLDER PURCHASE RIGHTS

   As set forth under "Plan of Distribution" below, Cabot Trust may sell the securities described in this prospectus directly through securityholder purchase rights. If securities are to be sold through securityholder purchase rights, the securityholder purchase rights will be distributed as a dividend to securityholders of Cabot Trust or Cabot L.P., for which the securityholders will not be required to pay any separate consideration. The prospectus supplement relating to any offer by Cabot Trust of securities pursuant to securityholder purchase rights will describe the specific terms of the securityholder purchase rights, including, where applicable:

    (1) the type and terms, and the number or amount of the securities to be offered pursuant to the securityholder purchase rights;

    (2) the period during which and the price at which the securityholder purchase rights will be exercisable;

    (3) the number of securityholder purchase rights then outstanding;

    (4) any provisions for changes to or adjustments in the exercise price of the securityholder purchase rights; and

    (5) any other material terms of the securityholder purchase rights.

                   SELECTED PROVISIONS OF MARYLAND LAW AND OF
                 CABOT TRUST'S DECLARATION OF TRUST AND BYLAWS

   We have summarized in the following paragraphs provisions of Maryland law, the Declaration of Trust and the Bylaws that we consider to be material. This summary is not complete and reference is made to Maryland law as well as the Declaration of Trust and the Bylaws, which are filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part. See "Where You Can Find More Information."

Board of Trustees

   The Declaration of Trust and the Bylaws provide that the number of Trustees of Cabot Trust may be established by a majority of the entire Board of Trustees but may not be fewer than three nor more than fifteen. There are currently seven Trustees. The Declaration of Trust also provides that a majority of the Trustees must be independent trustees. An "independent trustee" is a person who is not an officer or employee of Cabot Trust.

   Any vacancy on the Board of Trustees arising for any cause other than an increase in the number of Trustees may be filled by a majority of the remaining Trustees or by a sole remaining trustee. Any vacancy created by an increase in the number of Trustees may be filled by a majority of the entire Board. Only the independent trustees may nominate a replacement for a vacancy in an independent trustee position. If a majority of the Board are not independent trustees, the remaining independent trustees or, if there are no independent trustees, then the remaining members of the Board, are required to elect the number of independent trustees that is necessary to result in a majority of the Board being independent trustees.

   The Trustees are divided into three classes, holding office initially for one-year, two-year and three-year terms, respectively. As these initial terms expire, Trustees in each class are elected for terms of three years and until their successors are duly elected and qualified. At least two annual meetings of shareholders, instead of one, will thus generally be required to effect a change in a majority of the Board of Trustees.

  Cabot Trust believes that classification of the Board of Trustees in this manner helps to assure the continuity and stability of Cabot Trust's business strategies and policies as determined by the Board of Trustees. The classified trustee provision could have the effect of making the removal of incumbent Trustees more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Cabot Trust, even though such an attempt might be considered by some or many shareholders to be beneficial to Cabot Trust and its shareholders.

   Trustees may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. This provision has the effect of limiting the shareholders' ability to remove incumbent Trustees to cases in which a substantial majority of shareholders approve their removal.

Business Combinations

   Under Maryland law, business combinations between a Maryland real estate investment trust and an interested shareholder or the interested shareholder's affiliate are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. For this purpose, the term "business combinations" includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An "interested shareholder" is defined for this purpose as:

    (1) any person who beneficially owns ten percent or more of the voting power of the trust's shares; or

    (2) an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

After the five-year prohibition, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

    (1) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

    (2) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested shareholder voting together as a single voting group.

These super-majority vote requirements do not apply if the real estate investment trust's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder.

   The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

   Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are not entitled to vote on the matter. As permitted by Maryland law, we have elected in our Bylaws that the control share provisions of Maryland law will not apply to transactions involving Cabot Trust, but the Board of Trustees retains the discretion to change this election in the future.

   "Control shares" are voting shares which, if aggregated with all other shares owned by the acquiror or which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

    . one-fifth or more but less than one-third;

    . one-third or more but less than a majority; or

    . a majority or more of all voting power.

   Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

   Except as otherwise specified in the statute, a "control share acquisition" means the acquisition of control shares.

   Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

   If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an "acquiring person statement" for the control shares as required by the statute, the trust may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of control shares are considered and not approved.

   If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

   The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the trust.

Amendment of Declaration of Trust

   The Trustees, by a two-thirds vote, may amend the provisions of the Declaration of Trust, without shareholder approval, to qualify Cabot Trust as a REIT. The Board of Trustees may also amend the Declaration of Trust, without shareholder approval, to increase or decrease the aggregate number of Shares that Cabot Trust has the authority to issue. Otherwise, Cabot Trust's Declaration of Trust generally may be amended only by the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares then entitled to vote. Subject to the provisions of any class or series of shares then outstanding, the shareholders are only entitled to vote with respect to amendments to the Declaration of Trust and:

    (1) the election of Trustees, which requires a plurality of all the votes cast at a shareholders' meeting at which a quorum is present;

    (2) the removal of Trustees, which requires the affirmative vote of the holders of two-thirds of our outstanding shares of beneficial interest entitled to vote generally in the election of Trustees and may only be voted on at a shareholder meeting;

    (3) our merger with or into another entity, our consolidation with another entity or the sale or other disposition of all or substantially all of our assets, each of which requires the affirmative vote of the holders of two-thirds of our outstanding shares entitled to vote on the matter and may only be voted on at a shareholder meeting;

    (4) the termination of our existence as a legal entity, which requires the affirmative vote of two-thirds of our outstanding shares; and

    (5) matters submitted to the shareholders at the direction of the Board of Trustees.

Termination of Cabot Trust and REIT Status

   The Declaration of Trust permits the termination of Cabot Trust's existence as a legal entity and the discontinuation of its operations by the affirmative vote or written consent of the holders of not less than two-thirds of Cabot Trust's outstanding shares of all classes. The Declaration of Trust also permits the termination of Cabot Trust's qualification as a REIT if qualification as a REIT, in the opinion of the Board of Trustees, is no longer advantageous to Cabot Trust's shareholders.

Advance Notice of Trustee Nominations and New Business

   The Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only:

    (1) pursuant to Cabot Trust's notice of the meeting;

    (2) by or at the direction of the Board of Trustees; or

    (3) by a shareholder who was a shareholder of record at the time of giving advance notice of the nomination or proposal and is entitled to vote at the meeting and has complied with the advance notice procedures contained in the Bylaws.

   The Bylaws also provide that, with respect to special meetings of shareholders, only the business specified in Cabot Trust's notice of meeting may be brought before the meeting of shareholders.

Anti-takeover Effect of Selected Provisions of Maryland Law and of the Declaration of Trust and Bylaws

   The business combination provisions of Maryland law, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of Trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of Cabot Trust that might involve a premium price for holders of common shares or which shareholders might otherwise consider to be in their best interest.

                        CABOT L.P. PARTNERSHIP AGREEMENT

Partnership Structure

   As the general partner of Cabot L.P., Cabot Trust has the exclusive power under Cabot L.P.'s limited partnership agreement to manage and conduct the business of Cabot L.P. Cabot L.P. is responsible for, and pays when due, its share of all administrative and operating expenses of the properties. Cabot Trust's interest in Cabot L.P. entitles it to share in cash distributions from, and in the profits and losses of, Cabot L.P. in proportion to Cabot Trust's percentage ownership of Cabot L.P., apart from tax allocations of profits and losses to take into account pre-contribution property appreciation. Cabot L.P.'s limited partners own the economic interest in Cabot L.P. not held by Cabot Trust.

   Cabot Trust holds one partnership unit in Cabot L.P. for each common share that it has issued. The net proceeds from issuances of common shares are contributed by Cabot Trust to Cabot L.P. in exchange for an equivalent number of partnership units.

   The following paragraphs summarize what Cabot L.P. believes to be the material provisions of the partnership agreement. For a complete statement of all of its provisions, you should refer to the partnership agreement, which is described herein under the heading "Where You Can Find More Information."

Management

   Cabot L.P. has been organized as a Delaware limited partnership pursuant to the terms of the partnership agreement. Cabot Trust, as the sole general partner of Cabot L.P., generally has full, exclusive and complete discretion in managing and controlling Cabot L.P. The limited partners of Cabot L.P. have no authority to transact business for, or to participate in the management activities or decisions of, Cabot L.P., except as provided in the partnership agreement and as provided by applicable law. However, the consent of all the limited partners is required to:

    (1) take any action that would make it impossible to carry on the ordinary business of Cabot L.P., except as otherwise provided in the partnership agreement;

    (2) possess Cabot L.P. property, or assign any rights to specific Cabot L.P. property for other than a Cabot L.P. purpose, except as otherwise provided in the partnership agreement;

    (3) admit a person as a partner, except as otherwise provided in the partnership agreement; or

    (4) perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the partnership agreement or under Delaware law.

Indemnification

   The partnership agreement provides that each individual made a party to a proceeding by reason of his status as a general partner or an officer of Cabot L.P. or a trustee or officer of Cabot Trust or any other person as Cabot Trust may designate from time to time in its sole and absolute discretion will be indemnified and held harmless by Cabot L.P. for any act relating to the operation of Cabot L.P. unless it is established that:

    (1) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

    (2) the indemnitee actually received an improper personal benefit of money, property or services; or

    (3) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

The partnership agreement further provides that the termination of any proceeding by judgment, order or settlement does not create a presumption that the indemnitee did not meet the requisite standard of conduct set forth above. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, would, under the partnership agreement, create a rebuttable presumption that the individual acted in a manner contrary to that specified above. Any indemnification so made may only be made out of the assets of Cabot L.P.

Capital Contributions

   When Cabot Trust contributes additional capital to Cabot L.P. from the proceeds of common shares or preferred shares issued by Cabot Trust, its interest in Cabot L.P. will be increased on a proportionate basis based upon the number of common shares or preferred shares issued to the extent the net proceeds from, or the property received in consideration for, the issuance thereof are used to fund the contribution.

Tax Matters

   Pursuant to the partnership agreement, Cabot Trust is the tax matters partner of Cabot L.P. and has authority to make tax related decisions and tax elections under the Code on behalf of Cabot L.P.

Operations

   The partnership agreement allows Cabot Trust to operate Cabot L.P. in a manner that enables Cabot Trust to satisfy the requirements for being classified as a REIT. The partnership agreement also requires the distribution of cash available for distribution of Cabot L.P. on a quarterly basis in accordance with the partnership agreement.

Duties and Conflicts

   The partnership agreement provides that Cabot Trust is not permitted to enter into or conduct any business other than in connection with its ownership, acquisition and disposition of partnership interests in Cabot L.P. and the management of the business and incidental activities of Cabot L.P. Therefore, all activities pertaining to the acquisition, development, management and operation of any properties, must be conducted through Cabot L.P.

Term

   Cabot L.P. will continue in full force and effect until December 31, 2097 or until sooner dissolved upon:

    (1) the withdrawal of Cabot Trust as a general partner,unless all of the limited partners elect to continue Cabot L.P.;

    (2) by the election of Cabot Trust, with the consent of a majority in interest of limited partners;

    (3) in connection with a merger or other combination of Cabot L.P.;

    (4) by the sale or other disposition of all or substantially all of the assets of Cabot L.P.;

    (5) entry of a decree of judicial dissolution of Cabot L.P.; or

    (6) bankruptcy or insolvency of Cabot Trust.

                        FEDERAL INCOME TAX CONSEQUENCES

   We intend to operate in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. We can give no assurance, however, that the requirements of the Tax Code will be met. The following summarizes the federal income tax considerations for Cabot Trust and our shareholders with respect to our treatment as a REIT. The information below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is based on the opinion of Mayer, Brown & Platt. Mayer, Brown & Platt has served as counsel to Cabot Trust regarding the material federal income tax consequences relevant to purchasers of the common shares.

   Based on the matters described below, in the opinion of Mayer, Brown & Platt, we have been organized in conformity with the requirements for qualification as a REIT, beginning with our taxable year ended December 31, 1998, and our actual and proposed method of operation, as we have represented them to Mayer, Brown & Platt, will enable us to continue to satisfy the requirements for this qualification. Mayer, Brown & Platt's opinion is based on assumptions relating to the organization and operation of Cabot Trust, Cabot L.P. and Cabot Advisors. These assumptions include:

    (1) that the transactions that resulted in our formation in our current form were consummated in accordance with the operative documents therefor,

    (2) that the documents accurately reflect the material facts of the transactions,

    (3) that Cabot Trust, Cabot L.P. and Cabot Advisors will each be operated in the manner described in its applicable organizational documents and in representations we have given to Mayer, Brown & Platt, and

    (4) that all terms and provisions of those documents will be complied with by all parties involved. Mayer, Brown & Platt's opinion is also conditioned upon representations made to them in reference to factual matters relating to our organization.

In addition, their opinion is based on current law.

   Our Board of Trustees currently believes that we have operated and will operate in a manner that permits us to elect, and that we will timely and effectively elect, REIT status for our taxable year ended December 31, 1998 and in each taxable year after that. Our qualification and taxation as a REIT will depend on compliance with the law existing and in effect on this date and as the same may be later amended. Our qualification and taxation as a REIT will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Tax Code discussed below. Our legal counsel will not review compliance with these tests on a continuing basis and no assurance can be given that we will satisfy the tests on a continuing basis.

   In brief, a corporation that invests primarily in real estate can claim a tax deduction for the dividends it pays to its shareholders as long as it meets the REIT provisions of the Tax Code described below. Such a corporation generally is not taxed on its "REIT taxable income" to the extent that its income is currently distributed to shareholders. This substantially eliminates the "double taxation," at both the corporate and shareholder levels, that generally results from an investment in a corporation. However, as discussed in greater detail below, the entity remains subject to tax in some circumstances even if it qualifies as a REIT. Further, if the entity fails to qualify as a REIT in any year, it will not be able to deduct any portion of the dividends it paid to its shareholders. Thus it would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "--Taxation of Cabot Trust--General" and "--Taxation of Cabot Trust--Failure to Qualify."

   The following summary is based on the Tax Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations. Subsequent changes to any of these may affect the tax consequences described here, possibly on a retroactive basis. The following summary neither exhausts all possible tax considerations, nor gives a detailed discussion of any state, local, or foreign tax considerations, nor discusses all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to some types of shareholders, such as insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, that may be subject to special treatment under the federal income tax laws.

Taxation of Cabot Trust

   General. In any year in which we qualify as a REIT, we will generally not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation and to the extent we elect to retain and pay income tax on our net long-term capital gains, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income. However, they receive a credit for their share of any taxes paid on the gain by Cabot Trust.

   Notwithstanding our qualification as a REIT, we may also be subject to taxation in some other circumstances.

   If we fail to satisfy either the 75% or the 95% gross income test discussed below, but otherwise maintain our qualification as a REIT, we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction" as described below.

   If we have net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. In addition, if we fail to distribute during each calendar year at least the sum of:

    (1) 85% of our REIT ordinary income for the year,

    (2) 95% of our REIT capital gain net income for the year and

    (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

To the extent that we elect to retain and pay income tax on our net long-term capital gains, the retained amounts will be treated as distributed for purposes of the 4% excise tax. We may also be subject to the corporate alternative minimum tax, as well as to tax in situations not presently contemplated. Cabot Advisors will be taxed on its income at regular corporate rates. We will use the calendar year both for federal income tax purposes, as is required by a REIT, and for financial reporting purposes.

   REIT Qualification Requirements. To qualify as a REIT, we must meet, among others, the following requirements:

   Share Ownership Tests. Our common shares must be held by at least of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding common shares may be owned, directly or indirectly and including the effects of constructive ownership rules, by five or fewer individuals, which for this purpose includes tax-exempt entities. However, for purposes of this test, any common shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in the trust rather than by the trust. These share ownership requirements need not be met until the second taxable year of Cabot Trust for which a REIT election is made. As we have represented to Mayer, Brown & Platt, we have satisfied and will continue to satisfy these requirements.

   In order to comply with the foregoing share ownership tests, we have placed restrictions on the ownership and transfer of common shares. This should prevent additional concentration of stock ownership. Moreover, to show evidence of compliance with these requirements, Treasury regulations require us to maintain records which disclose the actual ownership of our outstanding common shares and the regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares of beneficial interest. The statements must disclose the actual owners of the shares of beneficial interest. A list of those persons failing or refusing to comply with the demand must be maintained as part of our records. A shareholder failing or refusing to comply with the written demand must submit with his tax return a similar statement, disclosing the actual ownership of shares of beneficial interest and other information. In addition, our Declaration of Trust provides restrictions regarding the ownership and transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements. See "Description of common shares-- Restrictions on Transfer."

   Asset Tests. At the close of each quarter of our taxable year, we must satisfy two tests, relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed:

    (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets (the "value test"); or

    (2) 10% of the outstanding voting securities of any one issuer (the "voting stock test").

As we have represented to Mayer, Brown & Platt, we have and will satisfy the 75% asset test, the value test, and the voting stock test at the close of each quarter of our taxable years ended 1998 and afterwards. When we invest in a partnership such, as Cabot L.P., we will be deemed to own a proportionate share of the partnership's assets. The partnership interest does not constitute a security for purposes of these tests. See "--Tax Aspects of Our Investments in Partnerships General." Accordingly, our investment in properties through our interest in Cabot L.P. is treated as an investment in qualified assets for purposes of the 75% asset test.

   Cabot L.P. owns 100% of the non-voting preferred stock of Cabot Advisors. By virtue of our partnership interest in Cabot L.P., we are deemed to own initially a pro rata share of the non-voting preferred stock. Because Cabot L.P. owns none of the voting common stock of Cabot Advisors, and because the non-voting preferred stock's approval right is limited to some fundamental corporate actions that could adversely affect the preferred stock as a class, we believe the voting stock test should be satisfied.

   Based upon the analysis of the estimated value of the stock of Cabot Advisors owned by Cabot L.P. relative to the estimated value of the total assets owned by Cabot L.P., we believe that our pro rata share of the stock of Cabot Advisors held by Cabot L.P. does not exceed on the date of this prospectus 5% of the value of our total assets. In rendering its opinion as to our qualification as a REIT, Mayer, Brown & Platt is relying on our representations to the effect with respect to the value of the stock and assets.

   The value test must be satisfied at the end of any quarter in which we increase our interest in Cabot Advisors or acquire other property. If any limited partner exercises its conversion option to exchange partnership units for common shares, we will thereby increase our proportionate indirect ownership interest in Cabot Advisors. This will require us to meet the value test in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of partnership units by employees of Cabot L.P. or Cabot Advisors that they received pursuant to our long term incentive compensation plan. We plan to take steps to ensure that the value test is satisfied for any quarter in which retesting is to occur. However, we cannot give assurance that the steps will always be successful and will not require a reduction in Cabot L.P.'s overall interest in Cabot Advisors.

   Gross Income Tests. There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership. The gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See "--Tax Aspects of Our Investments in Partnerships--General" below. The two tests are separately described below:

   The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

    (1) rents from real property, except as modified below;

    (2) interest on obligations secured by mortgages on, or interests in, real property;

    (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property bought primarily for sale to customers in the ordinary course of our trade or business ("dealer property");

    (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of the shares;

    (5) abatements and refunds of real property taxes;

    (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by the property; and

    (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

   Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% gross income test or the 95% gross income test described below if we own, directly or constructively, 10% or more of the customer. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for the 75% and 95% gross income tests, if it is based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of receipts or sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience" of the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

   We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to Mayer, Brown & Platt that we have and will satisfy these tests for our taxable years ended 1998 and afterwards. Cabot L.P. provides services at the properties that it owns and may provide the services at any newly acquired properties of it. We believe that for purposes of the 75% and 95% gross income tests, the services provided at our properties are or will be of the type, which is usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. We believe this is also true for any other services and amenities provided by Cabot L.P. or its agents. Mayer, Brown & Platt, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors will perform services that cannot be provided directly by Cabot L.P., Cabot Advisors or other agents. We anticipate that the dividend income on our indirect investment in Cabot Advisors will not cause us to fail the 75% gross income test.

   The 95% Test. In addition to deriving 75% of our gross income from the sources above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations that are not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% gross income test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to hedge our indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

   To determine whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. In general, a sale of dealer property, excluding foreclosure property, is a "prohibited transaction." However, a sale of property will not be a prohibited transaction if we hold the property for at least four years and additional requirements, relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto, are satisfied. See "--Taxation of Cabot Trust--General" and "--Tax Aspects of Our Investments in Partnerships--Sale of Properties."

   We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in properties through Cabot L.P. in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties, or of our interest in Cabot L.P., generally will also constitute qualifying income.

   Even if we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under provisions of the Tax Code. These relief provisions will generally be available if:

    (1) our failure to comply is due to reasonable cause and not to willful neglect;

    (2) we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

    (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

   Annual Distribution Requirements. In order to qualify as a REIT, we are required to distribute dividends to our shareholders each year in an amount at least equal to:

    (1) the sum of (x) 95% of our REIT taxable income, which is computed without regard to the deduction for dividends paid and Cabot Trust's net capital gain, plus (y) 95% of the after-tax net income, if any, from foreclosure property, minus

    (2) the amount of our items of non-cash income.

We must pay the distributions in the taxable year to which they relate, or in the following taxable year, if they are declared before we timely file our tax return for the year and if they are paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

   We intend to make timely distributions sufficient to satisfy the annual distribution requirements, as described in the first sentence of the preceding paragraph. We have represented to Mayer, Brown & Platt that we have and will satisfy these distribution requirements for our taxable years ended 1998 and afterwards. In this regard, the partnership agreement authorizes us in our capacity as general partner to take the steps as may be necessary to cause Cabot L.P. to distribute to its partners an amount sufficient to permit us to meet the distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. This may be due to timing differences between the actual receipt of income and actual payment of expenses on the one hand and the inclusion of the income and deduction of the expense used to compute our REIT taxable income on the other hand. Additionally, this may be due to Cabot L.P.'s inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, borrow funds or cause Cabot L.P. or other affiliates to borrow funds to satisfy the distribution requirement. However, we cannot assure that the borrowing would be available at the time.

   If we fail to meet the 95% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend" plus applicable penalties and interest within a specified period.

   Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates and will not be permitted to deduct any distributions made to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and subject to limitations in the Tax Code. Also, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Tax Aspects of Our Investments in Partnerships

   General. We hold a partnership interest in Cabot L.P. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. We will include our proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of our REIT taxable income. See "--Taxation of Cabot Trust--General" and "--Taxation of Cabot Trust--Gross Income Tests."

   Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement although, the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Tax Code Section 704(b) and the regulations under Tax Code Section 704(b). Cabot L.P.'s allocation of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, we will be deemed to own our proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on our capital interest in Cabot L.P. Accordingly, any increase in our REIT taxable income from our interest in Cabot L.P., whether or not a corresponding cash distribution is also received from Cabot L.P., will increase our distribution requirements. However, this will not be subject to federal income tax in our hands if we distribute an amount equal to the income to our shareholders. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by Cabot L.P. See "--Taxation of Cabot Trust--Annual Distribution Requirements" and "--Taxation of Cabot Trust--Asset Tests."

   Entity Classification. Based on our representations that Cabot L.P. will satisfy the conditions to avoid classification as a "publicly traded partnership" under the Tax Code, in the opinion of Mayer, Brown & Platt under existing federal income tax law and regulations, Cabot L.P. will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

   Tax Allocations with Respect to the Properties. Pursuant to Section 704(c) of the Tax Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of the properties or interests therein) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution. The difference is referred to as a "book-tax difference." The allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of Cabot L.P. included contributions of appreciated property. Consequently, the partnership agreement requires some allocations to be made in a manner consistent with Section 704(c) of the Tax Code.

   In general, some of the limited partners of Cabot L.P. as contributors of some of the properties or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by Cabot L.P. on the contributed assets. This will tend to eliminate the book-tax difference over the life of Cabot L.P. However, the special allocation rules of Section 704(c) do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to us in excess of corresponding cash proceeds in some circumstances.

   Treasury regulations under Section 704(c) of the Tax Code provide partnerships with a choice of several methods of accounting for book-tax differences. Those determinations could have differing timing and other effects on us.

   Properties acquired by Cabot L.P. in taxable transactions will in general have a tax basis equal to their fair market value. Section 704(c) of the Tax Code will not apply in these cases.

   Sale of Properties. Our share of any gain realized by Cabot L.P. on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See "--Taxation of Cabot Trust--General" and "--Taxation of Cabot Trust--Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to hold, and, to the extent within our control, to have any joint venture to which Cabot L.P. is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make the occasional sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

Taxation of Shareholders

   Taxation of Taxable Domestic Shareholders. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to the shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain that we designate as capital gain dividends will be taxed to the shareholders as long-term capital gain, to the extent they do not exceed our actual net capital gain for the fiscal year, without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income.

   To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated first as a tax-free return of capital to you, reducing the tax basis of your common shares by the amount of the excess distribution, but not below zero, with distributions in excess of your tax basis being taxed as capital gains if your common shares are held by you as a capital asset." In addition, any dividend that we declare in October, November or December of any year, which is payable to a shareholder of record on a specific date in any of the three months, must be treated as both paid by us and received by the shareholder on December 31 of the year as long as we actually pay the dividend during January of the following calendar year. You may not include our net operating losses in your individual income tax returns. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to you.

   We are permitted under the Tax Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, you must include in income your proportionate share of our undistributed capital gain for the taxable year. You also will be deemed to have paid your proportionate share of the income tax we pay with respect to the undistributed capital gain. The tax would be credited against your tax liability and subject to normal refund procedures. In addition, your basis in your shares would be increased by the amount of undistributed capital gain included in your income, but reduced by the tax we paid.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 20% capital gains rate discussed above or as unrecaptured Tax Code Section 1250 gain taxable at a maximum rate of 25%.

   In general, any loss upon a sale or exchange of common shares by a shareholder who has held the common shares for six months or less will be treated as a long-term capital loss, to the extent distributions from Cabot Trust were required to be treated by the shareholders as long-term capital gains.

   Backup Withholding. We will report to our domestic shareholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless the shareholder is a corporation or comes within some other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us. See "--Taxation of the Shareholders--Taxation of Foreign Shareholders" below.

   Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon that ruling and the statutory framework of the Tax Code, distributions by us to a shareholder that is a tax-exempt entity should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Tax Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Tax Code.

   If any pension or other retirement trust that qualifies under Section 401(a) of the Tax Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by the REIT may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a REIT which would not have qualified as a REIT but for (1) the provisions of the Tax Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of the REIT or one or more qualified pension trusts, each owning more than a 10% interest by value in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

   We do not believe we are currently a pension-held REIT. However, pension funds hold significant amounts of partnership units, which may, subject to some limitations, be exchanged for common shares. In addition, pension funds may purchase common shares in the market. As a result, we may in the future be deemed to constitute a pension-held REIT as a result of exchanges of partnership units for common shares or market purchases of common shares by pension funds.

   Taxation of Foreign Shareholders. The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are highly complex and may be affected by other considerations. The following is only a summary of those rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our common shares, including any reporting requirements.

   We will qualify as a "domestically-controlled REIT" so long as less than 50% in value of our common shares are held by foreign persons such as non-resident aliens, foreign corporations, partnerships, trusts and estates. We currently anticipate that we will qualify as a domestically-controlled REIT. Under these circumstances, gain from the sale of our common shares by a foreign person should not be subject to United States taxation, unless the gain is effectively connected with the person's United States trade or business or, in the case of an individual foreign person, the person is present within the United States for more than 182 days during the taxable year. However, notwithstanding our current anticipation that we will qualify as a domestically-controlled REIT, because our common shares will be publicly traded no assurance can be given that we will so qualify.

   Distributions of cash generated by our real estate operations, but not by the sale or exchange of properties, that are paid to foreign persons generally will be subject to United States withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with us the required form evidencing the lower rate, or the foreign shareholder files an Internal Revenue Service Form 4224 with us claiming that the distribution is "effectively connected" income.

   Distributions of proceeds attributable to the sale or exchange of United States real property interests by us are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may also be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated as a capital gain dividend. This amount is creditable against the foreign shareholder's tax liability.

Other Tax Considerations

   Cabot Advisors. The income of Cabot Advisors will be subject to federal and state income tax at full corporate rates. Cabot Advisors cannot claim a deduction for the dividends it pays to its shareholders, including Cabot L.P. To the extent that Cabot Advisors pays federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for us to distribute to our shareholders. Cabot Advisors will attempt to minimize the amount of the taxes, but there can be no assurance whether or the extent to which the measures it takes to minimize taxes will be successful.

   Possible Legislative or Other Actions Affecting Tax Consequences. You should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that the action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form, content or effective dates of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of your investment in Cabot Trust.

   State and Local Taxes. We and our shareholders may be subject to state or local taxation. We and Cabot L.P. may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in common shares.

   You should consult the applicable prospectus supplement, as well as your tax advisor, regarding the specific tax consequences to you of the purchase, ownership and sale of any of the securities described in this prospectus, including the federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.

                              PLAN OF DISTRIBUTION

   Cabot Trust and Cabot L.P. may offer and sell the securities described in this prospectus to one or more underwriters for public offering and sale by the underwriters or they may offer and sell the securities to investors directly or through agents. Cabot Trust or Cabot L.P. may also offer and sell the securities to existing securityholders of either of them through distributions, without consideration, of rights to purchase the securities. The rights, if distributed, may, but will not necessarily, be transferable in accordance with the terms as Cabot Trust or Cabot L.P. may determine. See "Description of Securityholder Purchase Rights." Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

   The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions at fixed prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices. Any of these prices may represent a discount from the prevailing market prices. The securities may also be offered in exchange for one or more of the classes of outstanding securities of Cabot Trust or Cabot L.P. Cabot Trust and Cabot L.P. may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from Cabot Trust or Cabot L.P. in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by Cabot Trust and Cabot L.P. to underwriters or agents in connection with the offering of securities pursuant to this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with Cabot Trust and Cabot L.P., to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

   If so indicated in the applicable prospectus supplement, Cabot Trust and Cabot L.P. will authorize dealers acting as their agents to solicit offers by institutions to purchase securities from Cabot Trust and Cabot L.P. at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of the securities sold pursuant to the contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of Cabot Trust and Cabot L.P. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and if the securities are being sold to underwriters, Cabot Trust and Cabot L.P. must have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts.

   Some of the underwriters and their affiliates engage in transactions with or perform services for Cabot Trust and Cabot L.P. in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of securities offered pursuant to this prospectus will be passed upon for Cabot Trust and Cabot L.P. by Mayer, Brown & Platt. The validity of the common shares, preferred shares, depositary shares and warrants under Maryland law will also be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP. Mayer, Brown & Platt will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to matters of Maryland law. The description of federal income tax consequences contained in this prospectus under the heading "Federal Income Tax Considerations" is based upon the opinion of Mayer, Brown & Platt.

                                    EXPERTS

   The audited financial statements and schedules, if applicable, of Cabot Industrial Trust, Cabot Industrial Properties, L.P., Cabot Partners Limited Partnership, Existing Investors Property Group, Knickerbocker Properties, Inc. II, Prudential Properties Group, West Coast Industrial, LLC, The 4B's, Seefried Properties Group, Prudential Properties Group II, DFW Trade Center I, L.P., Buildings 1, 2 and 3, 1055 Dornoch Court, San Diego, CA, Hampden I and II Properties Group, South Royal Associates Properties Group, Joseph A. Leroy Family LP Property, Raco/Melaver, L.L.C., TLI/Cahill Partnership--Spiral Drive, Terraden/Ontario, I L.P., Kojo Building Property Group, Everest Investments Limited Partnership Property Group, The Phoenix Group, Arizona Property, Hemmer Properties Group and Rushmore Properties Group included or incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as of and for the periods indicated in their reports and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The combined financial statements of Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio as of December 31, 1997 and 1996 and for each of the two years ended December 31, 1997 and the period from July 6, 1995 (date of acquisition) to December 31, 1995 and the related schedule as of December 31, 1997, and the combined statement of revenue and certain expenses of the Stayton Drive and Corridor Properties for the year ended December 31, 1998, all incorporated by reference in this prospectus, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

   The historical cost basis combined statements of assets and liabilities of Orlando Central Park and 500 Memorial Drive as of December 31, 1997 and 1996 and the related historical cost basis combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended December 31, 1997, have been incorporated by reference in this prospectus from the registration statement of Cabot Industrial Trust on Form S-11 (No. 333-61543) in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

   The historical cost basis balance sheet of Knickerbocker Properties, Inc. II as of December 31, 1996 and the related historical cost basis statements of operations, stockholder's equity and cash flows for each of the two years in the period ended December 31, 1996, have been incorporated by reference in this prospectus from the registration statement of Cabot Industrial Trust on Form S-11 (No. 333-61543) in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                       INFORMATION CONCERNING CABOT L.P.

   Substantially all of Cabot Trust's assets and interests in industrial properties and other assets are held by, and substantially all of its operations are conducted through, Cabot L.P. Accordingly, the business of Cabot L.P., the properties owned by Cabot L.P. and the management of Cabot L.P. and their compensation are substantially the same as those included in "Item 1. Business," "Item 2. Properties," "Item 7A. Quantitative and Qualitative Disclosures about Market Risk," "Item 10. Directors and Executive Officers of the Registrant," and "Item 11. Executive Compensation" in Cabot Trust's Annual Report on Form 10-K for the year ended December 31, 1998, which Form 10-K has been incorporated by reference into this prospectus.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

Introduction

   The following discussions should be read in conjunction with the financial statements and notes appearing herein. Cabot L.P. is an internally-managed, fully-integrated real estate company, focused on serving a variety of industrial space users in the country's principal commercial markets. Cabot L.P. owns and operates a diversified portfolio of bulk distribution, multitenant distribution and workspace properties throughout the United States. At December 31, 1998, Cabot L.P. owned 206 industrial properties, 121 of which properties were acquired in connection with the formation transactions described in Notes 1 and 3 to the consolidated financial statements herein, and 84 of which properties were acquired during the period from February 4, 1998 through December 31, 1998. Twenty-one of the 84 properties were identified in the prospectus for Cabot Trust's initial public offering dated January 30, 1998. In addition, Cabot L.P. placed one property included within its development program into service in 1998. Cabot L.P. was formed on October 10, 1997, but did not begin operations as a fully integrated real estate company until the completion of the formation transactions and offerings on February 4, 1998, the closing date of Cabot Trust's initial public offering. Cabot L.P. had no operations prior to February 4, 1998.

Results of Operations

   Since Cabot L.P. was formed in October 1997 and did not begin operations until February 4, 1998, the results for the year ended December 31, 1998 represent activity for 331 days (approximately 11 months) only, and no comparison of results to prior periods are available.

 Year Ended December 31, 1998

   Net income attributable to partnership unitholders for the year ended December 31, 1998 totaled $51.0 million, or $1.17 per basic and diluted unit.

   Rental revenues for the year ended December 31, 1998 were $102.4 million, including tenant reimbursements of $13.4 million. Total rental revenue of $74.4 million was generated by the 121 properties still owned as of December 31, 1998, which were also owned as of February 4, 1998, as a result of the formation transactions, $27.1 million of rental revenue was generated by the 84 properties acquired subsequent to February 4, 1998, and the development property placed into service in 1998 and the remaining $864,000 of rental revenue relates to a property that was sold by Cabot L.P. during 1998. The ratio of tenant reimbursements to operating and real estate tax expenses was approximately 73%. Depreciation and amortization related to real estate investments totaled $20.9 million for the year ended December 31, 1998.

   Interest and other income included $231,000 of earnings from Cabot Advisors. The remainder of such income consists primarily of interest income earned on Cabot L.P.'s invested cash balances. Interest expense represents $1.8 million of interest incurred on $48.2 million of mortgage indebtedness outstanding and also includes interest expense of $5.2 million related to borrowings under the acquisition facility, net of amounts capitalized to development projects.

Capital Resources and Liquidity

   As a result of the completion of the Offerings in February 1998, Cabot Trust issued 8,625,000 common shares to the public and 1,000,000 common shares in a private placement of shares. All of the common shares were sold at a price of $20.00 per share. The proceeds from the offerings, net of offering costs, were $176.3 million and were contributed to Cabot L.P.

   Cabot L.P. intends to rely on cash provided by operations, unsecured and secured borrowings from institutional sources, and public debt as its primary sources of funding for acquisition, development, expansion and renovation of properties. Cabot L.P. may also consider preferred and common equity financing when such financing is available on attractive terms.

   In March 1998, Cabot L.P. executed the Acquisition Facility, which is a $325 million unsecured revolving line of credit, with Morgan Guaranty Trust Company of New York as lead agent to a syndicate of banks. The acquisition facility is used to fund property acquisitions, development activities, building expansions, tenant leasing costs and other general corporate purposes. The acquisition facility contains certain restrictions and requirements such as total debt-to-assets, debt service coverage, minimum unencumbered assets to unsecured debt ratios and other limitations. Cabot L.P. believes cash flow from operations not distributed to unitholders will be sufficient to cover tenant allowances and costs associated with renewal or replacement of current tenants as their leases expire and recurring non-incremental revenue generating capital expenditures.

   In the normal course of operations, as of March 8, 1999, Cabot L.P. has purchased approximately $5.4 million of real estate assets in 1999 and has commitments to purchase $71.2 million of additional real estate assets. The completed real estate assets acquisitions were primarily funded through acquisition facility borrowings.

   As of December 31, 1998, Cabot L.P. had $48.2 million of fixed rate debt secured by properties, $200.0 million of unsecured variable rate borrowings under its acquisition facility and a 22% debt-to-total market capitalization ratio. The debt-to-total market capitalization ratio is calculated based on Cabot L.P.'s total consolidated debt as a percentage of the market value of outstanding units of Cabot L.P. The value of the units which is based on the market price of the common shares of Cabot Trust into which the units are convertible, plus total debt. In addition, in February 1999, Cabot L.P. borrowed $87.6 million, secured by properties, the proceeds of which borrowing were used to repay a portion of the outstanding balance under the acquisition facility.

   Cabot L.P. entered into an interest rate collar arrangement relating to its LIBOR-based acquisition facility for a notional amount of $140 million for the period January 1, 1999, through February 15, 1999. The arrangement is intended to result in limiting the variable LIBOR component of Cabot L.P.'s interest cost on an equivalent amount of borrowings to the range of 5.05% to 6.25% per annum. Cabot L.P. has also entered into an interest rate hedge transaction involving the future sale of $100 million of Treasury securities based on a rate of approximately 5.54% for such securities in anticipation of a future debt issuance of at least $100 million with a maturity of 10 years At the March 31, 1999 contractual settlement date for this transaction, Cabot L.P. paid $2.5 million to its counter party in the transaction, reflecting the decrease in Treasury security yields since the July 1998 commencement of the transaction. Because an offering of the size and maturity contemplated was not completed by the time of, or shortly after, the March 31, 1999 settlement date of the transaction, Cabot L.P. will record the amount of this payment as a loss in 1999.

   Cash and cash equivalents totaled $2.3 million at December 31, 1998. This was the result of $78.7 million of cash generated from operating activities and $322.4 million provided by financing activities, reduced by $398.8 million used for investing activities.

Year 2000

   Cabot L.P. has assessed its Year 2000 readiness with respect to its internal accounting and information systems. Cabot L.P. also has contacted its significant vendors, including banks and software providers, to determine whether those vendors are satisfactorily addressing the Year 2000 problem with respect to the products and services they provide to Cabot L.P. No significant issues or costs of remediation have been identified with respect to such systems or vendors. Cabot L.P. has also completed its review of its other internal systems, including property-related systems, such as elevators and heating, ventilation and air conditioning systems, and has developed a Year 2000 remedial plan to address issues identified in that review, none of which are considered by Cabot L.P. to be material. Remediation costs to date have not been material, and Cabot L.P. does not expect any significant issues or remediation costs as a result of completion of its remedial plan due to the relatively uncomplicated nature of its industrial properties and the general nature of its leases, which in many instances provide for the reimbursement of costs from its tenants. Cabot L.P. believes that there will be no direct material effects on its operating performance or results of operations from the Year 2000 problem as it relates to Cabot L.P.'s internal systems and significant vendors. Cabot L.P. further believes that adequate alternative service providers will be available to it if any of its vendors experience unexpected difficulties as a result of Year 2000 systems failures and, accordingly, has not established any specific contingency plans in this regard. It is not possible to quantify any potential indirect effects that may result from the lack of Year 2000 readiness on the part of third parties, including tenants, with whom Cabot L.P. conducts its business.

Inflation

   Substantially all of the leases of the Cabot L.P. properties require the tenant to pay, as additional rent, either all real estate taxes and operating expenses or all increases in real estate taxes and operating expenses over a base amount. In addition, many of such leases provide for fixed or indexed increases, based on the consumer price index or other measures, in base rent. Management believes that inflationary increases in operating expenses will be off-set, in part, by these expense reimbursements and contractual rent increases.

                         INDEX TO FINANCIAL STATEMENTS

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                                                                          Page
                                                                          ----
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheet as of December 31, 1998 and 1997..............  F-3
Consolidated Statement of Operations for the year ended December 31,
 1998....................................................................  F-4
Consolidated Statement of Partners' Equity for the year ended December
 31, 1998................................................................  F-5
Consolidated Statement of Cash Flows for the year ended December 31,
 1998....................................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
Schedule III--Real Estate and Accumulated Depreciation................... F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
 Cabot Industrial Properties, L.P.:

   We have audited the accompanying consolidated balance sheet of Cabot Industrial Properties, L.P. and subsidiaries (Cabot L.P.), a Delaware Limited Partnership, as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' equity, and cash flows for the year ended December 31, 1998 (Note 1). These financial statements are the responsibility of Cabot L.P.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cabot L.P. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 9, 1999
(except with respect to the matters
discussed in Note 13, as to which
the date is March 31, 1999).

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                           CONSOLIDATED BALANCE SHEET

                                 (in thousands)

                                                            As of December 31,
                                                            ----------------------
                                                               1998       1997
                                                            -----------  ---------
                                    ASSETS:
INVESTMENT IN REAL ESTATE:
Land....................................................... $   199,145  $   --
Buildings..................................................     873,530      --
Less: Accumulated Depreciation.............................     (17,290)     --
                                                            -----------  -------
  Net Rental Properties.................................... $ 1,055,385      --
Properties under Development...............................      23,108      --
                                                            -----------  -------
                                                            $ 1,078,493  $   --
                                                            -----------  -------
OTHER ASSETS:
Cash and Cash Equivalents.................................. $     2,301  $     1
Rents and Other Receivables,
 net of reserve for uncollectible accounts of $312.........       2,872      --
Deferred Rent Receivable...................................       2,638      --
Deferred Lease Acquisition Costs, Net......................      17,362      --
Deferred Financing Costs, Net..............................       1,255      --
Investment in and Advances to Related Party................         582      --
Other Assets...............................................       5,067    3,480
                                                            -----------  -------
TOTAL ASSETS............................................... $ 1,110,570  $ 3,481
                                                            ===========  =======
                       LIABILITIES AND PARTNERS' EQUITY:
LIABILITIES:
Mortgage Debt.............................................. $    48,206  $   --
Line of Credit Borrowings..................................     200,000      --
Accounts Payable...........................................         511    2,255
Accrued Real Estate Taxes..................................       7,309      --
Distributions Payable......................................      14,134      --
Due to Related Party.......................................         --     1,225
Tenant Security Deposits and Prepaid Rents.................       4,956      --
Other Liabilities..........................................      18,156      --
                                                            -----------  -------
                                                            $   293,272  $ 3,480
                                                            -----------  -------
COMMITMENTS AND CONTINGENCIES (Note 11)
PARTNERS' EQUITY:
General Partner's Equity................................... $   348,987  $     1
Limited Partners' Equity...................................     468,311      --
                                                            -----------  -------
TOTAL PARTNERS' EQUITY..................................... $   817,298  $     1
                                                            -----------  -------
TOTAL LIABILITIES AND PARTNERS' EQUITY..................... $ 1,110,570  $ 3,481
                                                            ===========  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                 (in thousands, except unit and per unit data)

                                                              For the Year Ended
                                                              December 31, 1998
                                                                 (see Note 1)
                                                              ------------------
REVENUES:
Rental Income................................................    $    89,044
Tenant Reimbursements........................................         13,381
                                                                 -----------
                                                                 $   102,425
                                                                 -----------
EXPENSES:
Property Operating...........................................    $     6,579
Property Taxes...............................................         11,843
Depreciation and Amortization................................         20,913
General and Administrative...................................          6,815
Interest.....................................................          7,009
                                                                 -----------
    Total Expenses...........................................    $    53,159
                                                                 -----------
Gain on Sale of Real Estate..................................    $       572
Interest and Other Income....................................          1,120
                                                                 -----------
Net Income...................................................    $    50,958
                                                                 ===========
Earnings per Unit:
  Basic......................................................    $      1.17
                                                                 ===========
  Diluted....................................................    $      1.17
                                                                 ===========
Weighted Average Units:
  Basic......................................................     43,493,198
                                                                 ===========
  Diluted....................................................     43,586,876
                                                                 ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

                 (in thousands, except unit and per unit data)

                                                                       Total
                                    Partnership  General   Limited   Partners'
                                       Units     Partner   Partners   Equity
                                    -----------  --------  --------  ---------
Balance, December 31, 1997.........         50   $      1  $    --   $      1
Issuance of Units.................. 43,576,149    349,302   469,965   819,267
Repurchase of Units................    (85,727)      (205)   (1,513)   (1,718)
Net income.........................        --      21,766    29,192    50,958
Distributions ($1.177 per unit)....        --     (21,877)  (29,333)  (51,210)
                                    ----------   --------  --------  --------
Balance, December 31, 1998......... 43,490,472   $348,987  $468,311  $817,298
                                    ==========   ========  ========  ========



  The accompanying notes are an integral part of these consolidated financial statements.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (in thousands)

                                                             For the Year Ended
                                                             December 31, 1998
                                                                (see Note 1)
                                                             ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.................................................      $  50,958
Adjustments to reconcile net income to cash provided by op-
 erating activities:
  Depreciation and Amortization............................         20,913
  Straight Line Rent.......................................         (2,638)
  Amortization of Deferred Financing Costs.................            466
  Company's Share of Net Income of Cabot Advisors..........           (231)
  Gain on Sale of Real Estate..............................           (572)
  Increase in Rents and Other Receivables..................         (2,872)
  Increase in Accounts Payable.............................            406
  Increase in Other Assets.................................         (2,877)
  Increase in Accrued Real Estate Taxes....................          7,309
  Increase in Tenant Security Deposits and Prepaid Rents...          4,956
  Increase in Other Liabilities............................          2,908
                                                                 ---------
    Net Cash Provided by Operating Activities..............      $  78,726
                                                                 ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Investments in Real Estate....................      $(376,816)
Construction-in-Progress...................................        (19,532)
Purchases of Lease Acquisition Costs.......................         (3,059)
Increases in Lease Acquisition Costs.......................         (3,798)
Improvements to Real Estate................................           (458)
Acquisition Deposits.......................................         (1,579)
Proceeds from Sale of Real Estate..........................          6,874
Advances to Cabot Advisors.................................           (351)
Purchases of Furniture, Fixtures and Equipment.............            (76)
                                                                 ---------
    Net Cash Used in Investing Activities..................      $(398,795)
                                                                 ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in Deferred Financing Costs.......................      $  (1,721)
Increase in Other Assets...................................           (490)
Debt Principal Repayments..................................        (14,232)
Line of Credit Borrowings, net.............................        200,000
Partner Contributions......................................        177,606
Repurchase of Partnership Units............................         (1,718)
Distributions paid to Unitholders..........................        (37,076)
                                                                 ---------
    Net Cash Provided by Financing Activities..............      $ 322,369
                                                                 ---------
    Net Increase in Cash and Cash Equivalents..............      $   2,300
                                                                 ---------
CASH AND CASH EQUIVALENTS-BEGINNING OF YEAR................              1
CASH AND CASH EQUIVALENTS-END OF YEAR......................      $   2,301
                                                                 =========
Cash paid for interest, net of amounts capitalized.........      $   5,771
                                                                 =========

DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

   In conjunction with the Offering and Formation Transactions, Cabot L.P. assumed $18,413 of indebtedness and issued 33,850,000 Partnership Units in exchange for real estate assets and the advisory business of Cabot Partners valued at $659,021 and $77, respectively.

   In conjunction with the acquisitions of certain real estate, Cabot L.P. assumed $44,025 of indebtedness and issued Units valued at $2,268.

   At December 31, 1998, accrued capital expenditures (including amounts included in accounts payable) totaled $7,243, accrued development costs totaled $3,576 and accrued offering costs totaled $1,290.

  The accompanying notes are an integral part of these consolidated financial statements.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1. General

 Organization

   Cabot Industrial Properties, L.P. ("Cabot L.P.") a Delaware limited partnership, was formed on October 10, 1997. The general partner of Cabot L.P. is Cabot Industrial Trust ("Cabot Trust"), a Maryland real estate investment trust which was also formed on October 10, 1997. As the general partner of Cabot L.P., Cabot Trust has the exclusive power under the agreement of limited partnership to manage and conduct the business of Cabot L.P. Cabot Trust is a fully-integrated, internally-managed real estate company formed to continue and expand the national real estate business of Cabot Partners Limited Partnership ("Cabot Partners"). Cabot Trust expects to qualify as a real estate investment trust (a REIT) for federal income tax purposes. Since Cabot L.P. was formed on October 10, 1997, and did not begin operations until February 4, 1998 (see The Formation Transactions below), the results for the year ended December 31, 1998, represent activity for 331 days, or approximately 11 months.

 The Formation Transactions

   On February 4, 1998, under a Contribution Agreement executed by Cabot Trust, Cabot L.P., Cabot Partners, and various other contributors, 122 industrial real estate properties, certain real estate advisory contracts and other assets were
(i) contributed to Cabot L.P. in exchange for Units in Cabot L.P. that may, subject to certain restrictions, be exchanged for common shares of Cabot Trust or (ii) contributed to Cabot Trust in exchange for common shares. The properties contributed to Cabot Trust were concurrently contributed by it to Cabot L.P. in exchange for the number of general partnership Units in Cabot L.P. equal to the number of common shares exchanged for the property.

   Cabot L.P. contributed the real estate advisory contracts to Cabot Advisors, Inc. ("Cabot Advisors") and received 100% of the non-voting preferred stock of Cabot Advisors, which entitles it to 95% of Cabot Advisors' net operating cash flow. All of the common stock of Cabot Advisors is owned by an officer of Cabot Trust.

   At December 31, 1998, Cabot Trust owned 42.7% of Cabot L.P. The remaining 57.3% was owned by investors that elected to receive Partnership Units.

 The Offerings

   On February 4, 1998, Cabot Trust completed the offering of 8,625,000 common shares at an offering price of $20.00 per share. In addition, Cabot Trust issued 1,000,000 common shares in a private offering at $20.00 per share (collectively, the "Offerings"). Cabot Trust contributed the net proceeds of the Offerings to Cabot L.P. in exchange for the number of general partnership interests in Cabot L.P. equal to the number of common shares sold in the Offerings.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of Cabot L.P. and its subsidiaries over which it exercises control. All significant intercompany accounts and transactions have been eliminated in consolidation.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Investment in Real Estate

   Investments in real estate are carried at cost, less accumulated depreciation. It is Cabot L.P.'s policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. No impairment adjustments have been made as a result of this review process during 1998.

   Investments in real estate are primarily depreciated over 40 years using the straight-line method. Expenditures for ordinary maintenance and repairs are charged to operations as incurred. Significant building renovations and improvements that extend the useful life of or improve the assets are capitalized.

 Cash Equivalents

   Cabot L.P. considers all short-term investments with a maturity of three months or less to be cash equivalents.

 Capitalization of Costs

   Cabot L.P. has capitalized as deferred costs certain expenditures related to the financing and leasing of its properties. Capitalized loan fees are amortized over the term of the related loans and lease acquisition costs are amortized over the term of the related leases, or the estimated useful life of the improvement, if shorter. Deferred Lease Acquisition Costs and Deferred Financing Costs included in the accompanying consolidated balance sheet are presented net of accumulated amortization totaling $3,487,000 and $466,000, respectively, as of December 31, 1998.

 Investment in Cabot Advisors

   Cabot L.P.'s investment in Cabot Advisors is accounted for using the equity method. Under the equity method of accounting, Cabot L.P.'s pro rata share of Cabot Advisors' income (loss) is recorded as an increase (decrease) in the carrying value of its investment, and any distributions received are recorded as decreases in the carrying value.

 Rental Income

   All leases are classified as operating leases. Certain leases provide for tenant occupancy during periods for which no rent is due and minimum rent payments that increase during the term of the lease. Cabot L.P. records rental income for the full term of each lease on a straight-line basis. The resulting Deferred Rent Receivable represents the amount due from tenants, net of reserves, which Cabot L.P. expects to collect over the remaining life of the leases rather than currently. Deferred rental revenue is not recognized for income tax purposes until received.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


 Interest Rate Protection Agreements

   Cabot L.P. uses various types of interest rate protection agreements from time to time to manage its exposures to interest rate risk. During 1998, Cabot L.P. used interest rate collar agreements to manage a portion of the interest rate risk arising from its LIBOR-based acquisition facility and may, in the future, use interest rate cap agreements or other types of agreements. The collar agreements effectively limited the LIBOR interest cost of a portion of the outstanding balance on the acquisition facility to a specified interest rate range by requiring Cabot L.P.'s counter party to pay amounts to Cabot L.P. to the extent LIBOR increased above the ceiling of the specified range and requiring Cabot L.P. to make payments to the counter party to the extent LIBOR declined below the floor of the range. Cabot L.P. accounts for such agreements on the accrual method. Amounts to be received from or paid to the counter parties of the agreements are accrued during the period to which amounts relate and are reflected as increases or decreases in interest expense. The related amounts payable to the counter parties are included in accounts payable in the accompanying balance sheet.

   In anticipation of a future debt issuance with a maturity of ten years, Cabot L.P. has also entered into interest rate hedge transactions commonly known as "Treasury locks" involving the future sale of Treasury Securities based at a specified yield for such securities. The fair values of these interest rate protection agreements are not recognized in the accompanying financial statements since the agreements are accounted for as hedges until such time as the related financing transaction is consummated or no longer probable.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". The new statement is effective for fiscal years beginning after June 15, 1999; earlier adoption is allowed. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Cabot L.P. is currently evaluating the impact of this Statement and does not anticipate a material effect on its results of operations or financial position resulting from the adoption of SFAS No. 133 due to its relatively limited use of derivative instruments.

3. Acquisitions of Real Estate Investments

   In accordance with generally accepted accounting principles, Cabot L.P. has accounted for the Formation Transactions using the purchase method of accounting. As such, the assets acquired and liabilities assumed in connection with the Formation Transactions are recorded at the fair value of the consideration surrendered and liabilities assumed, except for the net assets contributed by Cabot Partners, the sponsor and organizer, which were recorded at their historical cost basis. The acquisition cost was then allocated to all identifiable assets based upon their individual estimated fair market values.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


   The following is a summary of the acquisition costs recorded in connection with the Formation Transactions:

                                                                     (in 000's)
                                                                     ----------
   Fair value of Cabot L.P.'s Units, based on the February 4, 1998 value of $20 per Unit, issued to the contributing investors
    (except Cabot Partners) and to Cabot Trust......................  $640,608
   Value of Partnership Units issued to Cabot Partners, recorded at
    carryover historical cost basis.................................        77
   Mortgage debt assumed............................................    18,413
   Other acquisition costs and liabilities assumed..................     8,713
                                                                      --------
   Total acquisition cost basis.....................................  $667,811
                                                                      ========
   Acquisition cost basis allocated to:
     Land...........................................................  $129,877
     Buildings......................................................   525,471
     Lease Acquisition Costs........................................    12,412
                                                                      --------
   Acquisition cost basis allocated to Real Estate as a result of the Formation Transactions......................................  $667,760
   Acquisition cost basis allocated to Other Net Assets.............        51
                                                                      --------
   Total cost basis allocated.......................................  $667,811
                                                                      ========

   Subsequent to the Formation Transactions, Cabot L.P. acquired 84 properties with an aggregate of approximately 9.6 million net rentable square feet. The aggregate purchase price for the 84 properties was $426.2 million, including $44.0 million of debt assumed and issuance of $2.3 million in Units of Cabot L.P.

4. Debt

 The Acquisition Facility

   On March 16, 1998, Cabot L.P. entered into a $325 million unsecured revolving line of credit (the "Acquisition Facility"). The Acquisition Facility matures on March 16, 2001, and the interest rate ranges from LIBOR plus 75 basis points to LIBOR plus 125 basis points depending on Cabot L.P.'s loan-to-value ratio. At December 31, 1998, outstanding borrowings under the Acquisition Facility were $200 million and the interest rate was LIBOR plus 100 basis points, or 6.60%. The weighted average coupon interest rate on the Acquisition Facility was 6.58% for the year ended December 31, 1998, including the effect of the interest rate collar arrangements described below. The Acquisition Facility is intended to be used to acquire and develop properties and for working capital purposes.

   Cabot L.P. has entered into an interest rate collar arrangement relating to its LIBOR-based Acquisition Facility for a notional amount of $140 million for the period from January 1, 1999, through February 15, 1999. The arrangement is intended to result in limiting the LIBOR component of Cabot L.P.'s interest rate on an equivalent amount of borrowings to the range of 5.05% to 6.25% per annum. Similar arrangements in effect during 1998 resulted in interest expense of $47,000. Cabot L.P. has also entered into an interest rate hedge transaction, which expires on March 31, 1999, involving the future sale of $100 million of Treasury Securities based on a rate of approximately 5.54% for such securities in anticipation of a future debt issuance with a maturity of 10 years. (See Note 9.)

 Mortgage Loans

   Cabot L.P. assumed certain loans in connection with the Formation Transactions and has assumed certain loans in conjunction with subsequent real estate acquisitions (the "Mortgage Loans"). The Mortgage Loans

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998

bear interest at annual coupon rates ranging from 7.95% to 9.67% and are secured by certain of Cabot L.P.'s properties, with a net book value of $92.6 million as of December 31, 1998. Certain of the debt assumed in conjunction with the acquisition of properties bears a coupon interest rate which differed from the fair market value interest rate at the date of acquisition. In accordance with generally accepted accounting principles, such debt was recorded at fair market value and interest expense recorded in the accompanying consolidated statement of operations is adjusted based on the fair market interest rate at the date of purchase.

   Aggregate principal payments on Mortgage Loans at December 31, 1998, for the five years ending December 31 and thereafter are as follows:

                                                                      (in 000's)
                                                                      ----------
   1999..............................................................  $ 4,100
   2000..............................................................    4,165
   2001..............................................................    1,970
   2002..............................................................    6,648
   2003..............................................................    8,774
   Thereafter........................................................   22,549

5. Future Minimum Rents

   Future minimum rental receipts due on noncancelable operating leases for Cabot L.P.'s 206 industrial properties as of December 31, 1998, were as follows:

                                                                      (in 000's)
                                                                      ----------
   1999..............................................................  $102,913
   2000..............................................................    87,579
   2001..............................................................    74,617
   2002..............................................................    56,279
   2003..............................................................    39,762
   Thereafter........................................................    94,594

   Cabot L.P. is subject to the usual business risks associated with the collection of the above-scheduled rents. The above amounts do not include additional rental receipts that will become due as a result of the expense reimbursement and escalation provisions in the leases. In addition, Cabot L.P.'s minimum future rental receipts related to non-industrial properties total $2.3 million.

6. Income Taxes

   No provision for federal and state income taxes has been recorded relating to Cabot L.P. as the partners report their respective share of the net taxable income on their individual tax returns.

7. Employee Benefit Plans

   Cabot Trust has adopted the Cabot Industrial Trust Long Term Incentive Plan (the "Plan") for the purpose of attracting and retaining highly qualified executive officers, Trustees and employees. The Plan is administered by the Executive Compensation Committee of the Board of Trustees, except that the Board of Directors of Cabot Advisors or a committee thereof selects those employees of Cabot Advisors who are eligible for awards under the Plan (in either case, the Administrator). Officers and other employees of Cabot Trust, Cabot L.P. and designated subsidiaries and members of the Board of Trustees who are not employees of Cabot Trust are eligible to participate.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


   Options are awarded to Trustees or employees of Cabot Trust in the form of Common Shares and to employees of Cabot L.P. or Cabot Advisors in the form of Units. The Plan, at December 31, 1998, authorizes the issuance of up to 4,347,500 Common Shares and Units. The number of Common Shares and Units available may increase each January 1 to an amount equal to 10% of the aggregate number of outstanding Common Shares and Units on such date, and therefore, currently the Plan authorizes the issuance of up to 4,349,047 Common Shares and Units. The Plan provides for the grant of (i) Common Share options intended to qualify as incentive options under Section 422 of the Code, (ii) Common Share options and Unit options not intended to qualify as incentive options under Section 422 of the Code and
(iii) dividend equivalent rights and distribution equivalent rights (collectively, "DEUs") which entitle a Participant to be credited with additional Common Share or Unit rights.

   In connection with the grant of options under the Plan, other than options to Non-employee Trustees, the Administrator determines the terms of the option, including the option exercise price, any vesting requirements and whether a DEU shall be awarded. The Administrator has authority to award options at less than fair market value but at this time has no intention of doing so. The options granted under the Plan during 1998 have ten-year terms and become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration of vesting upon a change in control of Cabot Trust (as defined in the Plan). DEUs entitle an option holder to an award of additional shares or units with a positive intrinsic value calculated using a formula that is based on the difference, if any, between the annual distribution rate on the Units and Common Shares versus the average dividend rate on stocks included in the S&P 500 index. DEUs vest on the same vesting schedule as the underlying option and entitle the holder to a share or unit at the earlier of the year of exercise, or the year of expiration, of the underlying option. The options granted in 1998 were generally awarded with DEUs, which resulted in compensation expense of approximately $400,000.

   To the extent an option has not become exercisable at the time of the holder's termination of employment, it will be forfeited unless the Administrator has previously exercised its reasonable discretion to make such option exercisable, and all vested options which are not exercised by the expiration date described in the Plan will be forfeited. Any Common Shares or Units subject to an option which is forfeited (or which expires without exercise) will again be available for grant under the Plan.

   A summary of Cabot Trust's option activity is as follows:

                                                                1998
                                                     ---------------------------
                                                                     Weighted
                                                      Number of      Average
                                                     Shares/Units Exercise Price
                                                     ------------ --------------
Options outstanding, beginning of year..............        --           --
  Granted...........................................  3,195,015       $20.04
  Exercised.........................................        --           --
  Forfeited.........................................    (68,400)      $20.00
                                                      ---------       ------
Options outstanding, end of year....................  3,126,615       $20.04
                                                      =========       ======
Distribution Equivalent Units, end of year..........     89,384       $  --
                                                      =========       ======
Options exercisable.................................        --           --
                                                      =========       ======
Options available for grant.........................  1,131,501          --
                                                      =========       ======

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


   A summary of the status of Cabot Trust's options at December 31, 1998, is as follows:

                                               Options Outstanding
                                   --------------------------------------------
                                                Weighted Average    Weighted
                                    Number of      Remaining        Average
Range of Exercise Prices           Shares/Units Contractual Life Exercise Price
------------------------           ------------ ---------------- --------------
$17.00--$19.99....................    973,015      9.95 years        $19.76
$20.00............................  2,028,100      9.10 years        $20.00
$20.01--$24.16....................    125,500      9.37 years        $22.90

   Substantially all options granted pursuant to the plan during 1998 related to Cabot L.P.

 Pro Forma Stock-based Compensation Expense

   In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, Cabot L.P. has elected to apply APB Opinion No. 25 to account for its stock-based compensation plans. Accordingly, except for the distribution equivalent units as described above, no compensation cost has been recognized for Cabot Trust's Long Term Incentive Plan as the option prices at the date of grant were equal to market prices. Had compensation cost for awards in 1998 under Cabot Trust's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method set forth under SFAS No. 123, the effect on Cabot L.P.'s net income and earnings per share would have been as follows:

   Net income:
     As reported................................................... $50,958,000
     Pro forma.....................................................  49,761,000
   Basic earnings per unit:
     As reported................................................... $      1.17
     Pro forma.....................................................        1.14
   Diluted earnings per unit:
     As reported................................................... $      1.17
     Pro forma.....................................................        1.14

   Pro forma compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.

   The weighted average fair value per unit of options granted was $2.58 in 1998. The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                        1998
                                                                     ----------
   Expected volatility..............................................   20.66%
   Risk-free interest rate.......................................... 4.52--5.60%
   Expected life of options.........................................  7 years
   Expected dividend yield..........................................    6.2%

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because Cabot L.P.'s employee Unit options have characteristics significantly different from those of traded options, and because

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998

changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of fair value of its employee Unit options.

 401(k) Savings Plan

   The Cabot Savings Plan 401(k) covers eligible full-time employees of Cabot Trust, Cabot L.P., and their affiliates. Contributions to the plan are made by both the employee and employer. Employer contributions are based on the level of employee contributions. For this plan, Cabot L.P. contributed and charged to expense $44,000 in 1998.

8. Earnings per Unit

   In accordance with SFAS No. 128, "Earnings per Share", basic earnings per Unit have been computed by dividing net income by the weighted average number of Units outstanding during the period subsequent to Cabot L.P.'s commencement of operations (see Note 1).

   Diluted earnings per Unit have been computed considering the dilutive effect of the exercise of Unit options granted by Cabot L.P. Basic and diluted earnings per Unit were calculated as follows:

                                                                 Period ended
                                                               December 31, 1998
                                                                 (see Note 1)
                                                               -----------------
   Basic:
   Net Income.................................................    $50,958,000
                                                                  -----------
   Weighted Average Units.....................................     43,493,198
                                                                  -----------
   Basic Earnings per Unit....................................    $      1.17
                                                                  ===========
   Diluted:
   Net Income.................................................    $50,958,000
                                                                  -----------
   Weighted Average Units.....................................     43,493,198
   Effect of Unit Options.....................................         93,678
                                                                  -----------
                                                                   43,586,876
                                                                  -----------
   Diluted Earnings per Unit..................................    $      1.17
                                                                  ===========

9. Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires Cabot L.P. to disclose fair value information for all financial instruments, for which it is practicable to estimate fair value, whether or not recognized in the balance sheet. Cabot L.P.'s financial instruments, other than debt and interest rate protection agreements are generally short-term in nature and contain minimal credit risk. These instruments consist of cash and cash equivalents, rents and other receivables and accounts payable. The carrying amount of these assets and liabilities in the consolidated balance sheet approximate fair value.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


   The carrying amount and fair value of Cabot L.P.'s long-term obligations and off-balance-sheet financial instruments as of December 31, 1998, are as follows:

                                                      Carrying Amount Fair Value
                                                      --------------- ----------
                                                              (in 000's)
Long-term obligations:
  Mortgage loans payable.............................    $(48,206)     $(51,450)
Off-balance-sheet financial instruments:
  Interest rate protection agreements (liability)....         --       $ (6,734)

   Cabot L.P.'s mortgage loans are at fixed rates, which in certain cases differ from borrowing rates currently available to Cabot L.P. with similar terms and average maturities. The fair market values of Mortgage Loans were estimated using a valuation technique which discounts expected future cash flows to net present value. Cabot L.P.'s Acquisition Facility is at a variable rate, which results in a carrying value that approximates its fair value. The fair value of Cabot L.P.'s interest rate protection agreements is the estimated amount that Cabot L.P. would pay if it had terminated the contract as of December 31, 1998, taking into account the change in interest rates and the creditworthiness of the counterparties.

10. Cabot Advisors

   Cabot Advisors is responsible for various activities including management of Cabot L.P.'s properties and properties on behalf of third parties, as well as providing other real estate related services for third parties. Total management fees earned by Cabot Advisors related to Cabot L.P.'s properties are included in Property Operating Expenses in the accompanying consolidated statement of operations and amounted to $1,037,000.

   Summarized unaudited financial information for Cabot Advisors as of December 31, 1998, and for the year then ended, is as follows:

                                                               As of and for the
                                                                  Year Ended
                                                               December 31, 1998
                                                               -----------------
                                                                  (unaudited)
   Total assets...............................................    $1,103,553
   Total revenue..............................................    $3,280,664
   Net income.................................................    $  243,626
   Cabot L.P.'s share of net income...........................    $  231,445

   Cabot Advisors commenced operations on February 4, 1998, therefore, the results for the year ended December 31, 1998 represent activity for 331 days, or approximately 11 months. Cabot L.P.'s share of Cabot Advisors' net income is included in Interest and Other Income in the accompanying consolidated statement of operations.

11. Commitments and Contingencies

 Concentration of Credit Risk

   Cabot L.P. maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of Cabot L.P. believes the risk is not significant.

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998


 Environmental

   Cabot L.P., as an owner of real estate, is subject to various environmental laws of federal and local governments. All of Cabot L.P.'s properties were subject to Phase I Environmental Assessments, which consist of, among other things, a visual inspection of the property and its neighborhood and a review of pertinent public records. Compliance by Cabot L.P. with existing laws has not had a material adverse effect on Cabot L.P.'s consolidated financial condition or results of operations and management does not believe it will have such a material adverse effect in the future.

 Litigation

   Management of Cabot L.P. does not believe there is any litigation threatened against it other than routine litigation arising out of the ordinary course of business, some of which is expected to be covered by liability insurance, none of which is expected to have a material adverse effect on the consolidated operating results or financial position of Cabot L.P.

 Minimum Future Lease Obligations

   Minimum future lease obligations under noncancelable operating leases for each of the next five years ending December 31 and thereafter are as follows:

   1999.............................................................. $  588,000
   2000..............................................................    596,000
   2001..............................................................    590,000
   Thereafter........................................................        --
                                                                      ----------
                                                                      $1,774,000

   Cabot L.P. incurred rental expense of $192,000 for the year ended December 31, 1998. In addition, Cabot Advisors incurred rental expense of $181,000 for the year ended December 31, 1998. Cabot L.P.'s only significant leases are for its office space. The leases provide for the payment of base rent and reimbursement of operating expenses and real estate taxes over stated base amounts.

 Employment Agreements

   Senior executives have entered into employment agreements with Cabot Trust and Cabot L.P. Agreements with three of the senior executives are for an initial term of three years, and each year the term automatically extends an additional year unless terminated in advance. Agreements with four other senior executives are for an initial term of two years, and each year the term automatically extends an additional year unless terminated in advance. Each agreement provides for annual base compensation in amounts ranging from $175,000 to $265,000 ($1,385,000 in the aggregate in 1998) and an annual cash bonus to be determined by the Board of Trustees or the Executive Compensation Committee. The base annual compensation may be increased in subsequent years by action of the Board of Trustees or the Executive Compensation Committee. Each of the employment agreements provides for severance payments in the event of a change in control of Cabot Trust equal to three times the sum of the current base salary and the annual bonus paid for the preceding year and also provides for tax reimbursements in certain circumstances.

 Severance Agreements

   On December 17, 1998, Cabot Trust's Board of Trustees approved a retention and severance plan covering all full-time employees of Cabot Trust and its affiliates not covered by employment agreements which will

                       CABOT INDUSTRIAL PROPERTIES, L.P.

                               December 31, 1998

provide for six to twenty-one months of compensation to be paid, under certain circumstances, in the event of a change in control.

   As of December 31, 1998, total costs payable under the employment and severance agreements covering senior executives and other employees in the event of a change in control approximated $11 million.

12. Supplementary Quarterly Data

                                              (Unaudited, in 000's)
                                  ---------------------------------------------
                                  March 31, June 30, September 30, December 31,
                                   1998(1)    1998       1998          1998
                                  --------- -------- ------------- ------------
Rental income....................  $14,733  $26,159     $28,417      $33,116
Gain on sale of real estate......      --       --          --           572
Net income.......................    8,126   14,242      14,055       14,535
Earnings per unit, basic.........      .19      .33         .32          .33
Earnings per unit, diluted.......      .19      .33         .32          .33

--------
(1) Since Cabot L.P. did not begin operations until February 4, 1998, the results for the quarter ended March 31, 1998, represent activity for 56 days only.

13. Subsequent Events

   In February 1999, Cabot L.P. borrowed $87.6 million, secured by properties with a net book value of approximately $130 million. The borrowing has a fixed interest rate of 7.25% per annum and a 10-year term. Monthly installments of principal and interest are due based on a 25-year amortization rate, and any remaining balance outstanding is due at the end of the 10-year term. This borrowing is subject to various customary covenants. The proceeds from the borrowing were used to repay a portion of the balance outstanding under the Acquisition Facility.

   Subsequent to December 31, 1998, Cabot L.P. acquired the following industrial properties, which acquisitions were funded primarily through proceeds from the Acquisition Facility:

Property Location               Building Type       Square Feet Acquisition Cost
-----------------          ------------------------ ----------- ----------------
Farmers Branch, TX........ Multitenant Distribution   82,756       $3,250,000
Carrollton, TX............ Workspace                  56,531        2,180,000

   In addition, as of March 8, 1999, Cabot L.P. has entered into separate agreements to acquire 33 additional industrial properties with an estimated acquisition cost of $71.2 million.

   As discussed in Note 4, Cabot L.P. entered into an interest rate hedge transaction (the "hedge") involving the anticipated future sale of $100 million of Treasury securities. At March 31, 1999, the expiration date of the transaction, Cabot L.P. paid the counter party $2.5 million, reflecting the change in yield of such securities sold between the date the hedge was entered into and the expiration date. Failure, prior to the expiration of the hedge, to have substantially completed the anticipated debt offering contemplated at the initiation of the hedge, resulted in a loss of correlation and therefore Cabot L.P. will reflect the amount paid as a loss in the first quarter of 1999.

                       CABOT INDUSTRIAL PROPERTIES, L.P.
           Schedule III -- Real Estate and Accumulated Depreciation
                               December 31, 1998
                            (dollar amounts 000's)

                                                                             Costs Capitalized
                                                                               Subsequent to     Gross Amount Carried
                                                            Initial Cost        Acquisition     as of December 31, 1998
                                                         ------------------- ------------------ ----------------------------
                  Number of                      Encum-        Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings       Location       brances Land  Improvements  Land Improvements   Land        Improvements
----------------  ---------       --------       ------- ----- ------------- ---- ------------- ----------- ----------------
North 104th
Avenue..........       1    Tolleson, AZ          $  --  $ 651    $6,476     $--       $ 3      $       651    $      6,479
North 47th
Avenue..........       1    Phoenix, AZ             --     471     3,675     --        --               471           3,675
South 55th
Avenue..........       1    Phoenix, AZ             --     334     1,953     --         31              334           1,984
South 63rd
Avenue..........       1    Phoenix, AZ             --     528     4,471     --        --               528           4,471
South 84th
Avenue..........       1    Tolleson, AZ            --     553     6,067     --        --               553           6,067
West Van Buren..       1    Tolleson, AZ            --     475     6,224     --        --               475           6,224
South 41st
Avenue..........       2    Phoenix, AZ           8,561  1,261    10,524     --        --             1,261          10,524
South 49th
Avenue..........       1    Phoenix, AZ           2,463    787     3,069     --        --               787           3,069
44th Avenue.....       1    Phoenix, AZ             --     575     3,629     --        121              575           3,750
South 9th
Street..........       1    Phoenix, AZ           2,968  1,394     5,709     --        --             1,394           5,709
South 39th
Avenue..........       1    Phoenix, AZ           4,663    550     7,606     --        --               550           7,606
South 40th
Avenue..........       2    Phoenix, AZ           3,703  1,036     7,474     --        --             1,036           7,474
South 53rd
Avenue..........       1    Phoenix, AZ           2,426    226     3,667     --        --               226           3,667
South 40th
Avenue..........       1    Phoenix, AZ             --   1,131     5,680     --        --             1,131           5,680
East Encanto
Drive...........       1    Tempe, AZ               957    460     2,906     --        --               460           2,906
West Alameda
Drive...........       4    Tempe, AZ               --   1,000     4,572     --        --             1,000           4,572
South Priest
Drive...........       1    Tempe, AZ               --     813     3,140     --        147              813           3,287
DeForest
Circle..........       1    Mira Loma, CA           --   1,870     7,794     --        --             1,870           7,794
Santa Anita
Avenue..........       1    Rancho Cucamonga, CA    --   1,641     6,093     --        --             1,641           6,093
East Jurupa
Street..........       1    Ontario, CA             --   1,256     2,702     --         24            1,256           2,726
South
Rockefeller
Avenue..........       1    Ontario, CA             --   1,259     4,249     --        --             1,259           4,249
South Vintage
Avenue..........       2    Ontario, CA             --   4,026    12,031     --        --             4,026          12,031
Vintage Avenue..       1    Ontario, CA             --   2,139     7,224     --        --             2,139           7,224
San Fernando
Road............       1    Sun Valley, CA          --   2,612     7,118     --        --             2,612           7,118
Rowland Street..       1    City of Industry, CA    --   2,000     6,102     --        165            2,000           6,267
East Dyer Road..       1    Santa Ana, CA           --   8,160     6,172     --        --             8,160           6,172
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
North 104th
Avenue..........   $7,130     $(146)          1995   02/04/98    10-40
North 47th
Avenue..........    4,146       (88)          1986   02/04/98    10-40
South 55th
Avenue..........    2,318       (35)          1986   02/04/98    10-40
South 63rd
Avenue..........    4,999      (102)          1990   02/04/98    10-40
South 84th
Avenue..........    6,620      (141)          1989   02/04/98    10-40
West Van Buren..    6,699      (123)          1997   03/16/98    10-40
South 41st
Avenue..........   11,785       (73)          1985   09/22/98    10-40
South 49th
Avenue..........    3,856       (22)          1989   09/22/98    10-40
44th Avenue.....    4,325       (77)          1997   03/16/98    10-40
South 9th
Street..........    7,103       (84)          1983   06/30/98    10-40
South 39th
Avenue..........    8,156       (51)          1989   09/22/98    10-40
South 40th
Avenue..........    8,510       (50)          1990   09/22/98    10-40
South 53rd
Avenue..........    3,893       (25)          1987   09/22/98    10-40
South 40th
Avenue..........    6,811         0           1987   12/29/98    10-40
East Encanto
Drive...........    3,366       (57)          1990   03/17/98    10-40
West Alameda
Drive...........    5,572       (32)          1984   09/21/98    10-40
South Priest
Drive...........    4,100       (23)          1998   09/21/98    10-40
DeForest
Circle..........    9,664      (170)          1992   02/06/98    10-40
Santa Anita
Avenue..........    7,734      (149)          1988   02/04/98    10-40
East Jurupa
Street..........    3,982       (80)          1986   02/04/98    10-40
South
Rockefeller
Avenue..........    5,508      (109)          1986   02/04/98    10-40
South Vintage
Avenue..........   16,057      (308)          1986   02/04/98    10-40
Vintage Avenue..    9,363      (170)          1988   02/04/98    10-40
San Fernando
Road............    9,730      (130)          1980   04/07/98    10-40
Rowland Street..    8,267       (45)          1998   09/01/98    10-40
East Dyer Road..   14,332      (138)     1954/1965   02/04/98    10-40

                       CABOT INDUSTRIAL PROPERTIES, L.P.
     Schedule III -- Real Estate and Accumulated Depreciation (continued)
                               December 31, 1998
                            (dollar amounts 000's)

                                                                              Costs Capitalized
                                                                                Subsequent to      Gross Amount Carried
                                                             Initial Cost        Acquisition     as of December 31, 1998
                                                         -------------------- ------------------ ----------------------------
                  Number of                      Encum-         Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings       Location       brances  Land  Improvements  Land Improvements    Land       Improvements
----------------  ---------       --------       ------- ------ ------------- ---- ------------- ----------- ----------------
Industry
Circle..........       1    La Mirada, CA           --    1,802     3,325     --        --             1,802          3,325
East Santa Ana
Street..........       2    Ontario, CA           1,272   1,230     5,190     --        --             1,230          5,190
Jersey Court....       1    Rancho Cucamonga, CA    --      736     2,420     --        --               736          2,420
12th Street.....       1    Chino, CA               --      889     3,170     --        --               889          3,170
West Rincon
Street..........       1    Corona, CA              --    1,955     6,318     --        --             1,955          6,318
Artesia Avenue..       2    Fullerton, CA           --    1,186     3,208     --        --             1,186          3,208
Commonwealth
Avenue..........       1    Fullerton, CA           --      640     1,333     --        --               640          1,333
East Howell
Avenue..........       2    Anaheim, CA             --    1,382     3,242     --        --             1,382          3,242
Kovacs Lane.....       1    Huntington Beach, CA    --    1,750     6,243     --        --             1,750          6,243
Anza Drive......       3    Valencia, CA            --      588     1,460     --        --               588          1,460
Royal Avenue....       1    Simi Valley, CA         --      443     1,320     --        --               443          1,320
Union Place.....       2    Simi Valley, CA         --      915     4,032     --          6              915          4,038
Dornoch Court...       1    San Diego, CA           --    1,870     9,030     --        --             1,870          9,030
Avenida
Encinas.........       2    Carlsbad, CA            --    3,675     9,900     --        --             3,675          9,900
Airway Road.....       2    Otay Mesa, CA           --    1,301     6,460     --        --             1,301          6,460
Reed Avenue.....       2    West Sacramento, CA     --    1,837     5,843     --        --             1,837          5,843
Huntwood
Avenue..........       1    Hayward, CA             --      880     3,587     --        --               880          3,587
Brisbane
Industrial
Park............      14    Brisbane, CA            --   10,007    15,220     --          5           10,007         15,225
Pepes Farm
Road............       1    Milford, CT             --    1,637     6,533     --        --             1,637          6,533
Landstreet Road,
Building 1......       1    Orlando, FL             --    1,340    13,221     --          2            1,340         13,223
Kingspointe
Parkway.........       1    Orlando, FL             --      600     2,791     --          3              600          2,794
Orlando Central
Park............       6    Orlando, FL             --    7,083    31,176     --        113            7,083         31,289
Exchange Drive..       1    Orlando, FL             --      400     3,270     --         14              400          3,284
Boggy Creek
Road............       2    Orlando, FL             --      649     4,939     --        --               649          4,939
Landstreet
Road............       2    Orlando, FL             --      649     4,817     --        --               649          4,817
Boggy Creek
Road, Building
3...............       1    Orlando, FL             --      345     1,802     --        --               345          1,802
Highway 316.....       1    Dacula, GA              --    1,279    10,424     --        --             1,279         10,424
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
Industry
Circle..........    5,127       (17)        1966     10/21/98    10-40
East Santa Ana
Street..........    6,420       (80)        1990     05/20/98    10-40
Jersey Court....    3,156       (21)        1989     09/30/98    10-40
12th Street.....    4,059       (25)        1990     09/30/98    10-40
West Rincon
Street..........    8,273       (47)        1986     09/30/98    10-40
Artesia Avenue..    4,394       (73)        1991     02/04/98    10-40
Commonwealth
Avenue..........    1,973       (30)        1965     02/04/98    10-40
East Howell
Avenue..........    4,624       (75)        1968     02/04/98    10-40
Kovacs Lane.....    7,993       (84)        1988     06/17/98    10-40
Anza Drive......    2,048       (20)        1990     06/29/98    10-40
Royal Avenue....    1,763       (18)        1988     06/29/98    10-40
Union Place.....    4,953       (55)        1985     06/29/98    10-40
Dornoch Court...   10,900      (197)        1988     02/06/98    10-40
Avenida
Encinas.........   13,575      (225)        1972     02/04/98    10-40
Airway Road.....    7,761      (101)        1996     05/08/98    10-40
Reed Avenue.....    7,680      (133)        1988     02/04/98    10-40
Huntwood
Avenue..........    4,467       (90)        1982     02/04/98    10-40
Brisbane
Industrial
Park............   25,232      (350)        1968     02/04/98    10-40
Pepes Farm
Road............    8,170      (149)        1980     02/04/98    10-40
Landstreet Road,
Building 1......   14,563      (301)        1997     02/04/98    10-40
Kingspointe
Parkway.........    3,394       (64)        1991     02/04/98    10-40
Orlando Central
Park............   38,372      (747)        1983     02/04/98    10-40
Exchange Drive..    3,684       (36)        1979     07/30/98    10-40
Boggy Creek
Road............    5,588      (111)        1992     02/13/98    10-40
Landstreet
Road............    5,466      (102)        1997     02/13/98    10-40
Boggy Creek
Road, Building
3...............    2,147         0         1998     03/04/98    10-40
Highway 316.....   11,703      (228)        1989     02/06/98    10-40

                       CABOT INDUSTRIAL PROPERTIES, L.P.
     Schedule III -- Real Estate and Accumulated Depreciation (continued)
                               December 31, 1998
                            (dollar amounts 000's)

                                                                           Costs Capitalized
                                                                               Subsequent      Gross Amount Carried
                                                          Initial Cost       to Acquisition   as of December 31, 1998
                                                       ------------------- ------------------ ----------------------------
                  Number of                    Encum-        Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings      Location      brances Land  Improvements  Land Improvements   Land        Improvements
----------------  ---------      --------      ------- ----- ------------- ---- ------------- ----------- ----------------
Westgate
Parkway.........       1    Fulton County, GA    --    1,619     4,782     --          2            1,619           4,784
Atlanta
Industrial
Drive...........       1    Atlanta, GA          --    1,032     2,999     --         14            1,032           3,013
Westpark Drive..       2    Fulton County, GA    --    1,404     7,065     --        --             1,404           7,065
Cobb
International
Place...........       2    Kennesaw, GA         --      750     4,605     --          2              750           4,607
South Royal
Drive...........       3    Tucker, GA           --    1,125     4,426     --        --             1,125           4,426
Town Park
Drive...........       2    Kennesaw, GA         --    1,089     4,716     --          3            1,089           4,719
Ambassador
Road............       1    Naperville, IL       --    1,060     6,738     --        101            1,060           6,839
Arthur Avenue...       1    Elk Grove, IL        --      747     5,877     --        --               747           5,877
Harvester
Drive...........       1    Chicago, IL          --      763     6,358     --        --               763           6,358
Mark Street.....       1    Wood Dale, IL        --    1,570     7,541     --        --             1,570           7,541
Remington
Street..........       1    Bolingbrook, IL      --      980     7,544     --        --               980           7,544
West 73rd
Street..........       3    Bedford Park, IL     --    2,540    20,809     --          6            2,540          20,815
North Raddant
Road............       1    Batavia, IL          --      931     5,977     --        --               931           5,977
High Grove
Lane............       1    Naperville, IL       --      800     3,156     --        --               800           3,156
Medinah Road....       2    Chicago, IL          --    2,936    17,471     --        --             2,936          17,471
Western Avenue..       1    Lisle, IL            --      700     2,241     --        --               700           2,241
Swenson Avenue..       1    St. Charles, IL      --      650     2,479     --        --               650           2,479
Feehanville
Drive...........       1    Mount Prospect, IL   --    1,043     3,819     --        --             1,043           3,819
Business Center,
Building 1......       1    Mount Prospect, IL   --      757     2,867     --        --               757           2,867
Tower Lane......       1    Bensenville, IL      --      740     4,040     --          1              740           4,041
Business Center,
Building 2......       1    Mount Prospect, IL   --    1,456     5,250     --        --             1,456           5,250
North State Rd.
#9..............       1    Howe, IN             --      239     6,583     --         32              239           6,615
Holton Drive....       1    Independence, KY     --    2,100     8,244     --        --             2,100           8,244
International
Way.............       1    Hebron, KY           --      663     4,897     --        --               663           4,897
Empire Drive....       1    Florence, KY         --      403     2,563     --        --               403           2,563
Spiral Drive....       2    Florence, KY         --      317     3,734     --        --               317           3,734
Airport Exchange
Drive...........       1    Erlanger, KY         --      744     3,769     --        --               744           3,769
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
Westgate
Parkway.........    6,403      (109)          1988   02/04/98    10-40
Atlanta
Industrial
Drive...........    4,045       (29)          1986   09/11/98    10-40
Westpark Drive..    8,469       (59)          1981   09/08/98    10-40
Cobb
International
Place...........    5,357       (91)          1996   03/13/98    10-40
South Royal
Drive...........    5,551       (94)          1987   02/27/98    10-40
Town Park
Drive...........    5,808       (73)          1995   03/31/98    10-40
Ambassador
Road............    7,899      (153)          1996   02/04/98    10-40
Arthur Avenue...    6,624      (103)          1978   02/04/98    10-40
Harvester
Drive...........    7,121      (145)          1974   02/04/98    10-40
Mark Street.....    9,111      (144)          1985   02/04/98    10-40
Remington
Street..........    8,524      (171)          1996   02/04/98    10-40
West 73rd
Street..........   23,355      (433)          1982   02/04/98    10-40
North Raddant
Road............    6,908       (58)          1991   08/31/98    10-40
High Grove
Lane............    3,956       (71)          1994   02/04/98    10-40
Medinah Road....   20,407      (400)          1986   02/04/98    10-40
Western Avenue..    2,941       (51)     1979/1985   02/04/98    10-40
Swenson Avenue..    3,129       (18)          1988   09/24/98    10-40
Feehanville
Drive...........    4,862       (73)          1987   03/31/98    10-40
Business Center,
Building 1......    3,624       (44)          1985   05/26/98    10-40
Tower Lane......    4,781       (49)          1977   07/14/98    10-40
Business Center,
Building 2......    6,706       (27)          1989   10/16/98    10-40
North State Rd.
#9..............    6,854      (151)          1988   02/04/98    10-40
Holton Drive....   10,344      (188)          1996   02/04/98    10-40
International
Way.............    5,560      (112)          1990   02/04/98    10-40
Empire Drive....    2,966       (63)          1991   02/04/98    10-40
Spiral Drive....    4,051       (66)          1988   03/19/98    10-40
Airport Exchange
Drive...........    4,513       (27)          1997   09/18/98    10-40

                       CABOT INDUSTRIAL PROPERTIES, L.P.
     Schedule III -- Real Estate and Accumulated Depreciation (continued)
                               December 31, 1998
                            (dollar amounts 000's)

                                                                               Costs Capitalized
                                                                                  Subsequent       Gross Amount Carried
                                                              Initial Cost       to Acquisition   as of December 31, 1998
                                                           ------------------- ------------------ ----------------------------
                  Number of                        Encum-        Buildings and      Buildings and              Buildings and
Property Name(s)  Buildings        Location        brances Land  Improvements  Land Improvements   Land        Improvements
----------------  ---------        --------        ------- ----- ------------- ---- ------------- ----------- ----------------
First Avenue....       1    Needham, MA               --   2,530     4,123     --        --             2,530           4,123
John Hancock
Road............       1    Taunton, MA             1,510    257     1,872     --        --               257           1,872
Technology
Drive...........       1    Auburn, MA                --     663     1,269     --        --               663           1,269
Oceano Avenue...       1    Jessup, MD                --   1,629     7,862     --        --             1,629           7,862
Tar Bay Drive...       1    Jessup, MD                --   1,415     6,475     --        --             1,415           6,475
Port Capital
Drive...........       1    Jessup, MD              1,307    900     4,106     --        --               900           4,106
The Crysen
Center..........       2    Jessup, MD                --   1,365     5,454     --        --             1,365           5,454
Guilford Road...       1    Annapolis Junction, MD    --   1,123     4,718     --        --             1,123           4,718
Bristol Court...       1    Jessup, MD                --     785     3,132     --        --               785           3,132
West Nursery
Road............       2    Linthicum, MD           3,504  1,019     6,749     --        --             1,019           6,749
Fontana Lane....       2    Baltimore, MD           4,531    915     5,771     --        --               915           5,771
Sysco Court.....       1    Grand Rapids, MI        2,038    354     1,788     --        --               354           1,788
Woodale Drive...       4    Mounds View, MN           --   2,835    17,455     --        --             2,835          17,455
Industrial Drive
South...........       1    Gluckstadt, MS            --     320     5,697     --        --               320           5,697
Reames Road.....       1    Charlotte, NC             --     365     2,922     --         21              365           2,943
Old Charlotte
Highway.........       1    Monroe, NC                --     833     4,196     --        --               833           4,196
Airport Road....       1    Monroe, NC                --     555     2,793     --        --               555           2,793
Birch Creek
Road............       1    Bridgeport, NJ            --     862     6,900     --        --               862           6,900
Herrod
Boulevard.......       1    South Brunswick, NJ       --   2,600    15,289     --        --             2,600          15,289
Pierce Street...       1    Franklin Township, NJ     --   1,400     6,716     --        --             1,400           6,716
South Middlesex
Avenue..........       2    Cranbury, NJ              --   2,700    12,532     --        --             2,700          12,532
Colony Road.....       2    Port Jersey, NJ           --   2,816    10,266     --        --             2,816          10,266
Industrial
Drive...........       3    Port Jersey, NJ           --   3,024    13,298     --        --             3,024          13,298
Port Jersey
Boulevard.......       2    Port Jersey, NJ           --   5,493    18,974     --        --             5,493          18,974
Pulaski
Boulevard.......       1    Port Jersey, NJ           --   1,769     5,572     --        --             1,769           5,572
Memorial Drive..       1    Franklin Township, NJ     --   1,859     4,844     --        --             1,859           4,844
New England
Avenue..........       1    Piscataway, NJ            --   1,350     2,423     --        --             1,350           2,423
                                            Date              Depreciable
                           Accumulated  Constructed/   Date      Lives
Property Name(s)  Total(1) Depreciation  Renovated   Acquired  in Years
----------------  -------- ------------ ------------ -------- -----------
First Avenue....    6,653       (94)     1961/1992   02/04/98    10-40
John Hancock
Road............    2,129       (41)          1986   02/04/98    10-40
Technology
Drive...........    1,932       (29)          1973   02/04/98    10-40
Oceano Avenue...    9,491      (180)          1987   02/04/98    10-40
Tar Bay Drive...    7,890      (148)          1990   02/04/98    10-40
Port Capital
Drive...........    5,006       (42)          1974   08/06/98    10-40
The Crysen
Center..........    6,819      (118)          1985   02/04/98    10-40
Guilford Road...    5,841       (50)          1989   08/03/98    10-40
Bristol Court...    3,917       (37)          1988   08/03/98    10-40
West Nursery
Road............    7,768       (50)          1989   08/03/98    10-40
Fontana Lane....    6,686       (57)          1988   08/03/98    10-40
Sysco Court.....    2,142       (40)          1985   02/04/98    10-40
Woodale Drive...   20,290      (347)          1992   03/31/98    10-40
Industrial Drive
South...........    6,017      (130)          1988   02/04/98    10-40
Reames Road.....    3,308       (67)          1994   02/04/98    10-40
Old Charlotte
Highway.........    5,029       (96)     1957/1972   02/04/98    10-40
Airport Road....    3,348       (64)     1957/1972   02/04/98    10-40
Birch Creek
Road............    7,762      (176)     1991/1997   02/04/98    10-40
Herrod
Boulevard.......   17,889      (350)          1989   02/04/98    10-40
Pierce Street...    8,116      (153)          1984   02/04/98    10-40
South Middlesex
Avenue..........   15,232      (286)          1989   02/04/98    10-40
Colony Road.....   13,082      (239)          1976   02/04/98    10-40
Industrial
Drive...........   16,322      (310)          1976   02/04/98    10-40
Port Jersey
Boulevard.......   24,467      (453)     1974/1982   02/04/98    10-40
Pulaski
Boulevard.......    7,341      (145)          1974   02/04/98    10-40
Memorial Drive..    6,703      (106)          1988   02/04/98    10-40
New England
Avenue..........    3,773       (36)     1975/1995   06/26/98    10-40

                       CABOT INDUSTRIAL PROPERTIES, L.P.
     Schedule III -- Real Estate and Accumulated Depreciation (continued)
                               December 31, 1998
                            (dollar amounts 000's)

                                                                               Costs Capitalized
                                                                                   Subsequent       Gross Amount Carried
                                                             Initial Cost        to Acquisition   as of December 31, 1998
                                                        ---------------------- ------------------ ----------------------------
                  Number of                     Encum-           Buildings and      Buildings and             Buildings and
Property Name(s)  Buildings      Location       brances   Land   Improvements  Land Improvements    Land       Improvements
----------------  ---------      --------       ------- -------- ------------- ---- ------------- ----------- ----------------
Equity Drive....       2    Columbus, OH            --     1,854      7,301    --          91           1,854         7,392
Westbelt Drive..       2    Columbus, OH            --     1,849     12,301    --           6           1,849        12,307
Dividend Drive..       1    Columbus, OH            --       449      3,712    --         --              449         3,712
International
Street..........       1    Columbus, OH            --       517      2,657    --         --              517         2,657
Port Road.......       2    Franklin County, OH     --     1,402     10,085    --         --            1,402        10,085
Twin Creek
Drive...........       1    Columbus, OH            --       702      3,416    --         --              702         3,416
International
Road............       2    Cincinnati, OH          --     2,041      9,833    --         --            2,041         9,833
Kingsley Drive..       2    Cincinnati, OH          --     2,766      9,519    --           8           2,766         9,527
Lake Forest
Drive...........       2    Blue Ash, OH            --     2,320      9,482    --         --            2,320         9,482
Creek Road......       1    Blue Ash, OH            --       902      2,790    --         --              902         2,790
Brackbill Blvd..       2    Mechanicsburg, PA     6,870    3,722     14,226    --         --            3,722        14,226
Cumberland
Parkway.........       1    Harrisburg, PA          --     1,851     11,317    --         --            1,851        11,317
Ritter Road.....       1    Mechanicsburg, PA     1,433      332      1,934    --         --              332         1,934
Pilot Drive.....       1    Memphis, TN             --     1,364      6,231    --         --            1,364         6,231
Airline Drive...       2    Coppell, TX             --     1,012      5,999    --         --            1,012         5,999
DFW Trade
Center..........       3    Grapevine, TX           --     5,273     45,755    --         141           5,273        45,896
Luna Road.......       1    Carrollton, TX          --     1,020      6,097    --         --            1,020         6,097
113th Street....       1    Arlington, TX           --       506      2,055    --         --              506         2,055
North Lake
Drive...........       1    Coppell, TX             --     1,165      4,914    --         --            1,165         4,914
10th Street.....       2    Plano, TX               --     1,677      6,532    --         --            1,677         6,532
Diplomat Drive,
Building 1......       1    Farmers Branch, TX      --       110      2,456    --         --              110         2,456
Oakville
Industrial
Park............       6    Alexandria, VA          --     5,720     13,736    --         --            5,720        13,736
Nokes
Boulevard.......       1    Sterling, VA            --     1,344      4,799    --         --            1,344         4,799
Kent West
Corporate Park
II..............       1    Kent, WA                --     2,528      9,256    --          17           2,528         9,273
Kent West
Corporate Park
I...............       4    Kent, WA                --     1,549      5,691    --          10           1,549         5,701
                     ---                        ------- --------   --------    ---     ------     -----------   -----------
                     206                        $48,206 $199,145   $872,441    $--     $1,089     $   199,145   $   873,530
                     ===                        ======= ========   ========    ===     ======     ===========   ===========
                                              Date              Depreciable
                             Accumulated  Constructed/   Date      Lives
Property Name(s)   Total(1)  Depreciation  Renovated   Acquired  in Years
----------------  ---------- ------------ ------------ -------- -----------
Equity Drive....       9,246       (166)      1980     02/04/98    10-40
Westbelt Drive..      14,156       (294)      1979     02/04/98    10-40
Dividend Drive..       4,161        (87)      1980     02/04/98    10-40
International
Street..........       3,174        (61)      1988     02/04/98    10-40
Port Road.......      11,487       (238)      1995     02/04/98    10-40
Twin Creek
Drive...........       4,118        (78)      1989     02/04/98    10-40
International
Road............      11,874       (247)      1990     02/04/98    10-40
Kingsley Drive..      12,293       (150)      1981     06/09/98    10-40
Lake Forest
Drive...........      11,802       (246)      1978     02/04/98    10-40
Creek Road......       3,692        (73)      1983     02/04/98    10-40
Brackbill Blvd..      17,948       (349)      1984     02/17/98    10-40
Cumberland
Parkway.........      13,168       (248)      1992     02/06/98    10-40
Ritter Road.....       2,266        (43)      1986     02/04/98    10-40
Pilot Drive.....       7,595       (143)      1987     02/04/98    10-40
Airline Drive...       7,011       (137)      1990     02/04/98    10-40
DFW Trade
Center..........      51,169       (964)      1996     02/04/98    10-40
Luna Road.......       7,117       (139)      1997     02/04/98    10-40
113th Street....       2,561        (47)      1979     02/04/98    10-40
North Lake
Drive...........       6,079       (122)      1982     02/04/98    10-40
10th Street.....       8,209        (91)      1997     06/10/98    10-40
Diplomat Drive,
Building 1......       2,566        (56)      1997     02/04/98    10-40
Oakville
Industrial
Park............      19,456       (316)      1955     02/04/98    10-40
Nokes
Boulevard.......       6,143          0       1998     12/15/98    10-40
Kent West
Corporate Park
II..............      11,801       (212)      1989     02/04/98    10-40
Kent West
Corporate Park
I...............       7,250       (130)      1989     02/04/98    10-40
                  ---------- ------------
                  $1,072,675   $(17,290)
                  ========== ============

-----
(1) The aggregate cost for federal income tax purposes as of December 31, 1998 was approximately $1,057 million.

                       CABOT INDUSTRIAL PROPERTIES, L.P.
     Schedule III -- Real Estate and Accumulated Depreciation (continued)
                               December 31, 1998

                         Reconciliation of Real Estate

   The changes in total investment in real estate assets for the year ended December 31, 1998, are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                     (in 000's)
      Balance, Beginning of Year...................................  $      --
      Acquisitions.................................................   1,077,994
      Improvements.................................................       1,089
      Disposition of Assets........................................      (6,408)
                                                                     ----------
      Balance, End of Year.........................................  $1,072,675
                                                                     ==========

                  Reconciliation of Accumulated Depreciation

   The changes in accumulated depreciation for the year ended December 31, 1998, are as follows:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                                                                     (in 000's)
      Balance, Beginning of Year...................................   $   --
      Depreciation Expense.........................................    17,396
      Disposition of Assets........................................      (106)
                                                                      -------
      Balance, End of Year.........................................   $17,290
                                                                      =======